As filed with the Securities and Exchange Commission on May 11, 2004

Registration No. 333-107569

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Arch Western Finance, LLC

(Exact name of registrant as specified in its charter)

Delaware	1211	43-1811130
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One CityPlace Drive, Suite 300

St. Louis, Missouri 63141
(314) 994-2700
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Robert G. Jones

Vice President — Law, General Counsel and Secretary
Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ronald D. West Kirkpatrick & Lockhart LLP Henry W. Oliver Building 535 Smithfield Street Pittsburgh, Pennsylvania 15222-2312 Telephone: (412) 355-6500

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Address, Including Zip
	State or Other	I.R.S.	Code, and Telephone
	Jurisdiction	Employer	Number, Including Area
Exact Name of Registrant	of Incorporation	Identification	Code, of Registrant’s
as Specified in its Charter	or Organization	No.	Principal Executive Offices

Arch Western Resources, LLC	Delaware	43-1811130	One CityPlace Drive, Suite 300 St. Louis, Missouri 63141 (314) 994-2700

Arch of Wyoming, LLC	Delaware	43-1811130	One CityPlace Drive, Suite 300 St. Louis, Missouri 63141 (314) 994-2700

Mountain Coal Company, L.L.C.	Delaware	43-1811130	One CityPlace Drive, Suite 300 St. Louis, Missouri 63141 (314) 994-2700

Thunder Basin Coal Company, L.L.C.	Delaware	43-1811130	One CityPlace Drive, Suite 300 St. Louis, Missouri 63141 (314) 994-2700

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NOTICE TO ALL NEW HAMPSHIRE RESIDENTS
SUMMARY
Arch Western Resources, LLC
Arch Western Finance, LLC
Arch Coal, Inc.
The Exchange Offer
Summary of the Terms of the Registered Notes
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
ARCH WESTERN SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
ARCH WESTERN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Outlook
Liquidity and Capital Resources
Off-Balance Sheet Arrangements
Contractual Obligations
Contingencies
Critical Accounting Policies
BUSINESS
Environmental and Regulatory Factors
ARCH WESTERN FINANCE, LLC
ARCH COAL, INC.
MANAGEMENT
GOVERNING DOCUMENTS AND CERTAIN OTHER AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
THE EXCHANGE OFFER
DESCRIPTION OF THE REGISTERED NOTES
EXCHANGE OFFER; REGISTRATION RIGHTS
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF SELECTED MINING TERMS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED STATEMENTS OF NON-REDEEMABLE MEMBERS’ EQUITY Three years ended December 31, 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. Redeemable Equity Interests
4. Nonrecurring Revenues and Expenses
5. Investment in Canyon Fuel
6. Other Comprehensive Income
7. Accrued Expenses
8. Debt and Financing Arrangements
9. Fair Values of Financial Instruments
10. Mineral Lease Rights
11. Accrued Workers’ Compensation
12. Employee Benefit Plans
13. Asset Retirement Obligations
14. Concentration of Credit Risk and Major Customers
15. Related Party Transactions
16. Commitments and Contingencies
17. Cash Flow
18. Quarterly Financial Information (Unaudited)
19. Supplemental Condensed Consolidating Financial Information
STATEMENTS OF OPERATIONS
BALANCE SHEET
CASH FLOWS
STATEMENTS OF OPERATIONS
BALANCE SHEET
STATEMENT OF CASH FLOWS Year ended December 2002
STATEMENTS OF OPERATIONS
STATEMENT OF CASH FLOWS Year ended December 2001
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX
Ratio of Earnings to Combined Fixed Charges
Consent of Independent Auditors
Consent of Weir Int'l Mining Consultants

SUBJECT TO COMPLETION, MAY 11, 2004

PRELIMINARY PROSPECTUS

Offer to Exchange

$700,000,000 6 3/4% Senior Notes due 2013
Registered Under the Securities Act of 1933
For
All of the Outstanding
$700,000,000 6 3/4% Senior Notes due 2013
of
Arch Western Finance, LLC
Unconditionally Guaranteed by
Arch Western Resources, LLC

The exchange offer will expire at 5:00 p.m., New York City time,

on                               , 2004, unless extended.

      The Issuer is offering to exchange its outstanding notes described above for the new, registered notes described above. The terms of the new notes are identical in all material respects to the terms of the outstanding notes, except for certain transfer restrictions, registration rights and additional interest payment provisions relating to the outstanding notes. In this document, we refer to the outstanding notes as the “old notes” and to the new notes as the “registered notes.” We sometimes refer to the old notes and the registered notes collectively as the “notes.”

      The notes will be senior obligations of the Issuer. The Notes are not currently senior, equal or junior to any other indebtedness of the Issuer. The notes will be unconditionally guaranteed on a senior basis by Arch Western Resources, LLC and each of its domestic subsidiaries other than Canyon Fuel Company, LLC. Each guarantee will rank equally with each guarantor’s other unsecured senior indebtedness. The notes will be secured by a first-priority security interest in promissory notes issued by Arch Coal, Inc. to Arch Western Resources, LLC. These promissory notes are unsecured obligations of Arch Coal and are effectively subordinated to Arch Coal’s secured indebtedness and other liabilities of Arch Coal’s subsidiaries other than us and our subsidiaries.

      The principal features of the exchange offer are as follows:

•	The exchange offer is subject to certain conditions described in this prospectus, including that no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The Issuer will not receive any proceeds from the exchange offer.

       For a discussion of certain factors that you should consider before participating in the exchange offer, see “Risk Factors” beginning on page 9 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

      You should rely only on the information contained or incorporated by reference in this prospectus. Neither the Issuer, Arch Western, Arch Coal nor any subsidiary guarantor has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or, with respect to information incorporated by reference from reports or documents filed with the Securities and Exchange Commission, the date such report or document was filed. Neither the delivery of this prospectus nor any sale or exchange hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

      Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The form of letter of transmittal for the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer and the Guarantors have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date of the exchange offer, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

NOTICE TO ALL NEW HAMPSHIRE RESIDENTS

      Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the secretary of state has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

i

SUMMARY

      This summary is a brief discussion of material information about Arch Western Resources, LLC, Arch Western Finance, LLC and Arch Coal, Inc. contained elsewhere in this prospectus. As a result, it does not contain all of the information that you should consider in deciding whether to participate in the exchange offer. We urge you to carefully read this entire prospectus and the documents incorporated into it by reference, including the “Risk Factors” and “Forward-Looking Statements” sections and the consolidated financial statements and the notes to those statements. Unless the context otherwise indicates, as used in this prospectus the terms “Arch Western,” “we,” “our” and “us” and similar terms refer to Arch Western Resources, LLC, its wholly owned subsidiaries, including Arch Western Finance, LLC, and its 65% membership interest in Canyon Fuel Company, LLC; the term “Issuer” refers to Arch Western Finance, LLC; the term “Arch Coal” refers to Arch Coal, Inc. and its subsidiaries (including us); the term “Vulcan” refers to Vulcan Coal Holdings, L.L.C. and its subsidiaries (including Triton Coal Company, LLC); and the term “Triton” refers to Triton Coal Company, LLC. We are owned 99% by Arch Coal and 1% by an affiliate of BP p.l.c. We account for the financial results of Canyon Fuel utilizing the equity method. Coal reserves data in this prospectus includes all of the reserves of Canyon Fuel. Unless otherwise stated in this prospectus, production data for Arch Western and Arch Coal does not include Canyon Fuel production data. References to productivity in this prospectus are measured in tons of coal produced per employee shift.

Arch Western Resources, LLC

      We are one of the largest and most productive operators of compliance and low sulfur coal mines in the United States. We sold 69.5 million tons of coal during 2003 and 17.9 million tons of coal during the three months ended March 31, 2004, all of which was compliance and low sulfur. We have a total of seven operating mines. Our largest mine, Black Thunder, is located in Wyoming in the Powder River Basin, the largest and fastest-growing U.S. coal-producing region. Black Thunder is the second largest coal mine in the United States. We are the largest producer of coal in the Western Bituminous Region, where we directly own three mines in Colorado and Wyoming and a 65% interest in Canyon Fuel Company, LLC, which owns and operates three mines in Utah, one of which is scheduled to be idled by June 30, 2004.

      As of March 31, 2004, we controlled approximately 1.8 billion tons of proven and probable compliance and low sulfur coal reserves. Compliance coal and low-sulfur coal are coals which, when burned, emit 1.2 pounds or less and 1.6 pounds or less of sulfur dioxide per million Btu’s, respectively. Compliance coal does not require electric generators to use sulfur dioxide reduction technologies to comply with the requirements of the Clean Air Act. Approximately 93.5% of our reserves is compliance coal.

      We sell substantially all of our coal to producers of electric power, most of whom are large, investment grade utilities. As of March 31, 2004, we have sales contracts in place for approximately 96% of our planned 2004 production, approximately 75% of our 2005 production and approximately 56% of our planned 2006 production. This provides us with a relatively reliable and stable revenue base. Our goal with respect to the remainder of our planned production is to seek long-term supply agreements with our largest and best customers as coal markets strengthen.

Arch Western Finance, LLC

      The Issuer is a Delaware limited liability company and an indirectly wholly-owned subsidiary of Arch Western Resources, LLC. It was formed on June 3, 2003 solely for the purpose of being the issuer of the old notes and the registered notes. The Issuer has no operations, and we do not expect that it will have operations in the future. The Issuer’s only asset is an intercompany note issued by Thunder Basin Coal Company, L.L.C., a wholly owned subsidiary of Arch Western and the direct owner of the Issuer, evidencing the net proceeds from the sale of the old notes that were loaned by the Issuer to Thunder Basin and, in turn, to us to repay our existing bank debt and for general purposes.

Arch Coal, Inc.

      Arch Coal is the second largest and one of the most productive operators of compliance and low sulfur coal mines in the United States. Including our operations, as of March 31, 2004, Arch Coal controlled approximately 2.9 billion tons of proven and probable coal reserves. As of March 31, 2004, Arch Coal had 27 operating mines. Arch Coal sold 100.6 million tons of coal in 2003 and 25.8 million tons of coal during the three months ended March 31, 2004.

      In addition to our operations, Arch Coal produces coal in Central Appalachia in the eastern United States. Arch Coal produces compliance and low sulfur coal exclusively, and approximately 90% of its reserves are compliance quality or low sulfur. Arch Coal supplied the fuel for approximately 6% of the electricity used in the United States in 2003. In the past six years, Arch Coal has increased its coal production from 36.7 million tons in 1997 to 94.0 million tons in 2003, primarily as a result of selective acquisitions as well as the strategic development of existing reserves.

      Arch Coal’s common stock is listed on the New York Stock Exchange and traded under the symbol “ACI.”

The Exchange Offer

      On June 25, 2003, the Issuer issued in a private offering $700.0 million in aggregate principal amount of its 6 3/4% Senior Notes due 2013, which are referred to in this prospectus as the old notes. The Issuer, Arch Coal, Arch Western and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the old notes in which the Issuer, Arch Coal, Arch Western and the subsidiary guarantors agreed to deliver this prospectus to you. You are entitled to exchange your old notes in the exchange offer for registered notes that are identical in all material respects to the old notes, except that the registered notes have been registered under the Securities Act of 1933, as amended, and will not bear legends restricting their transfer. Unless you are a broker-dealer or are unable to participate in the exchange offer, we believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. We urge you to read the discussions under the headings “The Exchange Offer” and “Description of the Registered Notes” for further information regarding the registered notes.

Registration Rights Agreement	You are entitled under the registration rights agreement to exchange your old notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these exchange rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:

• we determine that we are not permitted to effect the exchange offer due to any change in law or applicable interpretations of the SEC’s staff;

• any initial purchaser of old notes so requests with respect to old notes that are not eligible to be exchanged in the exchange offer and that are held by it following consummation of the exchange offer;

• any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer; or

• an initial purchaser of old notes does not receive freely tradeable registered notes in the exchange offer in exchange for old notes constituting any portion of an unsold allotment.

The Exchange Offer	The Issuer is offering to exchange $1,000 principal amount of its 6 3/4% Senior Notes due 2013, which have been registered under the Securities Act and which we refer to in this prospectus as the registered notes, for each $1,000 principal amount of its unregistered 6 3/4% Senior Notes due 2013, which we refer to in this prospectus as the old notes. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, there are $700.0 million aggregate principal amount of old notes outstanding. The Issuer will issue the registered notes promptly after the expiration of the exchange offer.

Resales of the Registered Notes	We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

• the registered notes are acquired by you in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the registered notes;

• you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and

• you are not an affiliate of ours, as that term is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to us. We have not applied to the Commission for no-action relief with respect to this exchange offer, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, or such later date and time to which we extend it. The exchange offer will not remain in effect for more than 45 business days after the date on which notice of the exchange offer is mailed to you. We currently do not intend to extend the expiration date, although we reserve the right to do so. See “The Exchange Offer — Expiration Date; Amendments.”

Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive. Please read carefully the section of this prospectus captioned “The Exchange Offer — Conditions” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes in the Form of Book-Entry Interests	The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes which are held by direct or indirect participants in The Depository Trust Company through certificateless depositary interests are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:

• a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

• a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Book-Entry Transfer;” or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

• the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the registered notes;

• you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and

• you are not an affiliate of ours.

Procedures for Tendering Certificated Old Notes	If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book- entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See “Description of the Registered Notes — Book-Entry System.” No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering — Certificated Old Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the old notes in the exchange offer, you should contact that registered holder promptly and instruct that registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer — Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes	Except under the circumstances described above under “Certain Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes will be delivered promptly following the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Withdrawal	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer. See “The Exchange Offer — Exchange Agent.”

Consequences of Failure to Exchange	If you do not participate in the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Important Federal Income Tax Considerations	The exchange of the old notes for the registered notes will not be a taxable event for federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Registered Notes

      For a more complete description of the terms of the registered notes, see “Description of the Registered Notes.” As used in this summary, “Arch Western” means Arch Western Resources, LLC and not any of its subsidiaries, and “Arch Coal” refers to Arch Coal, Inc. and not to any of its subsidiaries.

Issuer	Arch Western Finance, LLC, a Delaware limited liability company wholly-owned indirectly by Arch Western.

Notes Offered	$700,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2013, which have been registered under the Securities Act.

Maturity	July 1, 2013.

Interest Payment Dates	January 1 and July 1 of each year, commencing January 1, 2004.

Guarantees	The registered notes will be unconditionally guaranteed on a senior basis by Arch Western and all of its subsidiaries other than Canyon Fuel.

Ranking	The registered notes will be:

• senior obligations of the Issuer; and

• secured by a first-priority security interest in the promissory notes issued by Arch Coal to Arch Western evidencing cash loaned by Arch Western to Arch Coal. The Arch Coal promissory notes are unsecured obligations of Arch Coal payable upon demand by us and accrue interest at the prime rate.

The guarantees of Arch Western and its subsidiaries (excluding Canyon Fuel) will be:

• equal in right of payment to any future senior debt of the guarantors;

• effectively subordinated to any future secured debt of the guarantors to the extent of the assets securing such debt;

• senior in right of payment to any future subordinated debt of the guarantors; and

• effectively subordinated to any existing and future liabilities of any subsidiaries of Arch Western that are not guarantors.

The Issuer currently has no other indebtedness.

Any distributions to, or investments in, Arch Coal or its subsidiaries (other than us or our subsidiaries) will be in the form of loans evidenced by additional promissory notes issued by Arch Coal to Arch Western, which will be pledged to the trustee as security for the registered notes. Amounts due under the promissory notes pledged to the trustee may be repaid and cancelled in whole or in part prior to the maturity of the registered notes. See “Description of the Registered Notes — Security.”

With certain exceptions described under “Description of the Registered Notes — Certain Covenants,” we may not incur additional indebtedness exceeding $100.0 million.

Optional Redemption	At any time on or after July 1, 2008, the Issuer may redeem some or all of the registered notes at the redemption prices specified in this prospectus. See “Description of the Registered Notes — Optional Redemption.”

At any time and from time to time on or prior to July 1, 2006, the Issuer may redeem a portion of the registered notes with the net cash proceeds of any public equity offering of Arch Western, so long as:

• its pays 106.750% of the principal amount of the registered notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption;

• at least 65% of the aggregate principal amount of all registered notes issued under the indenture remain outstanding afterwards; and

• the redemption occurs within 75 days of the date of the closing of such public equity offering.

Change of Control	Upon a change of control involving Arch Western, you will have the right, as a holder of the registered notes, to require the Issuer to repurchase all of your registered notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The Issuer may not be able to pay you the required price for your registered notes at that time because it or Arch Western may not have available funds to pay the repurchase price or the terms of other debt may prevent the Issuer from paying you. See “Description of the Registered Notes — Repurchase at the Option of Holders Upon a Change of Control.”

Restrictive Covenants	The registered notes will be issued under an indenture among the Issuer, Arch Western, each of Arch Western’s subsidiaries, excluding Canyon Fuel, and The Bank of New York, as trustee. The Indenture limits the ability of Arch Western and its subsidiaries to:

• incur more debt;

• pay dividends and make distributions or repurchase stock;

• make investments;

• create liens;

• issue and sell capital stock of subsidiaries;

• sell assets;

• enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances to Arch Western;

• engage in transactions with affiliates;

• enter into sale and leasebacks; and

• merge or consolidate or transfer and sell assets.

These covenants are subject to a number of important exceptions and limitations, which are described under “Description of the Registered Notes.”

Termination of Certain Covenants	Many of the restrictive covenants will terminate if the registered notes achieve an investment grade rating from both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture. Covenants that cease to apply as a result of achieving these ratings will not be restored, even if the credit ratings assigned to the registered notes later fall below investment grade. See “Description of the Registered Notes — Certain Covenants — Covenant Termination.”

Use of Proceeds	The Issuer will not receive any cash proceeds upon the completion of the exchange offer. We used the net proceeds from the sale of the old notes to repay outstanding indebtedness under former bank credit facilities, $150 million of which would have matured in April 2007 and $525 million of which would have matured in April 2008. That indebtedness bore interest at variable rates based on LIBOR.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors and the information under “Forward-Looking Statements,” which appears elsewhere in this prospectus, before deciding whether to participate in the exchange offer. The risk factors set forth below generally are applicable to the old notes as well as the registered notes.

Risks Related to the Registered Notes

Both we and Arch Coal have a significant amount of debt relative to our equity capitalization, which limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to meet our future financial commitments and liquidity needs.

      As of March 31, 2004, we had indebtedness of approximately $700.0 million, representing approximately 59% of our total capitalization, and Arch Coal had consolidated indebtedness (including ours) of approximately $704.3 million (excluding $100.0 million of secured debt expected to be incurred by Arch Coal to finance its acquisition of Vulcan), representing approximately 47% of its total capitalization. Our ability to satisfy our debt, lease and royalty obligations, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs.

      The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•	making it more difficult for us to satisfy our debt covenants and debt service, lease payment and other obligations;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general operating requirements;

•	reducing the availability of cash flow from operations to fund acquisitions, working capital, capital expenditures or other general operating purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a competitive disadvantage when compared to competitors with less relative amounts of debt.

      Despite these significant levels of indebtedness, we and Arch Coal may incur additional indebtedness in the future, which would heighten the risks described above.

The Arch Coal promissory notes securing the registered notes are unsecured obligations of Arch Coal and are subordinated to Arch Coal’s secured indebtedness and to the indebtedness and other liabilities of Arch Coal’s subsidiaries other than us and our subsidiaries. If an event of default occurs, Arch Coal may not have sufficient funds to repay all or any of the promissory notes.

      The registered notes will be secured by a pledge of the promissory notes issued by Arch Coal to us evidencing cash loaned by us to Arch Coal. On March 31, 2004, there was $376.8 million outstanding under those promissory notes. Any distributions by us to, or investments by us in, Arch Coal or any of its subsidiaries, other than us or our subsidiaries, will be in the form of loans evidenced by additional promissory notes which will be pledged for the benefit of the holders of the registered notes as security for the payment of the registered notes. For instance, we expect to distribute to Arch Coal any amounts that we borrow under our term loan credit facility established in September 2003, which would increase the aggregate principal amount of the Arch Coal notes. Under the indenture, we can distribute to Arch Coal all of our cash, other than amounts necessary to pay for our operating expenses, interest and principal obligations on indebtedness, capital expenditures, improvements and replacements, contingencies, reserves and other expenses. However, the aggregate principal amount of Arch Coal notes may not be equal to or greater than the aggregate principal amount of registered notes outstanding. In addition, because the Arch Coal notes are demand notes, Arch Coal may repay all or part of the Arch Coal notes prior to maturity of your registered notes, in which case, in the event of default, you may not have any claim, or you may have a more limited claim, against Arch Coal.

      Arch Coal is a holding company and does not directly conduct any business operations. Arch Coal depends on its operating subsidiaries and has no assets other than its interests in its subsidiaries. The Arch Coal notes are unsecured obligations of Arch Coal ranking effectively junior in right of payment to all existing and future secured debt of Arch Coal to the extent of the collateral securing such debt. As of March 31, 2004, Arch Coal had no secured debt, which does not include $100.0 million of secured debt that Arch Coal expects to incur to finance its acquisition of Vulcan. In addition, the Arch Coal notes are structurally subordinate to the indebtedness and other liabilities of all of Arch Coal’s subsidiaries other than us and the guarantors. Therefore, all of the indebtedness and other liabilities, including trade payables, of those subsidiaries must be satisfied in full before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to Arch Coal to meet its obligations with respect to the Arch Coal notes. As of March 31, 2004, the subsidiaries of Arch Coal (other than Arch Western and its subsidiaries) had $795.3 million of debt and other liabilities, excluding liabilities of Vulcan that would be assumed upon completion of the acquisition. As a result, Arch Coal may have insufficient assets or funds to repay the promissory notes in whole, in part or at all.

      We are permitted to incur liens on the Arch Coal notes in favor of the lenders under a credit facility in an amount not to exceed $100.0 million, which liens will be equal and ratable with the liens securing the registered notes. As a result, in the event that we foreclose on the Arch Coal notes, we may have to share proceeds from such foreclosure with the lenders under our credit facility.

The guarantees will be structurally subordinate to the indebtedness of our subsidiaries that are not guarantors of the registered notes.

      You will not have any claim as a creditor against our subsidiaries that are not guarantors of the registered notes, which currently only includes our 65% owned subsidiary, Canyon Fuel (which represented 31% and 10% of our income from operations and consolidated assets, respectively, in 2003). As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the guarantees. For a further discussion of the circumstances under which our subsidiaries may not guarantee the registered notes, see “Description of the Registered Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.” As of March 31, 2004, Canyon Fuel had approximately $54.0 million of total indebtedness and other liabilities, including trade payables and accrued expenses. In addition to the structurally senior claims of creditors, the equity interests of our joint venture partner in any dividend or other distribution made by Canyon Fuel would need to be satisfied.

The guarantees will not be secured by any assets of the guarantors and therefore will be structurally subordinated to the guarantors’ existing and future secured indebtedness.

      The registered notes will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt of each guarantor to the extent of the collateral securing such debt. In addition, the indenture governing the registered notes will permit the incurrence of additional debt, some of which may be secured debt. In the event that a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of the guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the affected guarantees. Holders of the registered notes will participate ratably with all holders of the guarantors’ unsecured indebtedness that are deemed to be of the same class as the guarantees, and potentially with all other general creditors, based upon the respective amounts owed to each holder or creditor, in the guarantors’ remaining assets. In any of the foregoing events, there may be insufficient assets to pay amounts due on the registered notes. As a result, holders of the registered notes may receive less, ratably, than holders of secured indebtedness.

We may not generate cash flow sufficient to service all of our obligations, including our obligations related to the registered notes.

      Our ability to make payments on and to refinance our indebtedness, including our guarantees of the registered notes, depends on our ability to generate cash in the future. We are subject to general economic, climatic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. In particular, economic conditions could cause the price of coal to fall, our revenue to decline and hamper our ability to repay our indebtedness, including the registered notes. As a result, we may need to refinance all or a portion of our indebtedness, including the registered notes, on or before maturity. Our ability to refinance debt or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the indenture governing the registered notes and any other indebtedness; and

•	other factors, including financial market or coal industry conditions.

As a result, we may not be able to refinance any of our indebtedness, including the registered notes, on commercially reasonable terms, or at all. If our operations do not generate sufficient cash flow from operations, and additional borrowings or refinancings are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the registered notes.

The terms of the agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

      The indenture governing the registered notes will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur more debt;

•	make distributions;

•	make investments;

•	create liens;

•	issue and sell capital stock of subsidiaries;

•	sell assets;

•	enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances to us;

•	engage in transactions with affiliates;

•	enter into sale and leasebacks; and

•	merge or consolidate or transfer and sell assets.

These restrictions on operations and financings, as well as those that may be contained in future debt agreements, may limit our ability and the ability of Arch Coal to execute preferred business strategies. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders, including you, could accelerate their debt. If their debt is accelerated, we may not be able to repay all of their debt, in which case your registered notes may not be fully repaid, if they are repaid at all.

If the registered notes become rated investment grade by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be terminated, and you will lose the protection of these covenants permanently, even if the registered notes subsequently fall back below investment grade.

      The indenture contains certain covenants that permanently will cease to be in effect from and after the first date when the registered notes are rated investment grade by both Standard & Poor’s and Moody’s. These covenants restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	make distributions;

•	sell capital stock or other assets; and

•	engage in transactions with affiliates.

      Because these restrictions will not apply when the registered notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to our guarantee or the Issuer’s ability to satisfy its obligations with respect to the registered notes. These covenants will not be restored, even if the credit ratings assigned to the registered notes later fall below investment grade.

The Issuer may be unable to repurchase registered notes in the event of a change of control.

      Upon the occurrence of certain kinds of change of control events, you will have the right, as a holder of the registered notes, to require the Issuer to repurchase all of your registered notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The Issuer may not be able to pay you the required price for your registered notes at that time because we or the Issuer may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent the Issuer from paying you.

Federal and state fraudulent conveyance laws may permit a court to void the registered notes and the guarantees, and, if that occurs, you may not receive any payments on the registered notes.

      The issuance of the registered notes and the guarantees may be subject to review under federal and state fraudulent conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration generally will be a fraudulent conveyance if:

•	it was paid with the intent of hindering, delaying or defrauding creditors; or

•	the Issuer or any of the guarantors received less than fair consideration in return for issuing either the registered notes or a guarantee, as applicable, and either:

•	the Issuer or the guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left the Issuer or the guarantor with an unreasonably small amount of capital to carry on the business; or

•	the Issuer or the guarantor intended to, or believed that it would, incur debts beyond its ability to pay the debt.

      If a court were to find that the issuance of the registered notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the registered notes or such guarantee or further subordinate the registered notes or such guarantee to presently existing and future indebtedness, or require the holders of the registered notes to repay any amounts received with respect to the registered notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the registered notes. Further, the voidance of the registered notes or a guarantee could result in an event of default with respect to our other debt that could result in acceleration of that debt.

There is currently no active trading market for the registered notes. If an active trading market does not develop for these registered notes, you may not be able to resell them.

      No active trading market currently exists for the registered notes, and none may develop. The registered notes will not be listed on any securities exchange. If an active trading market does not develop, you may not be able to resell your registered notes at their fair market value or at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the registered notes may be subject to similar disruptions. The trading price may depend upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance and prospects of Arch Western and Arch Coal. These factors could adversely affect you as a holder of registered notes.

Risks Relating to Our Business

The demand for and pricing of our coal is greatly influenced by consumption patterns of the domestic electric generation industry, and any reduction in the demand for our coal by this industry may cause our profitability to decline.

      Demand for our coal and the prices that we may obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 92% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon general economic conditions, summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear and alternative energy sources such as hydroelectric power. Demand for our low sulfur coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal, which can be marketed in tandem with emissions allowances in order to meet Clean Air Act requirements. Any reduction in the demand for our coal by the domestic electric generation industry would result in a decline in our revenues and profit, which could be material.

Extensive environmental laws and regulations affect the end-users of coal and could reduce the demand for coal as a fuel source and cause the volume of our sales to decline.

      The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulations, which can take a variety of forms, may reduce demand for coal as a fuel source because they may require significant emissions control expenditures for coal-fired power plants to attain applicable ambient air quality standards, which may lead these generators to switch to other fuels that generate less of these emissions and may also reduce future demand for the construction of coal-fired power plants.

      The U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned utility for alleged violations of the Clean Air Act. We supply coal to some of the currently-affected utilities, and it is possible that other of our customers will be sued. These lawsuits could require the utilities to pay penalties, install pollution control equipment or undertake other emission reduction measures, any of which could adversely impact their demand for our coal.

      A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.

      The Clean Air Act also imposes standards on sources of hazardous air pollutants. For example, the EPA has announced that it would regulate hazardous air pollutants from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by no later than 2009, which likely will require significant new investment in controls by power plant operators. These standards and future standards could have the effect of decreasing demand for coal.

      Other proposed initiatives, such as the Bush administration’s announced Clear Skies Initiative, may also have an effect upon coal operations. As proposed, this initiative is designed to further reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed by various members of Congress. If such initiatives are enacted into law, power plant operators could choose other fuel sources to meet their requirements, reducing the demand for coal.

Because our industry is highly regulated, our ability to conduct mining operations is restricted and our profitability may decline.

      The coal mining industry is subject to regulation by federal, state and local authorities on matters such as:

•	the discharge of materials into the environment;

•	employee health and safety;

•	mine permits and other licensing requirements;

•	reclamation and restoration of mining properties after mining is completed;

•	management of materials generated by mining operations;

•	surface subsidence from underground mining;

•	water pollution;

•	legislatively mandated benefits for current and retired coal miners;

•	air quality standards;

•	protection of wetlands;

•	endangered plant and wildlife protection;

•	limitations on land use;

•	storage of petroleum products and substances that are regarded as hazardous under applicable laws; and

•	management of electrical equipment containing polychlorinated biphenyls, or PCBs.

      Extensive regulation of these matters has had and will continue to have a significant effect on our costs of production and competitive position. Further regulations, legislation or orders may also cause our sales or profitability to decline by hindering our ability to continue our mining operations, by increasing our costs or by causing coal to become a less attractive fuel source.

      Mining companies must obtain numerous permits that strictly regulate environmental and health and safety matters in connection with coal mining, some of which have significant bonding requirements. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Also, private individuals and the public at large possess rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need for our mining operations may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that may be changed or interpreted in a manner which restricts our ability to conduct our mining operations or to do so profitably. Under the federal Clean Water Act, state regulatory authorities must conduct an antidegradation review before approving permits for the discharge of pollutants into waters that have been designated by the state as high quality. This review involves public and intergovernmental scrutiny of permits and requires permittees to demonstrate that the proposed activities are justified in order to accommodate significant economic or social development in the area where the waters are located. If the plaintiffs are successful, the exemption from the antidegradation review policy is revoked and we discharge into waters designated as high quality by the state, the cost, time and difficulty associated with obtaining and complying with Clean Water Act permits for our affected surface mining operations would increase and may hinder our ability to conduct such operations profitably.

We may not be able to obtain or renew surety bonds on acceptable terms.

      Federal and state laws require us to obtain surety bonds to guaranty performance or payment of certain long-term obligations, including mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. It has become increasingly difficult for us to secure new surety bonds or retain existing bonds without the posting of collateral. In addition, our surety bond costs have increased by approximately 450% over the past three years to approximately $1.9 million, and the market terms of such bonds have generally become more unfavorable. For example, it has become increasingly difficult to obtain adequate coverage limits, and surety bonds increasingly contain additional cancellation provisions in favor of the surety.

Our profitability may fluctuate due to unanticipated mine operating conditions and other factors that are not within our control.

      Our mining operations are inherently subject to changing conditions that can affect levels of production and production costs at particular mines for varying lengths of time and can result in decreases in our profitability. Weather conditions, equipment replacement or repair, fuel prices, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials and other geological conditions have had, and can be expected in the future to have, a significant impact on our operating results. Prolonged disruption of production at any of our principal mines, particularly our Black Thunder mine, would result in a decrease in our revenues and profitability, which could be material. Other factors affecting the production and sale of our coal that could result in decreases in our profitability include:

•	expiration or termination of, or sales price redeterminations or suspension of deliveries under, coal supply agreements;

•	disruption or increases in the cost of transportation services;

•	changes in laws or regulations, including permitting requirements;

•	litigation;

•	work stoppages or other labor difficulties;

•	mine worker vacation schedules and related maintenance activities; and

•	changes in coal market and general economic conditions.

      Decreases in our profitability as a result of the factors described above could adversely impact our quarterly or annual results materially.

Intense competition and excess industry capacity in the coal producing regions in which we operate has adversely affected our revenues and profitability and may continue to do so in the future.

      The coal industry is intensely competitive, primarily as a result of the existence of numerous producers in the coal producing regions in which we operate. We compete with four major coal producers, including Triton, in the Powder River Basin and effectively compete with a large number of coal producers in the markets that we serve. Additionally, we are subject to the continuing risk of reduced profitability as a result of excess industry capacity and weak power demand by the industrial sector of the economy, which led us to reduce the rate of coal production from planned levels and adversely impacted our profitability.

Deregulation of the electric utility industry may cause our customers to be more price-sensitive in purchasing coal, which could cause our profitability to decline.

      Electric utility deregulation is expected to provide incentives to generators of electricity to minimize their fuel costs and is believed to have caused electric generators to be more aggressive in negotiating prices with coal suppliers. To the extent utility deregulation causes our customers to be more cost sensitive, deregulation may have a negative effect on our profitability.

Our profitability may be adversely affected by the status of our long-term coal supply contracts.

      We sell a substantial portion of our coal under long-term coal supply agreements, which are contracts with a term greater than 12 months. The prices for coal shipped under these contracts may be below the current market price for similar-type coal at any given time. For the three months ended March 31, 2004, the weighted average price of coal sold under our long-term contracts was $7.75 per ton. As a consequence of the substantial volume of our sales that are subject to these long-term agreements, we have less coal available with which to capitalize on higher coal prices if and when they arise. In addition, because long-term contracts typically allow the customer to elect volume flexibility, our ability to realize the higher prices that may be available in the spot market may be restricted when customers elect to purchase higher volumes under such contracts. Our exposure to market-based pricing may also be increased should customers elect to purchase fewer tons. In addition, the increasingly short terms of sales contracts and the consequent absence of price adjustment provisions in such contracts make it more likely that we will not be able to recover inflation related increases in mining costs during the contract term.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

      For the year ended December 31, 2003, we derived 25.6% of our total coal revenues from sales to our two largest customers, Southern Company and Tennessee Valley Authority. At December 31, 2003, we had eight coal supply agreements with those two customers that expire at various times from 2004 to 2005. We intend to discuss the extension of existing agreements or entering into new long-term agreements with those and other customers, but the negotiations may not be successful, and those customers may not continue to purchase coal from us under long-term coal supply agreements, or at all. If either of those customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our revenues and profitability could suffer materially.

Because our profitability is substantially dependent on the availability of an adequate supply of coal reserves that can be mined at competitive costs, the unavailability of these types of reserves would cause our profitability to decline.

      Our profitability depends substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines.

Disruption in, or increased costs of, transportation services could adversely affect our profitability.

      The coal industry depends on rail and trucking transportation to deliver shipments of coal to customers, and transportation costs are a significant component of the total cost of supplying coal. Disruptions of these transportation services could temporarily impair our ability to supply coal to our customers and thus adversely affect our business and the results of our operations. In addition, increases in transportation costs associated with our coal, or increases in our transportation costs relative to transportation costs for coal produced by our competitors or of other fuels, could adversely affect our business and profitability.

We face numerous uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs or decreased profitability.

      We base our reserve information on geological data assembled and analyzed by our staff, which includes various engineers and geologists, and periodically reviewed by outside firms. The reserve estimates are annually updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities of recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, such as geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations, historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning coal prices, operating costs, severance and excise tax, development costs and reclamation costs, all of which may vary considerably from actual results.

      For these reasons, estimates of the economically recoverable quantities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. These estimates thus may not accurately reflect our actual reserves.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

      We conduct a significant part of our mining operations on properties that we lease. The loss of any lease could adversely affect our ability to mine the associated reserves. Because title to most of our leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property, our right to mine some of our reserves has in the past, and may again in the future, be adversely affected if defects in title or boundaries exist. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we have had to, and may in the future have to, incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

Acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

      We continually seek to expand our operations and coal reserves through acquisitions of businesses and assets. Acquisition transactions involve various inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired business; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets.

Changes in our credit ratings could adversely affect our costs and expenses.

      Any downgrade in our credit ratings could adversely affect our ability to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This in turn could affect our internal cost of capital estimates and therefore operational decisions.

Agreements to which we are a party contain limitations on our ability to manage our operations exclusively and impose significant potential indemnification obligations on us.

      The agreement under which we were formed provides that one of Arch Coal’s affiliates, as our managing member, generally has exclusive power and authority to conduct, manage and control our business. However, consent of our other member generally would be required in the event that we would propose to make a distribution, incur indebtedness, sell properties or merge or consolidate with any other entity if, at that time, we have a debt rating less favorable than Ba3 from Moody’s Investors Service or BB- from Standard & Poor’s or fail to meet specified indebtedness and interest coverage ratios.

      In connection with our formation, Arch Coal entered into an agreement under which Arch Coal agreed to indemnify our other member against specified tax liabilities in the event that these liabilities arise as a result of certain actions taken prior to June 1, 2013, including the sale or other disposition of specified properties of ours, repurchases by us of our equity interests or the reduction under some circumstances of indebtedness incurred by us in connection with our acquisition.

The agreement which governs the management and operation of Canyon Fuel restricts our ability to make major business decisions concerning Canyon Fuel unilaterally.

      The membership interests in Canyon Fuel, which operates three coal mines in Utah, are owned 65% by us and 35% by a subsidiary of ITOCHU Corporation of Japan. The agreement which governs the management and operations of Canyon Fuel provides for a management board to manage its business and affairs. Some major business decisions concerning Canyon Fuel require the vote of 70% of the membership interests and therefore limit our ability to make these decisions unilaterally. These decisions include:

•	admission of additional members; approval of annual business plans;

•	the making of significant capital expenditures;

•	sales of coal below specified prices;

•	agreements between Canyon Fuel and any member;

•	institution or settlement of litigation;

•	a material change in the nature of Canyon Fuel’s business or a material acquisition;

•	the sale or other disposition, including by merger, of assets other than in the ordinary course of business;

•	incurrence of indebtedness;

•	entering into leases; and

•	the selection and removal of officers.

The Canyon Fuel agreement also contains restrictions on the transfer of our membership interest in Canyon Fuel and a buy/sell provision, which can be utilized by either member in the event of a deadlock in certain management decisions.

Our expenditures for postretirement medical and pension benefits increased by approximately $1.2 million in 2003 and could further increase in the future.

      We estimate our future postretirement medical and pension benefit obligations based on various assumptions, including:

•	actuarial estimates;

•	assumed discount rates;

•	estimates of mine lives;

•	expected returns on pension plan assets; and

•	changes in health care costs.

Based on changes in our assumptions, our annual postretirement health and pension benefit costs increased by approximately $1.2 million in 2003. If our assumptions relating to these benefits change in the future, our costs could further increase, which would reduce our profitability. In addition, future regulatory and accounting changes relating to these benefits could result in increased obligations or additional costs, which could also have a material adverse affect on our financial results.

FORWARD-LOOKING STATEMENTS

      We urge you to carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

      You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to:

•	our expectation of continued growth in the demand for electricity;

•	our belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for our compliance and low sulfur coal;

•	our expectation that we will continue to have adequate liquidity from cash flow from operations;

•	a variety of market, operational, geologic, permitting, labor and weather related factors;

•	expectations of Arch Coal regarding the consummation of the Triton acquisition and any synergies to be derived from the acquisition; and

•	the other risks and uncertainties which are described in this prospectus under “Risk Factors.”

      We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

      We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we or Arch Coal may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

USE OF PROCEEDS

      The Issuer will not receive any cash proceeds from the completion of the exchange offer. We used the net proceeds from the sale of the old notes to repay outstanding indebtedness under former bank credit facilities, $150 million of which would have matured in April 2007 and $525 million of which would have matured in April 2008. That indebtedness bore interest at variable rates based on LIBOR.

CAPITALIZATION

      The following tables set forth cash and cash equivalents and capitalization as of March 31, 2004 for us and for Arch Coal. The table should be read in conjunction with the respective unaudited consolidated financial statements and the related notes of Arch Western and Arch Coal and with the respective management’s discussions and analyses of financial condition and results of operations of Arch Western and Arch Coal that are included elsewhere or incorporated by reference in this prospectus.

Arch Western

As of
March 31, 2004

(Dollars in millions)
Cash and cash equivalents	$0.1

Total debt:(1)
6 3/4% Senior Notes due 2013	700.0

Total debt	700.0
Redeemable equity interests	4.8
Non-redeemable equity interests:(2)	477.7

Total capitalization	$1,182.5

Arch Coal

As of
March 31, 2004

(Dollars in millions)
Cash and cash equivalents	$323.0

Total debt:(1)
Revolving credit indebtedness(3)	—
Other debt	4.3
6 3/4% Senior Notes due 2013	700.0

Total debt	704.3
Stockholders’ equity:
Preferred stock	—
Common stock	0.5
Paid-in capital	1,025.2
Retained deficit(2)(4)	(190.8)
Unearned compensation	(3.8)
Less treasury stock, at cost	(5.0)
Accumulated other comprehensive loss	(36.9)

Total stockholders’ equity	789.2

Total capitalization	$1,493.5

(1)	Does not include $100.0 million that Arch Western expects to incur under its term loan credit facility and to distribute to Arch Coal to finance the acquisition of Vulcan. The term loan will be payable in quarterly installments from October 2004 through April 2007.

(2)	Reflects the net decrease in Arch Western’s members’ equity and Arch Coal’s stockholders’ equity resulting from the write-off of $4.7 million of debt issuance costs related to the extinguishment of Arch Western’s term loans.

(3)	Arch Coal’s revolving credit facility permits borrowing of up to $350.0 million, and is secured by the ownership interests in its subsidiaries, other than Arch Western and its subsidiaries. As of March 31, 2004, after giving effect to outstanding borrowings and letters of credit, Arch Coal had borrowing availability of $281.1 million under its revolving credit facility. The revolving credit facility expires in April 2007.

(4)	Does not include losses recognized upon the termination of hedge accounting for interest rate swap agreements entered into in connection with indebtedness repaid with the net proceeds of the sale of the old notes. As of March 31, 2004, the amount of the deferred losses that will be recognized upon termination of hedge accounting was $20.7 million. The losses have been deferred as a component of accumulated other comprehensive loss and will be amortized to expense over the remaining terms of the agreements.

ARCH WESTERN SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      The following selected historical consolidated financial and operating data are qualified by reference to, and should be read in conjunction with, our audited consolidated financial statements and the related notes and “Arch Western’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected consolidated financial data set forth below for each of the five years in the period ended December 31, 2003 are derived from our audited consolidated financial statements. The selected consolidated financial data for the three months ended March 31, 2003 and 2004 are derived from our unaudited interim consolidated financial statements, and, in the opinion of our management, fairly present our results for such periods. Our results for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ended December 31, 2004 or for any other future period.

											Three Months Ended
	Years Ended December 31,										March 31,

	1999		2000		2001		2002		2003		2003		2004

	(In thousands, except ratios and per tonnage data)
Consolidated Statement of Operations Data:
Coal sales revenues	$420,769		$393,619		$468,137		$492,191		$500,555		$113,288		$139,848
Costs and expenses	(419,248)		(404,135)		(455,343)		(464,356)		(471,579)		109,888		131,939
Other operating income	25,631		22,967		47,576		21,989		33,734		11,289		5,599

Income from operations	27,152		12,451		60,370		49,824		62,710		14,689		13,508
Interest expense, net	(42,669)		(33,200)		(29,028)		(29,915)		(30,043)		(6,578)		(9,198)

Other non-operating income (expense)	—		—		—		—		(11,671)		—		(3,388)
Income (loss) before cumulative effect of accounting change	(15,517)		(20,749)		31,342		19,909		20,996		8,111		922
Cumulative effect of accounting change	615		—		—		—		(18,278)		(18,278)		—

Net income (loss)	$(14,902)		$(20,749)		$31,342		$19,909		$2,718		$(10,167)		$922

Consolidated Balance Sheet Data
(at period end):
Cash and cash equivalents	$204		$94		$461		$249		$35,171		$1,706		$94
Receivable from Arch Coal	133,568		189,182		259,822		333,825		351,866		361,102		376,844
Total assets	1,308,428		1,308,729		1,329,688		1,373,061		1,411,515		1,405,571		1,408,304
Total debt	675,000		675,000		675,000		675,000		700,000		675,000		700,000
Redeemable equity interests	4,653		4,594		4,667		4,733		4,746		4,674		4,775
Non-redeemable members’ equity	452,867		441,122		455,742		469,241		471,890		460,749		477,655
Other Financial Data:
Capital expenditures	(68,417)		(28,535)		(32,142)		(51,360)		(27,322)		(6,391)		(16,955)
Ratio of earnings to combined fixed charges and preference dividends(1)	1.52	x	1.25	x	2.29	x	2.13	x	2.36	x	2.40	x	2.04	x
Operating Data:
Tons sold	68,357		68,554		73,719		72,519		69,541		15,770		17,903
Tons produced	70,580		68,343		74,032		73,203		69,361		15,782		19,720
Average sales price (per ton)	$6.16		$5.74		$6.35		$6.79		$7.20		$7.18		$7.81
Average operating cost (per ton)	$5.81		$5.60		$5.97		$6.21		$6.55		$6.72		$7.13

(1)	Ratio of earnings to fixed charges is computed on a total enterprise basis including our consolidated subsidiaries, plus our share of significant affiliates accounted for on the equity method that are 50% or greater owned or whose indebtedness has been directly or indirectly guaranteed by us. Earnings consist of income (loss) from continuing operations before income taxes and are adjusted to include fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and the amortization of debt expense. Preference dividends are the amount of pre-tax earnings required to pay dividends on our preferred membership interest.

ARCH WESTERN MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Overview

      We were formed as a joint venture on June 1, 1998 when Arch Coal acquired the U.S. coal operations of Atlantic Richfield Company and combined these operations with Arch Coal’s western operations. Our membership interests are owned 99% by Arch Coal and 1% by an affiliate of BP p.l.c., the successor to Atlantic Richfield Company. Arch Coal acts as our managing member.

      We are a producer and marketer of low-sulfur coal, which we supply principally to domestic electric utilities and independent power producers. We operate large, modern mines in the western United States. These mines are among the most productive in the regions in which they operate and are supported by an extensive reserve base totaling 1.8 billion tons.

      We derive more than 80% of our revenues from long-term supply contracts (defined as having terms of one year or greater). These supply agreements typically have terms of one to three years, although certain contracts have much longer durations. The remainder of our coal sales result from sales on the spot market.

      We operate four mines — a surface mine in the Powder River Basin, two surface mines in the Hanna Basin in Wyoming (which will be put into reclamation mode in 2004) and an underground longwall mine in Colorado. We also hold a 65% interest in Canyon Fuel Company, LLC, which operates three underground longwall mines in Utah.

      Coal is the dominant fuel source for electric generation in the United States. Last year, coal’s share of the electric generation market increased to 51%. Furthermore, coal has significant advantages that should enable it to maintain or even increase market share over the course of the next two decades. First, coal is a low-cost fuel for electric generation, averaging less than one-third the cost of natural gas or crude oil per megawatt hour of generation. In addition, there is significant excess capacity at existing coal-based power plants, and this excess capacity represents a very low-cost source of electricity to the power grid. At present, coal-based power plants are operating at an average utilization rate of around 70%. We believe that there is significant potential to increase this utilization rate and thus drive increased coal demand. The U.S. Energy Information Administration projects that coal’s share of electric generation will increase to 52% by the year 2025.

      The principal driver for U.S. coal demand is growth in domestic power generation. Domestic power needs are expected to grow over the next several years as the economy grows and the U.S. economy becomes increasingly electrified. The U.S. Energy Information Administration projects that power demand will continue to climb at a rate of 1.8% annually over the course of the next two decades.

      As energy demand grows, we believe that coal is well-positioned to supply much of this demand, as competing fuels that have played a prominent role in meeting the nation’s growing power demand in recent years are starting to be confronted with obstacles that could impede their future growth. For instance:

•	Nuclear power, the second leading source of electric generation in the U.S. with a roughly 20% share, is operating near its effective capacity. Nuclear output has remained relatively flat since peaking in 2001. It appears unlikely that any new nuclear capacity will be constructed in the next five to 10 years.

•	Natural gas, the source of roughly 17% of generating capacity, is currently limited by an insufficient resource base. As natural gas supplies have declined, prices have soared, with prices nearly double the average level of a few years ago. Those high prices have made natural gas plants uncompetitive, and were the principal reason that output at natural gas plants actually declined in 2003. While imports of liquefied natural gas are expected to alleviate some of this supply pressure in the future, it will likely be several years before liquefied natural gas will play a meaningful role in U.S. electric generation.

      That means that coal likely will continue to act as the dominant fuel source for electric generation in the years ahead. In addition, we believe that low-sulfur coal will benefit disproportionately from future coal demand growth. Utilities have sought to comply with the sulfur dioxide standards contained in Phase II of the Clean Air Act by shifting increasingly to lower sulfur coals rather than building expensive scrubbing capacity. At present, only a little more than 25% of eastern coal-based power generation is equipped with scrubbers. Until more scrubbing capacity is added, we believe that low-sulfur coal will have a significant advantage in the marketplace.

      Our management has positioned the company to benefit from these trends by focusing on cost containment and growth in our core operating regions.

      In recent quarters, operating costs have risen due in part to higher costs associated with medical benefits, workers’ compensation, insurance, explosives, diesel fuel, and surety bonding. We are focused on offsetting any future cost increases with cost savings and productivity improvements elsewhere. During 2004, we plan to intensify efforts at our mines to extend best practices; analyze major cost drivers and bottlenecks; implement process improvements; apply cutting edge maintenance programs; and invest in advanced technologies where appropriate and prudent.

      We also plan to pursue growth through the following:

•	Our idle Coal Creek mine in Wyoming, which is permitted at 18 million tons annually, will enable us to expand production in the Powder River Basin.

•	We are likely to bid on federal reserve tracts at our operations that will extend and enhance our reserve position at those operations.

•	In addition, we will consider reserve additions and acquisitions that will complement our current operations.

Items Affecting Comparability of Reported Results

      The comparison of our operating results for the quarters ending March 31, 2004 and 2003 are affected by the following significant items:

      Reclamation fee assessment. During the quarter ended March 31, 2004, the Office of Surface Mining completed an audit of certain of our federal reclamation fee filings for periods from 1998 through 2003. The audit resulted in an assessment of additional fees of $1.3 million and interest of $0.2 million. The additional fees have been recorded as a component of cost of coal sales in the accompanying Condensed Consolidated Statements of Operations, while the interest portion has been reflected as interest expense.

      Severance costs — Skyline Mine. During the first quarter of 2004, Canyon Fuel, our equity method investment, began the process of idling its Skyline Mine, and incurred severance costs of $1.9 million. Our share of these costs totals $1.2 million and is reflected as income from equity investment.

      Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps. On June 25, 2003, we repaid our term loans with the proceeds from the offering of senior notes. Prior to the repayment, we had designated certain interest rate swaps as hedges of the variable rate interest payments due under the term loans. Pursuant to the requirements of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), historical mark-to-market adjustments related to these swaps through June 25, 2003 were deferred as a component of Accumulated Other Comprehensive Loss. Subsequent to the repayment of the term loans, these deferred amounts will be amortized as additional expense over the contractual terms of the swap agreements. For the quarter ending March 31, 2004, we recognized expense of $3.4 million, related to the amortization of previously deferred mark-to-market adjustments.

Three Months Ended March 31, 2004, Compared to Three Months Ended March 31, 2003

Revenues

	Three Months Ended
	March 31,		Increase

	2003	2004	$	%

	(In thousands, except coal sales realization
	and percentages)
Coal sales revenues	$113,288	$139,848	$26,560	23.4%
Tons sold (in thousands)	15,770	17,903	2,133	13.5%
Coal sales realization per ton	$7.18	$7.81	$0.63	8.8%

      Coal sales revenues. The increase in coal sales during the quarter was due to increased sales volumes at all of our mines. The increase in per ton coal sales realization was primarily due to higher contract prices on shipments made during the quarter ended March 31, 2004 as compared to the same period in 2003.

Costs and Expenses

	Three Months Ended
	March 31,		Increase

	2003	2004	$	%

	(In thousands, except percentages)
Cost of coal sales	$106,004	$127,631	$21,627	20.4%
Selling, general and administrative expenses	3,789	4,211	422	11.1%
Amortization of coal supply agreements	95	97	2	2.1%

Total	$109,888	$131,939	$22,051	20.1%

Cost of coal sales per ton sold	$6.72	$7.13	$0.41	6.1%

      Cost of coal sales. The increase in cost of coal sales in the quarter ended March 31, 2004 as compared to the same period in 2003 is primarily due to the increase in coal sales revenues noted above. Certain of our costs (including severance and other production taxes and coal royalties) are incurred as a percentage of coal sales realization and these costs have risen as our per-ton realizations have increased. These items contributed $8.7 million to the increase in cost of coal sales and $0.24 on a per-ton cost basis. Other factors contributing to the increase in cost of coal sales were higher incentive compensation costs of $2.0 million, higher supply costs, primarily related to explosives (an increase of $1.2 million) and diesel fuel (an increase of $0.4 million), and the reclamation fee assessment discussed above. The increase in incentive compensation costs is the result of amounts expected be earned under Arch Coal’s annual and long-term incentive plans based on operating results for the quarter ended March 31, 2004.

Interest Expense, Net

	Three Months Ended		Increase
	March 31,		(Decrease)

	2003	2004	$	%

	(In thousands, except percentages)
Interest expense	$10,125	$12,900	2,775	27.4%
Interest income primarily from Arch Coal, Inc.	(3,547)	(3,702)	(155)	(4.4)%

Total	$6,578	$9,198	2,620	39.8%

      Interest expense. The increase in interest expense results from a higher average borrowing rate in 2004 as compared to the same period in 2003. In 2004, our outstanding borrowings consist entirely of fixed rate borrowings, while 2003 borrowings were primarily variable rate borrowings. Short-term interest rates in 2003 were lower than the fixed rate of borrowing in 2004.

      Interest income. Our cash transactions are managed by Arch Coal. Cash paid to or from us that is not considered a distribution or a contribution is recorded as a receivable from Arch Coal. The receivable balance earns interest from Arch Coal at the prime interest rate.

Other non-operating income and expense

      Amounts reported as non-operating consist of income or expense resulting from our financing activities other than interest. As described above, our results of operations for the quarter ended March 31, 2004 include expenses of $3.4 million related to the termination of hedge accounting and resulting amortization of amounts that had previously been deferred.

Net income before cumulative effect of accounting change

	Three Months		Increase
	Ended March 31,		(Decrease)

	2003	2004	$	%

	(In thousands, except percentage)
Net income	$8,111	$922	$(7,189)	(88.6)%

      The decrease in net income before cumulative effect of accounting change is due primarily to the increase in interest expense and to the expenses related to the termination of hedge accounting described above.

Cumulative Effect of Accounting Change

      Effective January 1, 2003, we adopted FAS 143, which requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Application of FAS 143 resulted in a cumulative effect loss as of January 1, 2003 of $18.3 million.

Year Ended December 31, 2003, Compared to Year Ended December 31, 2002

      Operating results for 2003 versus 2002 and discussion of the 2003 results are provided below.

Revenues

			Increase
	Year Ended December 31,		(Decrease)

	2002	2003	$	%

	(In thousands, except per ton data and
	percentages)
Coal sales revenues	$492,191	$500,555	$8,364	1.7%
Tons sold	72,519	69,541	(2,978)	(4.1)%
Coal sales realization per ton sold	$6.79	$7.20	$0.41	6.0%

      Coal sales revenues. The increase in coal sales in 2003 was the result of higher average pricing on coal shipped during 2003 as compared to 2002. The increase resulted from higher contract pricing during 2003. The decrease in tons sold resulted from lower production at our Black Thunder and West Elk mines.

Costs and Expenses

			Increase
	Year Ended December 31,		(Decrease)

	2002	2003	$	%

	(In thousands, except per ton data and
	percentages)
Cost of coal sales	$450,144	$455,532	$5,388	1.2%
Selling, general and administrative expenses	13,011	15,686	2,675	20.6%
Amortization of coal supply agreements	1,201	361	(840)	(69.9)%

Total	$464,356	$471,579	$7,223	1.6%

Cost of coal sales per ton sold	$6.21	$6.55	$0.34	5.5%

      Cost of coal sales. The increase in cost of coal sales resulted from increased coal sales revenues, as certain of our costs (including severance and other production taxes and coal royalties) are incurred as a percentage of coal sales realization. Additionally, 2003 cost of coal sales reflect an increase in the cost of diesel fuel and explosives (which combined to result in increased costs of approximately $4.8 million), and the above-mentioned long-term incentive compensation charge.

      Selling, general and administrative expenses. Selling, general and administrative expenses represent expenses allocated to us from Arch Coal. The cost increase for the year ended 2003 compared to the prior year is a result of an increase in compensation-related expenses at Arch Coal.

      Amortization of coal supply agreements. The decrease in amortization of coal supply agreements is a result of the expiration of a contract that was fully amortized in 2002. Amortization of $0.8 million was recognized on this contract in 2002.

          Other Operating Income

	Year Ended
	December 31,		Increase (Decrease)

	2002	2003	$	%

	(In thousands, except percentages)
Income from equity investment	$7,774	$19,707	$11,933	153.5%
Other operating income	14,215	14,027	(188)	(1.3)%

Total	$21,989	$33,734	$11,745	53.4%

      Income from equity investment. During 2003, Canyon Fuel, our equity investment, improved its operating margins, as reduced operating costs more than offset slightly lower realizations. Additionally, 2002 operating results were negatively impacted by a weak market environment for Utah coal throughout 2002 and by adverse geologic issues at one of Canyon Fuel’s mines.

      Other operating income. Other operating income consists of income from sources other than coal sales, including administration and production fees from Canyon Fuel and gains and losses from dispositions of long-term assets.

          Interest Expense, Net

	Year Ended		Increase
	December 31,		(Decrease)

	2002	2003	$	%

	(In thousands, except percentages)
Interest expense	$43,604	$44,681	$1,077	2.5%
Interest income primarily from Arch Coal, Inc.	(13,689)	(14,638)	(949)	(6.9)%

Total	$29,915	$30,043	$128	(0.4)%

      Interest expense. The increase in interest expense results from higher outstanding debt levels and higher interest rates on outstanding borrowings. In 2003, we repaid our $675 million term loans with the proceeds from the issuance of the old notes. The old notes bear interest at a fixed rate of 6.75%, while term loans bore interest at a variable rate. Variable rates in 2002 were lower than the fixed rate in 2003.

      Interest income primarily from Arch Coal, Inc. The increase in interest income primarily from Arch Coal results from a higher average balance on the note receivable from Arch Coal.

Other non-operating expense

      Amounts reported as non-operating consist of expenses resulting from our financing activities other than interest. As described above, our results of operations for 2003 include expenses of $4.7 million related to debt extinguishment costs and $7.0 million related to the termination of hedge accounting and resulting amortization of amounts that had previously been deferred.

          Net Income Before Cumulative Effect of Accounting Change

	Year Ended		Increase
	December 31,		(Decrease)

	2002	2003	$	%

	(In thousands, except percentage)
Net income	$19,909	$20,996	$1,087	5.5%

      Increased net income before cumulative effect of accounting change results primarily from increased income from our equity investment in 2003 as compared to 2002, offset by the non-operating charges incurred in 2003.

Cumulative Effect of Accounting Change

      Effective January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“FAS 143”), which requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Application of FAS 143 resulted in a cumulative effect loss as of January 1, 2003 of $18.3 million.

Year Ended December 31, 2002, Compared to Year Ended December 31, 2001

      Our results for 2002 were adversely impacted by the state of oversupply in the coal market that resulted from an extremely mild winter and a period of industrial economic weakness that dampened electricity demand. As a result, we reduced our rate of production from planned levels at our mining operations. Offsetting the impact of the overall production cuts was an improvement in operating performance at our West Elk mine, which had experienced production difficulties and increased costs in 2001 resulting from high methane levels.

      Operating results for 2002 versus 2001 and additional discussion of the 2002 results are provided below.

Revenues

			Increase
	Year Ended December 31,		(Decrease)

	2001	2002	$	%

	(In thousands, except per ton data and
	percentages)
Coal sales revenues	$468,137	$492,191	$24,054	5.1%
Tons sold	73,719	72,519	(1,200)	(1.6)%
Coal sales realization per ton sold	$6.35	$6.79	$0.44	6.9%

      Coal sales revenues. The increase in coal sales in 2002 was the result of higher average pricing on coal shipped during 2002 as compared to 2001. This increase was due in part to higher contract prices and in part to the mix of the tons sold. In 2002, a higher percentage of tons sold were from our West Elk mine in Colorado. The average realized sales price from this mine is generally higher than prices from our other operations. Production at the West Elk mine was constrained in 2001 due to higher than normal levels of methane gas in the coal seam. Partially offsetting the impact of higher average prices was a decrease in the number of tons sold.

Costs and Expenses

			Increase
	Year Ended December 31,		(Decrease)

	2001	2002	$	%

	(In thousands, except per ton data and
	percentages)
Cost of coal sales	$440,363	$450,144	$9,781	2.2%
Selling, general and administrative expenses	13,004	13,011	7	—
Amortization of coal supply agreements	1,976	1,201	(775)	(39.2)%

Total	$455,343	$464,356	$9,013	2.0%

Cost of coal sales per ton sold	$5.97	$6.21	$0.24	4.0%

      Cost of coal sales. The increase in cost of coal sales is due primarily to the change in sales mix noted above.

      In addition, the following items impacted cost of coal sales in the period noted:

• Year ended December 31, 2001

      We received a final insurance settlement of $9.4 million related to the temporary shut down of the West Elk mine following detection of combustion-related gases in a portion of the mine. This final insurance settlement has been recognized as a reduction in the cost of coal sales.

• Year ended December 31, 2002

      We were notified by the Bureau of Land Management that we would receive a royalty rate reduction for certain tons mined at our West Elk mine. The rate reduction applies to a specified number of tons beginning October 1, 2001 and ending no later than October 1, 2005. The retroactive portion of the refund totaled $3.3 million and has been recognized as a reduction in the cost of coal sales.

Other Operating Income

	Year Ended
	December 31,		Increase (Decrease)

	2001	2002	$	%

	(In thousands, except percentages)
Income from equity investment	$26,250	$7,774	$(18,476)	(70.4)%
Other operating income	21,326	14,215	(7,111)	(33.3)%

Total	$47,576	$21,989	$(25,587)	(53.8)%

      Income from equity investment. The decrease in investment income from Canyon Fuel resulted from decreased operating earnings at Canyon Fuel due to the expiration of a favorable sales contract at the end of 2001, reduced operating results in early 2002 at one mine resulting from adverse geologic issues and a weak market environment for Utah coal throughout 2002. Additionally, in 2001, Canyon Fuel recognized recoveries of previously paid property taxes. Our share of these recoveries was $2.6 million.

      Other operating income. The decrease in other revenues is primarily due to a gain on a land sale in 2001 of $5.1 million. There were no significant land sales in 2002. Additionally, we recognized $2.1 million of outlease royalties in 2001 from an outlease arrangement that terminated in 2001.

Interest Expense, Net

	Year Ended		Increase
	December 31,		(Decrease)

	2001	2002	$	%

	(In thousands, except percentages)
Interest expense	$44,637	$43,604	$(1,033)	(2.3)%
Interest income primarily from Arch Coal, Inc.	(15,609)	(13,689)	1,920	12.3%

Total	$29,028	$29,915	$887	3.1%

      Interest expense. Interest expense decreased primarily as a result of lower interest rates on our outstanding variable rate borrowings.

      Interest income primarily from Arch Coal, Inc. Interest income primarily from Arch Coal decreased due to a decrease in the interest rate on the note receivable from Arch Coal.

Net income

	Year Ended
	December 31,		Increase (Decrease)

	2001	2002	$	%

	(In thousands, except percentage)
Net income	$31,342	$19,909	$(11,433)	(36.5)%

      The decrease in net income is primarily due to the decreases in our income from Canyon Fuel and the decrease in other operating income, as discussed above.

Outlook

      Production Levels. Our 65% owned Canyon Fuel subsidiary previously announced that its Skyline mine is scheduled to be idled by June 30, 2004 due to water issues at the mine. The Skyline mine produced 2.8 million tons of coal and contributed $5.6 million to our operating income in 2003. Canyon Fuel anticipates increasing production from its other two mines to make up a portion of the scheduled production decrease associated with the idling.

      Expenses Related to Interest Rate Swaps. We had designated certain interest rate swaps as hedges of the variable rate interest payments due under Arch Western’s term loans. Pursuant to the requirements of FAS 133, historical mark-to-market adjustments related to these swaps through June 25, 2003 of $44.3 million were deferred as a component of Accumulated Other Comprehensive Loss. Subsequent to the repayment of the term loans, these deferred amounts will be amortized as additional expense over the original contractual terms of the swap agreements. As of December 31, 2003, the remaining deferred amounts will be recognized as expense in the following periods: $10.2 million for the remainder of 2004; $12.7 million in 2005; $7.9 million in 2006; and $3.1 million in 2007.

Liquidity and Capital Resources

      The following is a summary of cash provided by or used in each of the indicated types of activities during the three months ended March 31, 2004 and 2003:

	2004	2003

	(in thousands)
Cash provided by (used in):
Operating activities	$(8,031)	$7,878
Investing activities	(26,949)	(6,391)
Financing activities	(97)	(30)

      Cash used by operating activities in the three months ended March 31, 2004 was $8.0 million, compared to cash provided by operating activities of $7.9 million in the three months ended March 31, 2003. The decrease is a result of lower income levels (as discussed in Results of Operations) and increased cash used for working capital purposes. The increase in cash used for working capital purposes relates mainly to the timing of interest payments. In 2003, interest was paid quarterly on the term loans, while in 2004, interest is paid semiannually on the notes. The first semiannual interest payment was made in January 2004.

      Cash used in investing activities for the three months ended March 31, 2004 consists of capital expenditures of $17.0 million and additions to prepaid royalties of $10.0 million. Cash used in investing activities for the quarter ended March 31, 2003 consists solely of capital expenditures. The increase in capital expenditures was primarily at our Black Thunder Mine, where certain assets were bought out of a lease arrangement.

      Expenditures for property, plant and equipment were $17.0 million and $6.4 million for the three months ended March 31, 2004 and 2003, respectively. Capital expenditures are made to improve and replace existing mining equipment, expand existing mines, develop new mines and improve the overall efficiency of mining operations. For the remainder of 2004, we expect to incur capital expenditures of approximately $70 million.

      The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2003, 2002, and 2001:

	Year Ended December 31,

	2001	2002	2003

	(In thousands)
Cash provided by (used in):
Operating activities	$29,758	$68,080	$66,357
Investing activities	(29,391)	(64,099)	(40,018)
Financing activities	—	(4,193)	8,583

      Cash provided by operating activities in 2003 declined slightly as compared to 2002 despite higher income before the cumulative effect of accounting change. The decline was the result of the settlement of asset retirement obligations at our Black Thunder and Arch of Wyoming mines totaling $19.0 million. Cash provided by operating activities increased in 2002 as compared to 2001 due primarily to improved operating performance and reduced requirements for working capital components other than inventories.

      Cash used in investing activities in 2003 declined from 2002 levels as we limited capital expenditures in light of the weak coal market that existed during much of 2003. Cash used in investing activities increased in 2002 as compared to 2001 due to increased capital expenditures of $17.9 million at Black Thunder and increased prepaid royalty payments of $8.0 million.

      Expenditures for property, plant and equipment were $27.3 million, $51.4 million and $32.1 million for 2003, 2002 and 2001, respectively. Capital expenditures in 2002 included the scheduled purchase of assets from an operating lease and the replacement of several pieces of mobile equipment at Black Thunder.

      Cash provided by financing activities in 2003 represents the net proceeds resulting from the issuance of the old notes (see below) and the repayment of our term loans. Cash used in financing activities during 2002 represents costs associated with the debt refinancing that occurred in the first quarter of 2002. Our cash transactions are managed by Arch Coal. Cash paid to or from us that is not considered a distribution or a contribution is recorded in an Arch Coal receivable account. At December 31, 2003, 2002 and 2001, the receivable from Arch Coal was $351.9 million, $333.8 million and $259.8, respectively. The receivable is interest bearing and is payable on demand by us. However, we do not intend to demand payment of the receivable within the next year. Therefore, the receivable is classified on the consolidated balance sheets as long-term.

      We generally satisfy our working capital requirements and fund our capital expenditures and debt-service obligations with cash generated from operations. We believe that cash generated from operations will be sufficient to meet our working capital requirements and anticipated capital expenditures for the next several years. Our ability to fund planned capital expenditures and meet our debt-service obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions in the coal industry, and by financial, business and other factors, some of which are beyond our control. We expect to incur capital expenditures of approximately $85 million in 2004. This estimate assumes no significant expansions of our existing mining operations or additions to our reserve base.

      On June 25, 2003, Arch Western Finance completed the offering of the old notes and utilized the proceeds of the offering to repay our term loans. The old notes bear a fixed rate of interest of 6.75% and are due in full on July 1, 2013. Interest on the old notes is payable on January 1 and July 1 each year commencing January 1, 2004. The old notes are guaranteed by us and certain of our subsidiaries and are secured by a security interest in our receivable from Arch Coal. The terms of the old notes contain restrictive covenants that limit our ability to, among other things, incur additional debt, sell or transfer assets, and make investments.

      On September 19, 2003, we established a new term loan credit facility. The new credit facility provides for a $100.0 million amortizing term loan, subject to certain conditions of borrowing, which include the consummation by Arch Coal of its acquisition of Vulcan. Currently, no amount is available to us under that credit facility. When all of the conditions of borrowing have been met, we will be able to borrow pursuant to the term loan. We expect to lend to Arch Coal any amounts that we borrow under our credit facility to finance the acquisition of Vulcan, which would increase the aggregate principal amount of the Arch Coal notes. If we borrow pursuant to the term loan, the term loan will be due in quarterly installments from October 2004 through April 2007.

      The terms of our LLC Agreement provide for a preferred return distribution in an amount equal to 4% of the preferred capital account balance, which was $2.4 million for each of the years ended December 31, 2003, 2002 and 2001. Preferred distributions made during the years ended December 31, 2003, 2002 and 2001 were $0.1 million in each year. Except for the preferred return distribution, distributions may generally be made at such times and in such amounts as our managing member determines. We made no distributions other than the preferred return in the years ended December 31, 2003, 2002 and 2001.

      We are exposed to market risk associated with interest rates. At March 31, 2004, all of our outstanding debt bore interest at fixed rates.

      We are exposed to commodity price risk related to our purchase of diesel fuel. We have historically entered into forward purchase contracts and heating oil swaps to substantially eliminate volatility in the price of diesel fuel for our operations. The swap agreements essentially fix the price paid for diesel fuel by requiring us to pay a fixed heating oil price and receive a floating heating oil price. The changes in the floating heating oil price highly correlate to changes in diesel fuel prices. At December 31, 2003, we were not a party to any heating oil swap agreements.

      The discussion below presents the sensitivity of the market value of our financial instruments to selected changes in market rates and prices. The range of changes reflects our view of changes that are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates and prices chosen. The major accounting policies for these instruments are described in Note 1 to our consolidated financial statements.

      At March 31, 2004, our debt portfolio consisted entirely of fixed rate debt. As such, a change in interest rates on the fixed rate debt impacts the net financial instrument position but has no impact on interest incurred or cash flows. The sensitivity analysis related to our fixed rate debt assumes an instantaneous 100-basis-point move in interest rates from their levels at March 31, 2004, with all other variables held constant. A 100-basis-point increase in market interest rates would result in a $45.6 million decrease in the fair value of the fixed portion of the debt at March 31, 2004.

Off-Balance Sheet Arrangements

      We do not have any off-balance sheet arrangements.

Contractual Obligations

      The following is a summary of our significant contractual obligations as of December 31, 2003:

	Payments Due by Period

				After
	2004	2005-2006	2007-2008	2008

	(In thousands)
Long-term debt	$—	$—	$—	$700,000
Operating leases	2,200	4,204	2,229	1,259
Royalty leases	10,752	21,125	20,969	54,726
Unconditional purchase obligations	21,065	—	—	—

Total contractual cash obligations	$34,017	$25,329	$23,198	$755,985

      Unconditional purchase obligations represent amounts committed for purchases of materials and supplies, payments for services, and capital expenditures. In addition to these contractual obligations, we expect to make contributions of $6.5 million to our pension plan in 2004.

Contingencies

Reclamation

      The federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes require that mine property be restored in accordance with specified standards and an approved reclamation plan. We accrue for the costs of reclamation in accordance with the provisions of FAS 143, which was adopted as of January 1, 2003. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Other costs of reclamation common to surface and underground mining are related to reclaiming refuse and slurry ponds, eliminating sedimentation and drainage control structures, and dismantling or demolishing equipment or buildings used in mining operations. The establishment of the reclamation liability is based upon permit requirements and requires various estimates and assumptions, principally associated with costs and productivities.

      We review our entire environmental liability periodically and make necessary adjustments, including permit changes and revisions to costs and productivities to reflect current experience. Our management believes it is making adequate provisions for all expected reclamation and other associated costs. As of March 31, 2004, we had accrued $107.0 million for asset retirement obligations.

Legal Contingencies

      We are party to claims and lawsuits with respect to various matters. We provide for costs related to contingencies, including environmental matters, when a loss is probable and the amount is reasonably determinable. After conferring with counsel, it is the opinion of management that the ultimate resolution of these claims, to the extent not previously provided for, will not have a material adverse effect on our consolidated financial condition, results of operations or liquidity. As of March 31, 2004, we have not accrued for any legal contingencies.

Losses

      Because the coal mining industry is subject to significant regulatory oversight and affected by the possibility of adverse pricing trends or other industry trends beyond our control, we may suffer losses in the future if legal and regulatory rulings, mine idlings and closures, adverse pricing trends or other factors affect our ability to mine and sell coal profitably.

Critical Accounting Policies

      Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Our management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from the estimates used under different assumptions or conditions. Note 1 to our consolidated financial statements provides a description of all significant accounting policies. We believe that of these significant accounting policies, the following may involve a higher degree of judgment or complexity.

Asset Retirement Obligations

      Our asset retirement obligations arise from the federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines, and sealing portals at deep mines. We account for the costs of our reclamation activities in accordance with the provisions of FAS 143. We determine the future cash flows necessary to satisfy our reclamation obligations on a mine-by-mine basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates, and assumptions regarding productivity. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based upon historical internal or third-party costs, depending on how the work is expected to be performed. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. In accordance with the provisions of FAS 143, we determine the fair value of our asset retirement obligations. In order to determine fair value, we must also estimate a discount rate and third-party margin. Each is discussed further below:

•	Discount rate — FAS 143 requires that asset retirement obligations be recorded at fair value. In accordance with the provisions of FAS 143, we utilize discounted cash flow techniques to estimate the fair value of our obligations. We base our discount rate on the rates of treasury bonds with maturities similar to expected mine lives, adjusted for our credit standing.

•	Third-party margin — FAS 143 requires the measurement of an obligation to be based upon the amount a third-party would demand to assume the obligation. Because we plan to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of these activities. This margin was estimated based upon our historical experience with contractors performing certain types of reclamation activities. The inclusion of this margin will result in a recorded obligation that is greater than our estimates of our cost to perform the reclamation activities. If our cost estimates are accurate, the excess of the recorded obligation over the cost incurred to perform the work will be recorded as a gain at the time that reclamation work is completed.

      On at least an annual basis, we review our entire reclamation liability and make necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures, and revisions to cost estimates and productivity assumptions, to reflect current experience. At March 31, 2004, we had recorded asset retirement obligation liabilities of $107.0 million, including amounts reported as current. While the precise amount of these future costs cannot be determined with certainty, as of March 31, 2004, we estimate that the aggregate undiscounted cost of final mine closure is approximately $205.6 million.

Employee Benefit Plans

      We have non-contributory defined benefit pension plans covering certain of our salaried and non-union hourly employees. Benefits are generally based on the employee’s age and compensation. We fund the plans in an amount not less than the minimum statutory funding requirements nor more than the maximum amount that can be deducted for federal income tax purposes. For the year ended December 31, 2003, we contributed $7.6 million into the plan. We account for our defined benefit plans in accordance with FAS 87, Employer’s Accounting for Pensions, which requires amounts recognized in the financial statements to be determined on an actuarial basis.

      The calculation of our net periodic benefit costs (pension expense) and benefit obligation (pension liability) associated with our defined benefit pension plans requires the use of a number of assumptions that we deem to be “critical accounting estimates.” Changes in these assumptions can result in different pension expense and liability amounts, and actual experience can differ from the assumptions.

•	The expected long-term rate of return on plan assets is an assumption of the rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. We establish the expected long-term rate of return at the beginning of each fiscal year based upon historical returns and projected returns on the underlying mix of invested assets. The pension plan’s investment targets are 65% equity, 30% fixed income securities and 5% cash. Investments are rebalanced on a periodic basis to stay within these targeted guidelines. The long-term rate of return assumption used to determine pension expense was 9.0% for the years ended December 31, 2003 and 2002, which is less than the plan’s actual life-to-date returns and includes the negative returns of 2001 and 2002 as experienced by the markets in general. Any difference between the actual experience and the assumed experience is deferred as an unrecognized actuarial gain or loss and amortized into the future. The impact of lowering the expected long-term rate of return on plan assets from 9% to 8.5% for 2003 would have been an increase to expense of approximately $0.3 million.

•	The discount rate represents our estimate of the interest rate at which pension benefits could be effectively settled. Assumed discount rates are used in the measurement of the projected, accumulated and vested benefit obligations and the service and interest cost components of the net periodic pension cost. In estimating that rate, Statement No. 87 requires rates of return on high quality, fixed income investments. We utilize a bond portfolio model that includes bonds that are rated “AA” or higher with maturities that match the expected benefit payments under the plan. The discount rates used to determine pension expense for 2003 and 2002 were 7.0% and 7.5%, respectively. The impact of lowering the discount rate from the 7.0% utilized in 2003 to an assumed 6.5% would have resulted in an approximate $0.4 million increase in expense in 2003.

      The differences generated in changes in assumed discount rates and returns on plan assets are amortized into earnings over a five-year period.

      For the measurement of our year-end pension obligation for 2003 (and pension expense for 2004), we changed our long-term rate of return assumption to 8.5% and the discount rate to 6.5%.

      We also currently provide certain postretirement medical/life insurance coverage for eligible employees. Generally, covered employees who terminate employment after meeting eligibility requirements are eligible for postretirement coverage for themselves and their dependents. The salaried employee postretirement medical/life plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. Our current funding policy is to fund the cost of all postretirement medical/life insurance benefits as they are paid. We account for our other postretirement benefits in accordance with FAS 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions, which requires amounts recognized in the financial statements to be determined on an actuarial basis.

      Various actuarial assumptions are required to determine the amounts reported as obligations and costs related to the postretirement benefit plan. These assumptions include the discount rate and the future medical cost trend rate.

•	The discount rate assumption reflects the rates available on high-quality fixed-income debt instruments at year-end and is calculated in the same manner as discussed above for the pension plan. The discount rate used to calculate the postretirement benefit expense for 2003 and 2002 was 7.0% and 7.5%, respectively. Had the discount rate been lowered from 7.0% to 6.5% in 2003, we would have incurred additional expense of $0.2 million.

•	Future medical trend rate represents the rate at which medical costs are expected to increase over the life of the plan. The health care cost trend rate is determined based upon our historical changes in health care costs as well as external data regarding such costs. We have implemented many effective programs that have resulted in actual increases in medical costs to fall far below the double-digit increases experienced by most companies in recent years. The postretirement expense in 2003 was based on an assumed medical inflationary rate of 7.5%, trending down in half percent increments to 5%, which represents the ultimate inflationary rate for the remainder of the plan life. This assumption was based on our then current three-year historical average of per capita increases in health care costs. A change in the future medical trend rate in 2003 would not have had a material impact on the expense recognized because the employer contribution cap was reached.

      For the measurement of our year-end other postretirement obligation for 2003 (and other postretirement expense for 2004), we changed our medical inflationary rate assumption to 8.0% (trending down to 5%) and our discount rate to 6.5%.

BUSINESS

      We are one of the largest and most productive operators of compliance and low sulfur coal mines in the United States. We sold 69.5 million tons of coal in 2003 and 17.9 million tons of coal during the three months ended March 31, 2004, all of which was compliance and low sulfur coal. We have a total of seven operating mines. Our largest mine, Black Thunder, is located in Wyoming in the Powder River Basin, the largest and fastest-growing U.S. coal-producing region. Black Thunder is the second largest coal mine in the United States. We are the largest producer of coal in the Western Bituminous Region, where we directly own three mines in Colorado and Wyoming and a 65% interest in Canyon Fuel Company, LLC, which owns and operates three mines in Utah, one of which is scheduled to be idled by June 30, 2004.

      As of March 31, 2004, we controlled approximately 1.8 billion tons of proven and probable compliance and low sulfur coal reserves. Compliance Coal and low-sulfur coal are coals which when burned, emit 1.2 pounds or less and 1.6 pounds or less of sulfur dioxide per million Btu’s respectively. Compliance coal does not require generators of electricity to use sulfur dioxide reduction technologies to comply with the requirements of the Clean Air Act. Approximately 93.5% of our reserves is compliance coal.

      We sell substantially all of our coal to producers of electric power, most of whom are large, investment grade utilities. For the year ended December 31, 2003, we derived 25.6% of our total coal revenues from sales to our largest customers, Southern Company and Tennessee Valley Authority. As of March 31, 2004, we have sales contracts in place for approximately 96% of our planned 2004 production, approximately 75% of our planned 2005 production and approximately 56% of our planned 2006 production. This provides us with a relatively reliable and stable revenue base through the end of 2005. Our goal with respect to the remainder of our planned production is to seek long-term supply agreements with our largest and best customers as coal markets strengthen.

Operations

      As of March 31, 2004, we operated a total of seven mines, all located in the western United States. We use four distinct extraction techniques: continuous mining, longwall mining, truck-and-shovel mining and dragline mining. Coal is transported from our mining complexes to customers by railroad cars. As is customary in the industry, virtually all of our coal sales are made F.O.B. mine or loadout, meaning that customers are responsible for the cost of transporting purchased coal to their facilities.

      The following map shows the locations of our mines.

      The following table provides summary information regarding our principal mining complexes and the total sales associated with these operations for the prior three years.

					Tons Sold
		Mining
Mining Complex	Type of Mine(s)	Equipment		Transportation	2001	2002	2003

					(in millions)
Black Thunder	Surface	D, SH	(1)	UP/BN	67.6	65.1	62.6
Coal Creek(2)	Surface	—		UP/BN	—	—	—
West Elk	Underground	LW, C		UP	5.2	6.7	6.5
Skyline(3)	Underground	LW, C		UP	3.8	3.4	3.1
SUFCO(3)	Underground	LW, C		UP	7.1	7.2	7.5
Dugout Canyon(3)	Underground	LW, C		UP	1.8	2.0	2.5
Arch of Wyoming	Surface	D, SH	(4)	UP	0.7	0.6	0.5

Total					86.2	85.0	82.7

D = Dragline SH = Shovel/Truck LW = Longwall C = Continuous Miner	UP = Union Pacific Railroad BN = Burlington Northern Railroad

(1)	Utilizes 164-cubic-yard, 130-cubic-yard, 78-cubic-yard and 45-cubic-yard draglines and 53-cubic-yard, 60-cubic-yard and 82-cubic-yard shovels.

(2)	Idled beginning in the third quarter of 2000 because of unfavorable conditions existing in the market environment.

(3)	Operated by Canyon Fuel. Canyon Fuel is an equity investment, and its financial statements and tons sold are not consolidated into our financial statements and tons sold. Amounts represent 100% of Canyon Fuel’s tons sold, of which we have a 65% interest. The Skyline mine is scheduled to be idled by June 30, 2004.

(4)	Utilizes 76-cubic-yard dragline at Medicine Bow and a 32-cubic-yard dragline at Seminoe II. These mines are expected to be put into reclamation mode in 2004.

      Black Thunder. The Black Thunder mine is located in Campbell County, Wyoming on approximately 14,711 acres. Mining the approximately 68-foot coal seam are four draglines and seven shovels. There is no washing plant at Black Thunder. The coal is crushed through either the near pit crushing and conveying system or the primary system. Coal from these two crushing facilities is conveyed into one of two silos or a slot storage facility. Coal is shipped through two loadouts on trains operated by Burlington Northern and Union Pacific.

      Coal Creek. The Coal Creek mine is located in Campbell County, Wyoming on approximately 6,720 acres. Coal Creek has been idle since July 2000. The equipment at the mine consists of one shovel, ten trucks and a loadout facility. The Coal Creek mine is located on a joint rail line operated by Burlington Northern and Union Pacific.

      West Elk. The West Elk mine is an underground operation located in Gunnison County, Colorado on approximately 14,700 acres. The coal is mined by two continuous mines in support of a longwall. The loadout facility at the mine is serviced by the Union Pacific Railroad.

      Skyline. Canyon Fuel’s Skyline mine is an underground longwall mine located in Carbon County and Emery County, Utah on 11,300 acres. Three continuous miners support a longwall. The coal produced from the mine is crushed and loaded into trains at the mine. The loadout facility at Skyline is serviced by the Union Pacific Railroad. The Skyline mine is scheduled to be idled by June 30, 2004 because current market prices do not support expansion into an additional reserve base at the mine.

      SUFCO. Canyon Fuel’s SUFCO mine, an underground longwall mine, is located in Sevier County, Juab County and Emery County, Utah on 23,900 acres. Two continuous miners support the longwall. All of the coal produced from the mine is crushed at a facility located at the mine and trucked either directly to customers or to a train loadout located approximately 80 miles from the mine. The Union Pacific Railroad serves this loadout.

      Dugout Canyon. Canyon Fuel’s Dugout Canyon mine is an underground longwall mine located in Carbon, County, Utah on 13,700 acres. Two continuous miners support the longwall operation. The coal produced is crushed at the mine and trucked to a third party loadout served by the Union Pacific Railroad.

      We currently own or lease the equipment utilized in our mining operations.

Coal Reserves

      As of December 31, 2003, we estimate that we controlled approximately 1.8 billion tons of assigned and unassigned proven and probable recoverable reserves. Recoverable reserves include only saleable coal and do not include coal which would remain unextracted. Reserve estimates are prepared by our engineers and geologists and reviewed and updated periodically. Total recoverable reserve estimates and reserves dedicated to mines and complexes change from time to time to reflect mining activities, analysis of new engineering and geological data, changes in reserve holdings and other factors. Our recoverable reserves consist of steam coal, which is coal used in steam boilers to make electricity. The following tables present our estimated assigned and unassigned recoverable coal reserves at December 31, 2003:

Total Assigned Reserves

(tonnage in millions)

				Sulfur Content
	Total			(lbs. per million				Reserve				Past Reserve
	Assigned			Btus)				Control		Mining Method		Estimates
	Recoverable						As Received
Mine	Reserves	Proven	Probable	<1.2	1.2-2.5	>2.5	Btu per lb.(1)	Leased	Owned	Surface	Underground	2001	2002

Wyoming
Black Thunder	792.1	783.3	8.8	736.7	55.4	—	8,853	792.1	—	792.1	—	918.6	854.5
Coal Creek	233.3	227.3	6.0	233.3	—	—	8,340	233.3	—	233.3	—	233.3	233.3
Utah (2)
Dugout	34.1	24.6	9.5	33.9	0.2	—	11,984	33.9	0.2	—	34.1	37.5	35.7
Skyline	12.7	8.7	4.0	12.7	—	—	12,020	12.7	—	—	12.7	36.1	27.9
Sufco	69.1	29.0	40.1	68.4	0.7	—	11,440	67.1	2.0	—	69.1	80.8	61.8
Colorado
West Elk	84.5	63.6	20.9	84.5	—	—	11,916	80.1	4.4	—	84.5	126.1	112.0

Total	1,225.8	1,136.5	89.3	1,169.5	56.3	—		1,219.2	6.6	1,025.4	200.4	1,432.4	1,325.2

Total Unassigned Reserves

(tonnage in millions)

	Total			Sulfur Content
	Unassigned			(lbs. per million Btus)				Reserve Control		Mining Methods
	Recoverable						As Received
Mine	Reserves	Proven	Probable	<1.2	1.2-2.5	>2.5	Btu per lb.(1)	Leased	Owned	Surface	Underground

Wyoming	479.4	305.4	174.0	430.1	49.3	—	9,454	392.9	86.5	315.1	164.3
Utah (2)	45.5	21.3	24.2	40.0	5.5	—	11,326	44.6	0.9	—	45.5
Colorado	57.6	46.1	11.5	57.2	0.4	—	11,606	57.3	0.3	—	57.6

Total	582.5	372.8	209.7	527.3	55.2	—		494.8	87.7	315.1	267.4

(1)	As received Btu per lb. includes the weight of moisture in the coal on an as sold basis.

(2)	Including 100% of the reserves held by Canyon Fuel, in which we have a 65% interest.

      As of March 31, 2004, approximately 86,700 acres (which includes 100% of the acreage held by Canyon Fuel) of our total of approximately 181,000 acres of coal land were leased by a subsidiary of Arch Coal from the federal government. We have subleased those federal lands from that subsidiary of Arch Coal. In addition, approximately 41,200 acres were leased by us from state governments, and approximately 32,650 acres were leased by us from private lessors. These leases have terms expiring between 2004 and 2027, subject to readjustment or extension and to earlier termination for failure to meet development requirements. Under current mining plans, all reported leased reserves will be mined out within the period of existing leases or within the time period of assured lease renewal periods.

      Reserves at properties leased by us to other coal operators represent an immaterial amount of our coal reserves and are included in our reserve figures set forth in this prospectus in accordance with Industry Guide 7. All of the identified coal reserves held by us have been subject to preliminary coal seam analysis to test sulfur content. Of these reserves, approximately 93.5% consist of compliance coal. Accordingly, our reserves are primarily suitable for the domestic steam coal markets.

      Our federal coal leases are administered by the U.S. Department of the Interior under the Federal Coal Leasing Amendments Act of 1976. These leases cover our principal reserves in Wyoming and other reserves in Utah and Colorado. The Bureau of Land Management has asserted the right to adjust the terms and conditions of these leases, including rent and royalties, after the first 20 years of their term and at ten-year intervals thereafter. Annual rents under our federal coal leases are now set at $3.00 per acre. Production royalties on federal leases are set by statute at 12.5% of the gross proceeds of coal mined and sold for surface-mined coal and 8% for underground-mined coal. The federal government limits by statute the amount of federal land that may be leased by any company and its affiliates at any time to 75,000 acres in any one state and 150,000 acres nationwide. As of March 31, 2004, we leased or had applied to lease approximately 11,230 acres of federal land in Colorado, approximately 40,900 acres in Utah and approximately 37,350 acres in Wyoming.

      Title to coal properties that we lease or purchase and the boundaries of such properties generally are verified at the time of leasing or acquisition. However, in cases involving less significant properties and consistent with industry practices, title and boundaries are not completely verified until such time as we prepare to mine such reserves. If defects in title or boundaries of undeveloped reserves are discovered in the future, control of and the right to mine such reserves could be adversely affected.

      From time to time, private lessors or subleasors of land leased by us have sought to terminate such leases on the basis that we have failed to comply with the financial terms of the leases or that the mining and related operations conducted by us are not authorized by the leases. Some of these allegations relate to leases upon which we conduct operations material to our consolidated financial position, results of operations and liquidity, but we do not believe any pending claims by such leasors or subleasors have merit or will result in the termination of any material lease or sublease.

      We must obtain permits from applicable state regulatory authorities before we begin to mine reserves. Applications for permits require extensive engineering and data analysis and presentation and must address a variety of environmental, health and safety matters associated with a proposed mining operation. These matters include the manner and sequencing of coal extraction, the storage, use and disposal of waste and other substances and other impacts on the environment, the construction of overburden fills and water containment areas and reclamation of the area after coal extraction. We are required to post bonds to secure our performance under our permits. As is typical in the coal industry, we strive to obtain mining permits within a time frame that allows us to mine reserves as planned on an uninterrupted basis. We generally begin preparing applications for permits for areas that we intend to mine up to three years in advance of their expected issuance date. Regulatory authorities have considerable discretion in the timing of permit issuance and the public has rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.

      Our reported coal reserves are those that could be economically and legally extracted or produced at the time of their determination. In determining whether our reserves meet this standard, we take into account, among other things, our potential inability to obtain a mining permit, the possible necessity of revising a mining plan, changes in estimated future costs, changes in future cash flows caused by changes in costs required to be incurred to meet regulatory requirements and obtaining mining permits, variations in quantity and quality of coal, and varying levels of demand and their effects on selling prices. We have obtained, or we have a very high probability of obtaining, all required permits or government approvals with respect to our reserves. We are not currently aware of matters which would significantly hinder our ability to obtain future mining permits or governmental approvals with respect to our reserves.

      We periodically engage third parties to review our reserve estimates. The most recent third party review of our reserve estimates was conducted by Weir International Mining Consultants in April 2003.

      The carrying cost of our coal reserves at December 31, 2003 was $540.0 million.

Competition

      The coal industry is intensely competitive. We compete with four major coal producers (including Triton) in the Powder River Basin area and effectively compete with a large number of eastern and western coal producers in the markets that we serve. Excess industry capacity, which has occurred in the past, tends to result in reduced prices for our coal.

      The most important factors on which we compete are coal price at the mine, coal quality and characteristics, transportation costs from the mine to the customer and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 91% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear, and alternative energy sources such as hydroelectric power. Demand for our low sulfur coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal, which can be marketed in tandem with emissions allowances in order to meet Clean Air Act requirements.

Environmental and Regulatory Factors

      Federal, state and local governmental authorities regulate the coal mining industry on matters as diverse as air quality standards, water pollution, groundwater quality and availability, plant and wildlife protection, the reclamation and restoration of mining properties, the discharge of materials into the environment and surface subsidence from underground mining. These regulations and legislation have had and will continue to have a significant effect on our costs of production and competitive position. New legislation, regulations or orders may be adopted or become effective which may adversely affect our mining operations, our cost structure or the ability of our customers to use coal. For example, new legislation, regulations or orders may require us to incur increased costs or to significantly change our operations. New legislation, regulations or orders may also cause coal to become a less attractive fuel source, resulting in a reduction in coal’s share of the market for fuels used to generate electricity. Depending upon the nature and scope of the legislation, regulations or orders, any legislation, regulation or order could significantly increase our costs to mine coal.

      The coal mining industry is subject to regulation by federal, state and local authorities on matters such as:

•	the discharge of materials into the environment;

•	employee health and safety;

•	mine permits and other licensing requirements;

•	reclamation and restoration of mining properties after mining is completed;

•	management of materials generated by mining operations;

•	surface subsidence from underground mining;

•	water pollution;

•	legislatively mandated benefits for current and retired coal miners;

•	air quality standards;

•	protection of wetlands;

•	endangered plant and wildlife protection;

•	limitations on land use;

•	storage of petroleum products and substances that are regarded as hazardous under applicable laws; and

•	management of electrical equipment containing polychlorinated biphenyls, or PCBs.

      In addition, the electric generating industry, which is the most significant end-user of coal, is subject to extensive regulation regarding the environmental impact of its power generation activities, which could affect demand for our coal. The possibility exists that new legislation or regulations may be adopted or that the enforcement of existing laws could become more stringent, either of which may have a significant impact on our mining operations or our customers’ ability to use coal and may require us or our customers to significantly change operations or to incur substantial costs.

      While it is not possible to quantify the expenditures we incur to maintain compliance with all applicable federal and state laws, those costs have been and are expected to continue to be significant. We post performance bonds pursuant to federal and state mining laws and regulations for the estimated costs of reclamation and mine closing, including the cost of treating mine water discharge when necessary. Compliance with these laws has substantially increased the cost of coal mining for all domestic coal producers.

      Clean Air Act. The federal Clean Air Act and similar state and local laws, which regulate emissions into the air, affect coal mining and processing operations primarily through permitting and emissions control requirements. The Clean Air Act also indirectly affects coal mining operations by extensively regulating the emissions from coal-fired industrial boilers and power plants, which are the largest end-users of our coal. These regulations can take a variety of forms, as explained below.

      The Clean Air Act imposes obligations on the Environmental Protection Agency, or EPA, and the states to implement regulatory programs that will lead to the attainment and maintenance of EPA-promulgated ambient air quality standards, including standards for sulfur dioxide, particulate matter, nitrogen oxides and ozone. Owners of coal-fired power plants and industrial boilers have been required to expend considerable resources in an effort to comply with these ambient air standards. Significant additional emissions control expenditures will be needed in order to meet the current national ambient air standard for ozone. In particular, coal-fired power plants will be affected by state regulations designed to achieve attainment of the ambient air quality standard for ozone. Ozone is produced by the combination of two precursor pollutants: volatile organic compounds and nitrogen oxides. Nitrogen oxides are a by-product of coal combustion. Accordingly, emissions control requirements for new and expanded coal-fired power plants and industrial boilers will continue to become more demanding in the years ahead.

      In July 1997, the EPA adopted more stringent ambient air quality standards for particulate matter and ozone. In a February 2001 decision, the U.S. Supreme Court largely upheld the EPA’s position, although it remanded the EPA’s ozone implementation policy for further consideration. On remand, the Court of Appeals for the D.C. Circuit affirmed the EPA’s adoption of these more stringent ambient air quality standards. As a result of the finalization of these standards, states that are not in attainment for these standards will have to revise their State Implementation Plans to include provisions for the control of ozone precursors and/or particulate matter. Revised State Implementation Plans could require electric power generators to further reduce nitrogen oxide and particulate matter emissions. The potential need to achieve such emissions reductions could result in reduced coal consumption by electric power generators. Thus, future regulations regarding ozone, particulate matter and other pollutants could restrict the market for coal and our development of new mines. This in turn may result in decreased production and a corresponding decrease in our revenues. Although the future scope of these ozone and particulate matter regulations cannot be predicted, future regulations regarding these and other ambient air standards could restrict the market for coal and the development of new mines.

      Furthermore, in October 1998, the EPA finalized a rule that will require 19 states in the Eastern United States that have ambient air quality problems to make substantial reductions in nitrogen oxide emissions by the year 2004. To achieve these reductions, many power plants would be required to install additional control measures. The installation of these measures would make it more costly to operate coal-fired power plants and, depending on the requirements of individual state implementation plans, could make coal a less attractive fuel. A number of states have already submitted to EPA revisions of their State Implementation Plans including provisions for reducing nitrogen oxide emissions, and the remaining states that have not revised their Implementation Plans must do so by May 1, 2004.

      Along with these regulations addressing ambient air quality, the EPA has initiated a regional haze program designed to protect and to improve visibility at and around National Parks, National Wilderness Areas and International Parks. This program restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas. Moreover, this program may require certain existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions, such as sulfur dioxide, nitrogen oxides and particulate matter. By imposing limitations upon the placement and construction of new coal-fired power plants, the EPA’s regional haze program could affect the future market for coal.

      Additionally, the U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned electric utility for alleged violations of the Clean Air Act. The EPA claims that these utilities have failed to obtain permits required under the Clean Air Act for alleged major modifications to their power plants. We supply coal to some of the currently affected utilities, and it is possible that other of our customers will be sued. These lawsuits could require the utilities to pay penalties and install pollution control equipment or undertake other emission reduction measures, which could adversely impact their demand for coal.

      New regulations concerning the routine maintenance provisions of the New Source Review program were published in October 2003. Fourteen states, the District of Columbia and a number of municipalities filed lawsuits challenging these regulations, and in December the Court stayed the effectiveness of these rules. In January 2004 the EPA Administrator announced that EPA would be taking new enforcement actions against utilities for violations of the existing New Source Review requirements, and shortly thereafter, EPA issued enforcement notices to several electric utility companies.

      In January 2004, EPA proposed two new rules pursuant to the Clean Air Act that, once final, may require additional controls and impose more stringent requirements at coal-fired power generation facilities. First, EPA is seeking to lower nickel and mercury emissions at new and existing sources by requiring the use of Maximum Achievable Control Technology (“MACT”) and by implementing a nationwide “cap and trade” program. Second, EPA has proposed to require the submission of State Implementation Plans by 29 states and the District of Columbia to include control measures to reduce the emissions of sulfur dioxide and/or nitrogen oxides, pursuant to the 8-hour ozone standard established pursuant to the Clean Air Act. Should either or both of these proposed rules become final, additional costs may be associated with operating coal-fired power generations facilities that may render coal a less attractive fuel source.

      Other Clean Air Act programs are also applicable to power plants that use our coal. For example, the acid rain control provisions of Title IV of the Clean Air Act require a reduction of sulfur dioxide emissions from power plants. Because sulfur is a natural component of coal, required sulfur dioxide reductions can affect coal mining operations. Title IV imposes a two phase approach to the implementation of required sulfur dioxide emissions reductions. Phase I, which became effective in 1995, regulated the sulfur dioxide emissions levels from 261 generating units at 110 power plants and targeted the highest sulfur dioxide emitters. Phase II, implemented January 1, 2000, made the regulations more stringent and extended them to additional power plants, including all power plants of greater than 25 megawatt capacity. Affected electric utilities can comply with these requirements by:

•	burning lower sulfur coal, either exclusively or mixed with higher sulfur coal;

•	installing pollution control devices such as scrubbers, which reduce the emissions from high sulfur coal;

•	reducing electricity generating levels; or

•	purchasing or trading emissions credits.

      Specific emissions sources receive these credits, which electric utilities and industrial concerns can trade or sell to allow other units to emit higher levels of sulfur dioxide. Each credit allows its holder to emit one ton of sulfur dioxide.

      In addition to emissions control requirements designed to control acid rain and to attain the national ambient air quality standards, the Clean Air Act also imposes standards on sources of hazardous air pollutants. Although these standards have not yet been extended to coal mining operations, the EPA recently announced that it will regulate hazardous air pollutants from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by no later than 2009. These controls are likely to require significant new improvements in controls by power plant owners. The most prominently targeted pollutant is mercury, although other by-products of coal combustion may be covered by future hazardous air pollutant standards for coal combustion sources.

      Other proposed initiatives may have an effect upon coal operations. One such proposal is the Bush Administration’s Clear Skies Initiative. As proposed, this initiative is designed to reduce emissions of sulfur dioxide, nitrogen oxides, and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed by various members of Congress. While the details of all of these proposed initiatives vary, there appears to be a movement towards increased regulation of a number of air pollutants. Were such initiatives enacted into law, power plants could choose to shift away from coal as a fuel source to meet these requirements.

      Mine Health and Safety Laws. Stringent safety and health standards have been imposed by federal legislation since the adoption of the Mine Safety and Health Act of 1969. The Mine Safety and Health Act of 1977, which significantly expanded the enforcement of health and safety standards of the Mine Safety and Health Act of 1969, imposes comprehensive safety and health standards on all mining operations. In addition, as part of the Mine Safety and Health Acts of 1969 and 1977, the Black Lung Act requires payments of benefits by all businesses conducting current mining operations to coal miners with black lung and to some survivors of a miner who dies from this disease.

      Surface Mining Control and Reclamation Act. SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. SMCRA requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. In conjunction with mining the property, we are contractually obligated under the terms of our leases to comply with all laws, including SMCRA and equivalent state and local laws. These obligations include reclaiming and restoring the mined areas by grading, shaping, preparing the soil for seeding and by seeding with grasses or planting trees for use as pasture or timberland, as specified in the approved reclamation plan.

      SMCRA also requires us to submit a bond or otherwise financially secure the performance of its reclamation obligations. The earliest a reclamation bond can be completely released is five years after reclamation has been achieved. Federal law and some states impose on mine operators the responsibility for repairing the property or compensating the property owners for damage occurring on the surface of the property as a result of mine subsidence, a consequence of longwall mining and possibly other mining operations. In addition, the Abandoned Mine Lands Act, which is part of SMCRA, imposes a tax on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton of coal produced from surface mines and $0.15 per ton of coal produced from underground mines.

      We also lease some of our coal reserves to third party operators. Under SMCRA, responsibility for unabated violations, unpaid civil penalties and unpaid reclamation fees of independent mine lessees and other third parties could potentially be imputed to other companies that are deemed, according to the regulations, to have “owned” or “controlled” the mine operator. Sanctions against the “owner” or “controller” are quite severe and can include civil penalties, reclamation fees and reclamation costs. We are not aware of any currently pending or asserted claims against us alleging that we “own” or “control” any of our lessees’ operations.

      Framework Convention on Global Climate Change. The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change, commonly known as the Kyoto Protocol, which is intended to limit or capture emissions of greenhouse gases such as carbon dioxide and methane. The U.S. Senate has neither ratified the treaty commitments, which would mandate a reduction in U.S. greenhouse gas emissions, nor enacted any law specifically controlling greenhouse gas emissions, and the Bush Administration has withdrawn support for this treaty. Nonetheless, future regulation of greenhouse gases could occur either pursuant to future U.S. treaty obligations or pursuant to statutory or regulatory changes under the Clean Air Act. Efforts to control greenhouse gas emissions could result in reduced demand for coal if electric power generators switch to lower carbon sources of fuel.

      West Virginia Antidegradation Policy. In January 2002, a number of environmental groups and individuals filed suit in the U.S. District Court for the Southern District of West Virginia to challenge the EPA’s approval of West Virginia’s antidegradation implementation policy. Under the federal Clean Water Act, state regulatory authorities must conduct an antidegradation review before approving permits for the discharge of pollutants to waters that have been designated as high quality by the state. Antidegradation review involves public and intergovernmental scrutiny of permits and requires permittees to demonstrate that the proposed activities are justified in order to accommodate significant economic or social development in the area where the waters are located. The plaintiffs in this lawsuit, Ohio Valley Environmental Coalition v. Whitman, challenge provisions in West Virginia’s antidegradation implementation policy that exempt current holders of National Pollutant Discharge Elimination System (NPDES) permits and Section 404 permits, among other parties, from the antidegradation review process. We were exempt from antidegradation review under these provisions. In August 2003, the Southern District of West Virginia vacated EPA’s approval of West Virginia’s antidegradation procedures, and remanded the matter to EPA. The court’s decision may delay the issuance or reissuance of Clean Water Act permits to us or cause these permits to be denied, and may increase the costs, time and difficulty associated with obtaining and complying with Clean Water Act permits for surface mining operations.

      Comprehensive Environmental Response, Compensation and Liability Act. CERCLA and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances that may endanger public health or welfare or the environment. Under CERCLA and similar state laws, joint and several liability may be imposed on waste generators, site owners and lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA excludes most wastes generated by coal mining and processing operations from the hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA. In addition, the disposal, release or spilling of some products used by coal companies in operations, such as chemicals, could implicate the liability provisions of the statute. Thus, coal mines that we currently own or have previously owned or operated, and sites to which we sent waste materials, may be subject to liability under CERCLA and similar state laws. In particular, we may be liable under CERCLA or similar state laws for the cleanup of hazardous substance contamination at sites where we own surface rights.

      Mining Permits and Approvals. Numerous governmental permits or approvals are required for mining operations. In connection with obtaining these permits and approvals, we may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production of coal may have upon the environment. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit can be refused or revoked if an officer, director or a shareholder with a 10% or greater interest in the entity is affiliated with another entity that has outstanding permit violations. Thus, past or ongoing violations of federal and state mining laws could provide a basis to revoke existing permits and to deny the issuance of additional permits.

      In order to obtain mining permits and approvals from state regulatory authorities, mine operators, including us, must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically we submit the necessary permit applications several months before we plan to begin mining a new area. In our experience, permits generally are approved several months after a completed application is submitted. In the past, we have generally obtained our mining permits without significant delay. However, we cannot be sure that we will not experience difficulty in obtaining mining permits in the future.

      Future legislation and administrative regulations may emphasize the protection of the environment and, as a consequence, the activities of mine operators, including us, may be more closely regulated. Legislation and regulations, as well as future interpretations of existing laws, may also require substantial increases in equipment expenditures and operating costs, as well as delays, interruptions or the termination of operations. We cannot predict the possible effect of such regulatory changes.

      Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.

      Surety Bonds. Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations including mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. It has become increasingly difficult for us to secure new surety bonds or renew such bonds without the posting of collateral. In addition, surety bond costs have increased while the market terms of such bonds have generally become more unfavorable.

      Endangered Species. The federal Endangered Species Act and counterpart state legislation protects species threatened with possible extinction. Protection of endangered species may have the effect of prohibiting or delaying us from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species. A number of species indigenous to our properties are protected under the Endangered Species Act. Based on the species that have been identified to date and the current application of applicable laws and regulations, however, we do not believe there are any species protected under the Endangered Species Act that would materially and adversely affect our ability to mine coal from our properties in accordance with current mining plans.

      Other Environmental Laws Affecting Us. We are required to comply with numerous other federal, state and local environmental laws in addition to those previously discussed. These additional laws include, for example, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substance Control Act and the Emergency Planning and Community Right-to-Know Act. We believe that we are in substantial compliance with all applicable environmental laws.

Employees

      We employ a total of 986 persons, not including Canyon Fuel’s employees, none of whom were represented by organized labor unions.

ARCH WESTERN FINANCE, LLC

      The Issuer is a Delaware limited liability company and an indirectly wholly-owned subsidiary of Arch Western. It was formed on June 3, 2003 solely for the purpose of being the issuer of the old notes and the registered notes. The Issuer has no operations, and we do not expect that it will have operations in the future. The Issuer’s only asset is the intercompany note issued by Thunder Basin Coal Company, L.L.C. evidencing the proceeds from the sale of the old notes that will be loaned to Thunder Basin and, in turn, loaned to us to repay our existing bank debt and for general purposes.

ARCH COAL, INC.

      Arch Coal originally was organized as Arch Mineral Corporation in 1969. On July 1, 1997, Ashland Coal, Inc. then a majority-owned subsidiary of Ashland Inc., merged with a subsidiary of Arch Mineral Corporation. In connection with the merger, the name of Arch Mineral Corporation was changed to Arch Coal, Inc. On June 1, 1998, Arch Coal acquired the United States coal operations of Atlantic Richfield Company for an aggregate of approximately $1.14 billion in cash and combined these operations with its western operations to form Arch Western Resources, LLC. Arch Coal owns 99% of Arch Western, and an affiliate of BP p.l.c., the successor to Atlantic Richfield Company, owns the remaining 1% interest.

      Arch Coal is the second largest and one of the most productive operators of compliance and low sulfur coal mines in the United States. Including our operations, as of March 31, 2004, Arch Coal controlled approximately 2.9 billion tons of proven and probable coal reserves. As of March 31, 2004, Arch Coal had 27 operating mines. Arch Coal sold 100.6 million tons of coal in 2003 and 25.8 million tons of coal during the three months ended March 31, 2004.

      In addition to our operations, Arch Coal produces coal in Central Appalachia in the eastern United States. Arch Coal produces compliance and low sulfur coal exclusively, and 90% of its reserves are compliance quality or low sulfur. Arch Coal supplied the fuel for approximately 6% of the electricity used in the United States in 2003. In the past five years, Arch Coal has increased its coal production from 36.7 million tons in 1997 to 94.0 million tons in 2003, primarily as a result of selective acquisitions as well as the strategic development of existing reserves.

      On May 29, 2003, Arch Coal entered into a definitive agreement to acquire (1) Vulcan, which owns all of the common equity of Triton, and (2) all of the preferred units of Triton, for a purchase price of $364.0 million. Consummation of the transaction is subject to various conditions, including the receipt by Arch Coal and Vulcan of all necessary governmental and regulatory consents and other customary conditions. On January 30, 2004, Arch Coal entered into a definitive agreement to sell Triton’s Buckskin mine to Kiewit Mining Acquisition Company for $82.0 million, subject to various conditions, including the closing of Arch Coal’s acquisition of Triton. On April 1 2004, the Federal Trade Commission filed a complaint in the U.S. District Court for the District of Columbia seeking a preliminary injunction to block Arch Coal’s acquisition of Triton. Arch Coal intends to defend the transaction in a hearing scheduled to begin on June 21, 2004. Arch Coal would finance the acquisition of Triton with cash and borrowed funds.

      Triton is the nation’s seventh largest coal producer and the operator of two mines in the Powder River Basin. These mines, North Rochelle and Buckskin, produced a combined total of 42.2 million tons of coal in 2002 and are supported by approximately 744 million tons of proven and probable reserves. The North Rochelle mine produces 8,800 Btu super-compliance quality coal and has reserves of approximately 250 million tons. In 2002, North Rochelle produced 23.9 million tons of coal. The Buckskin mine produces 8,400 Btu compliance quality coal with reserves of approximately 494 million tons. In 2002, Buckskin produced 18.3 million tons of coal.

      The acquisition of the North Rochelle mine would increase Arch Coal’s total reserves in the Powder River Basin by approximately 15%, from 1.6 billion tons to 1.8 billion tons. North Rochelle and Black Thunder are contiguously located, sharing a 5.5-mile property line. Arch Coal has identified expected synergies of approximately $18 million to $22 million annually that may be realized through the operational integration of Triton’s North Rochelle mine and our Black Thunder mine. Although Arch Coal plans to integrate the operations of the Black Thunder and North Rochelle mines, Triton’s financial results are not expected to be part of our consolidated financial results.

      For further information about Arch Coal, see the documents incorporated by reference into this prospectus that Arch Coal has filed with the Securities and Exchange Commission which are listed under the heading “Where You Can Find More Information” and which are filed in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the exchange offer is completed.

MANAGEMENT

      Our managing member is an indirect wholly owned subsidiary of Arch Coal. As a result, Arch Coal’s management is effectively our management. The executive officers and directors of Arch Coal and their respective ages and positions are set forth below.

Name	Age	Title

Steven F. Leer	51	President and Chief Executive Officer and Director
Bradley M. Allbritten	47	Vice President — Marketing
C. Henry Besten, Jr.	56	Senior Vice President — Strategic Development
John W. Eaves	46	Executive Vice President and Chief Operating Officer
Sheila B. Feldman	49	Vice President — Human Resources
Robert G. Jones	47	Vice President — Law, General Counsel and Secretary
Robert J. Messey	58	Senior Vice President and Chief Financial Officer
David B. Peugh	49	Vice President — Business Development
Kenneth G. Woodring	54	Executive Vice President — Mining Operations
James R. Boyd	57	Chairman of the Board and Director
Frank M. Burke	64	Director
Douglas H. Hunt	51	Director
Thomas A. Lockhart	68	Director
A. Michael Perry	67	Director
Robert G. Potter	65	Director
Theodore D. Sands	58	Director

      Set forth below is a description of the backgrounds of these executive officers and directors of Arch Coal.

      Steven F. Leer has been Arch Coal’s President and Chief Executive Officer and a director of Arch Coal since 1992. He is also a Director of the Norfolk Southern Corporation the Western Business Roundtable and the Mineral Information Institute. Mr. Leer is a past chairman and continues to serve on the boards of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association.

      Bradley M. Allbritten has been Arch Coal’s Vice President — Marketing since August 2002. From March 2000 to February 2003, Mr. Allbritten was Arch Coal’s Vice President — Human Resources. Mr. Allbritten also served as Arch Coal’s Director of Human Resources from February 1999 through February 2000. From January 1995 to February 1999, Mr. Allbritten served as Human Resources Manager for Atlantic Richfield Company.

      C. Henry Besten, Jr. has been Arch Coal’s Senior Vice President — Strategic Development since December 2002. Mr. Besten is also President of Arch Coal’s Arch Energy Resources, Inc. subsidiary and has served in that capacity since July 1997. From July 1997 to December 2002, Mr. Besten served as Vice President — Strategic Marketing of Arch Coal. Mr. Besten also served as Acting Chief Financial Officer of Arch Coal from December 1999 through November 2000.

      John W. Eaves has been Arch Coal’s Executive Vice President and Chief Operating Officer since December 2002. From February 2000 to December 2002, Mr. Eaves served as Senior Vice President -Marketing of Arch Coal and from September 1995 to December 2002 as President of Arch Coal’s Arch Coal Sales Company, Inc. subsidiary. Mr. Eaves also served as Vice President — Marketing of Arch Coal from July 1997 through February 2000. Mr. Eaves serves on the board of directors of ADA-ES, Inc.

      Sheila B. Feldman has been Arch Coal’s Vice President — Human Resources since February 2003. From 1997 to February 2003, Ms. Feldman was the Vice President — Human Resources and Public Affairs of Solutia Inc.

      Robert G. Jones has been Arch Coal’s Vice President — Law & General Counsel since March 2000. Mr. Jones served as Arch Coal’s Assistant General Counsel from July 1997 through February 2000 and as Senior Counsel from August 1993 to July 1997.

      Robert J. Messey has been Arch Coal’s Senior Vice President and Chief Financial Officer since December 2000. Prior to joining Arch Coal, Mr. Messey served as vice president of financial services of Jacobs Engineering Group Inc. from January 1999 and, prior to that, served as senior vice president and chief financial officer of Sverdrup Corporation from 1992. Mr. Messey serves on the board of directors of Baldor Electric Company.

      David B. Peugh has been Arch Coal’s Vice President — Business Development since 1993.

      Kenneth G. Woodring has been Arch Coal’s Executive Vice President — Mining Operations since July 1997. Mr. Woodring served as Senior Vice President — Operations of Ashland Coal from 1989 through July 1997.

      James R. Boyd, Arch Coal’s Chairman of the Board, has been a director of Arch Coal since 1990. He served as Senior Vice President and Group Operating Officer of Ashland Inc., a multi-industry company with operations in chemicals, motor oil, car care products and highway construction, from 1989 until his retirement in January 2002. Mr. Boyd is also a director of the Farmers Bank of Lynchburg, Tennessee.

      Frank M. Burke, Jr. has been a director of Arch Coal since September 2000. He has served as Chairman, Chief Executive Officer and Managing General Partner of Burke, Mayborn Company, Ltd., a private investment and consulting company, since 1984. Mr. Burke is also a director of Kaneb Services, LLC, Xanser Corporation, Kaneb Pipe Line Company (general partner of Kaneb Pipe Line Partners, LP), a member of the Board of Managers of Dorchester Minerals Management GP LLC (general partner of Dorchester Minerals, L.P.) and Crosstex Energy GP, LLC (general partner of Crosstex Energy, L.P.), a director of Crosstex Energy Inc. and a member of the National Petroleum Council.

      Douglas H. Hunt has been a director of Arch Coal since 1995 and, since May 1995, has served as Director of Acquisitions of Petro-Hunt, L.L.C., a private oil and gas exploration and production company.

      Thomas A. Lockhart has been a director of Arch Coal since February 2003 and a member of the Wyoming State House of Representatives since 2000. Mr. Lockhart worked for PacificCorp, an electric utility, for over 30 years and retired in 1998 as a Vice President. Mr. Lockhart is also a director of Blue Cross Blue Shield of Wyoming and First Interstate Bank of Casper, Wyoming.

      A. Michael Perry has been a director of Arch Coal since 1998. He served as Chairman of Bank One, West Virginia, N.A. from 1993 and as its Chief Executive Officer from 1983 to his retirement in June 2001. Mr. Perry is also a director of Champion Industries, Inc.

      Robert G. Potter became a director of Arch Coal in April 2001. He was Chairman and Chief Executive Officer of Solutia Inc., a producer and marketer of a variety of high performance chemical-based materials, from 1997 until his retirement in 1999. Mr. Potter served for 32 years with Monsanto Company prior to its spin-off of Solutia in 1997, most recently as the Chief Executive of its chemical businesses. Mr. Potter is a Director of Stepan Company and of certain private companies of which he is also an investor.

      Theodore D. Sands has been a director of Arch Coal since 1999 and, since February 1999, has served as President of HAAS Capital, LLC, a private consulting and investment company. Mr. Sands served as Managing Director, Investment Banking for the Global Metals/ Mining Group of Merrill Lynch & Co. from 1982 until February 1999. Mr. Sands is also a director of Protein Sciences Corporation and Terra Nitrogen Corporation.

GOVERNING DOCUMENTS AND CERTAIN OTHER AGREEMENTS

Arch Western LLC Agreement

      Arch Western is a Delaware limited liability company that is governed by the terms of a limited liability company agreement (the “LLC Agreement”) entered into as of June 1, 1998 between Arch Western Acquisition Corporation (the “Arch Member”), a Delaware corporation owned by Arch Coal, and Delta Housing Inc. (the “BP Member”), a Delaware corporation indirectly owned by BP p.l.c. (“BP”) as the successor corporation to Atlantic Richfield Company (“ARCO”). On June 1, 1998, Arch Coal acquired the Colorado and Utah coal operations of ARCO and simultaneously combined the acquired ARCO coal operations and Arch Coal’s Wyoming coal operations with ARCO’s Wyoming coal operations in connection with our formation.

Membership Interests; Allocation of Profit and Loss; Distributions

      Under the terms of the LLC Agreement, the Arch Member has a 99% common membership interest in Arch Western, while the BP Member has a 0.5% common membership interest and a 0.5% preferred membership interest. Net profits and losses are allocated only to the common membership interests on the basis of 99.5% to the Arch Member and 0.5% to the BP Member. Except with respect to annual tax distributions of available cash described below, distributions may generally be made at such times and in such amounts as the managing member determines. Available cash must first be distributed to the members based on the common membership interest in a hypothetical tax amount which represents the tax we would pay if we were a corporation taxed at 4% plus the highest tax rate for corporations. The BP Member is entitled to a preferred return distribution in an amount equal to 4% of its preferred capital account balance at the end of the year prior to any distributions, other than tax distributions, to the Arch Member. As of December 31, 2002, the BP Member’s preferred capital account was approximately $2.4 million. After the preferred return distribution, distributions to the members are allocated based on their common membership interests of 99.5% to the Arch Member and 0.5% to the BP Member.

Management

      Except as described below, the Arch Member, as the managing member of Arch Western, has full and complete authority, power and discretion to manage and control the business, affairs and property of Arch Western, to make all decisions regarding those matters and to perform any and all acts or activities customary or incident to the management of Arch Western’s business. However, consent of the BP Member is required in the event that Arch Western proposes to make a distribution of cash or certain property, or make loans to or other investments in a member or any affiliate of a member (except for required tax distributions), incur certain indebtedness, sell, lease or dispose of properties outside the ordinary course of business or to merge or consolidate Arch Western with any other person if, at that time, Arch Western has a debt rating less favorable than Ba3 from Moody’s Investors Service or BB- from Standard & Poor’s or fails to maintain an interest ratio of not greater than 3.0:1 and an indebtedness ratio of not greater than 3.5:1. The LLC Agreement requires the managing member to designate a President, Treasurer and Secretary of Arch Western, and such persons serve at the will of the managing member until a successor is elected or such person’s earlier resignation or removal. Because our managing member is wholly owned by Arch Coal, Arch Coal’s management is effectively our management.

Transfer of Membership Interests

      Except as described below, no member may dispose of all or any portion of its membership interest. A member may at any time transfer all or a portion of its interest:

•	to any controlled affiliate of such member;

•	in connection with a transaction or series of related transactions in which the parent or any affiliate of a member transfers its interest in any affiliate that owns an interest in Arch Western to a controlled affiliate;

•	to the administrator or trustee in an involuntary bankruptcy;

•	pursuant to the put and call provisions of the LLC Agreement (described below); or

•	with the prior written consent of the other member.

No transfer of a member’s interest (other than in connection with the put and call provisions) will be a permitted transfer if such transfer would reasonably likely result in a breach of any covenant, representation or other agreement in any instrument with respect to the Arch Western indebtedness originally incurred at the time the LLC Agreement was entered into, or any successor indebtedness thereto, or otherwise materially adversely affect the creditworthiness of Arch Western.

BP Member Put; Arch Member Call Rights

      Under the terms of the LLC Agreement, at any time after June 1, 2005, the BP Member has a put right to require the Arch Member to purchase all or part of the BP Member’s interest in Arch Western upon 60 days’ advance written notice. The purchase price pursuant to this put right will be as determined by mutual agreement between the Arch Member and the BP Member within 60 days after the date of the put notice. If the parties do not mutually agree on the purchase price, the LLC Agreement provides that the purchase price will be the sum of (a) an amount equal to all or such portion of the preferred capital amount to be sold and any accrued and unpaid preferred return thereon if the preferred capital amount is to be sold, and (b) the net equity of the BP Member’s common percentage interest or part thereof if the common partnership interest is to be sold, determined on such date as is specified in the LLC Agreement. If the BP Member put is exercised, no damages are payable to the BP Member under the Tax Sharing Agreement (described below).

      At any time, the Arch Member has a call right to purchase or cause another person to purchase all of the BP Member’s interest at a price equal to the sum of (a) the preferred capital amount and any accrued and unpaid preferred return thereon, and (b) the net equity of the BP Member’s common percentage interest, determined on such date as specified in the LLC Agreement, together with certain damages, if any, under the Tax Sharing Agreement. In addition, at any time after January 1, 2013, the Arch Member has the right to purchase all of the BP Member’s interest and any interest of the BP Member transferred at a price equal to the net equity of the BP Member’s interest and/or transferred interest determined on such date as specified in the LLC Agreement. No damages will be payable to the BP Member pursuant to the Tax Sharing Agreement in connection with the exercise by the Arch Member of its call right after June 1, 2013.

Dissolution and Winding Up

      Arch Western will dissolve and commence winding up and liquidating upon the first to occur of (a) the sale of substantially all of the property of Arch Western and (b) the agreement of the members to dissolve, wind up, and liquidate Arch Western. The managing member will be responsible for overseeing the winding up and dissolution of Arch Western. The LLC Agreement provides for the application and distribution of the proceeds realized in the liquidation of Arch Western’s property in the following priority: (1) payment of all of Arch Western’s debts and liabilities to creditors other than the members and to the payment of the expenses of liquidation and (2) payment of all member loans (as defined) and all of Arch Western’s debts and liabilities to its members as provided therein.

The Tax Sharing Agreement

      In connection with Arch Coal’s acquisition of the western United States coal properties of ARCO in June 1998, Arch Western, Arch Coal, the Arch Member and the BP Member entered into a Tax Sharing Agreement dated June 1, 1998 (the “Tax Sharing Agreement”).

      Under the Tax Sharing Agreement, Arch Coal and the Arch Member agreed to indemnify the BP Member against specified tax liabilities in the event that such tax liabilities arise as a result of certain actions taken with respect to Arch Western prior to June 1, 2013. These actions include:

•	the sale or other taxable disposition of all or any part of the assets, rights and properties contributed by ARCO or the BP Member to Arch Western;

•	the purchase and sale of the BP Member’s interest in Arch Western pursuant to certain call rights of the Arch Member under the terms of the LLC Agreement; or

•	a reduction in the amount of certain debt allocable to the BP Member under the Internal Revenue Code of 1986, as amended, due to an Arch Indemnifiable Event (as defined therein and described below).

      For purposes of the Tax Sharing Agreement, the term Arch Indemnifiable Event means any of the following actions undertaken, except as otherwise provided, by Arch Coal and its affiliates, the managing member, or by Arch Western, except to the extent that the BP Member has consented to such action and executed a written waiver of its rights to collect payment for such event:

•	a repayment, acceleration that results in a reduction in principal amount of all or part of the original principal amount of indebtedness incurred by Arch Western concurrently with the entering into of the LLC Agreement or any successor debt (as defined), except in connection with the refunding of the original indebtedness with successor debt of an equal principal amount;

•	an express guarantee, indemnification, reimbursement agreement, pledge of collateral or any other payment or payment related obligation for the direct benefit of creditors of Arch Western by Arch and its affiliates or the Arch Member with respect to the original indebtedness or successor debt, except as set forth in the LLC Agreement and the Contribution Agreement entered into in connection with the formation of Arch Western (including the making or repayment of loans to Arch Coal and certain affiliates);

•	a refinancing of the original indebtedness or successor debt if the principal amount of indebtedness outstanding at such time is reduced;

•	classification of Arch Western as a corporation for federal income tax purposes or a merger or consolidation of Arch Western into a corporation or the transfer of substantially all of the assets of Arch Western to a corporation;

•	the dissolution or liquidation of Arch Western;

•	an amendment or modification of the terms of the original indebtedness or successor debt pursuant to which Arch, the Arch Member or Arch Western agrees that (x) no member will be liable for such debt or (y) that any member other than the BP Member or its affiliate is liable, pursuant to a guarantee or otherwise, for satisfaction of the indebtedness; or

•	a repayment or other reduction in principal amount of all or part of the original indebtedness or successor debt arising upon the bankruptcy or insolvency of Arch Western, the Arch Member or Arch Coal.

Canyon Fuel Company LLC Agreement

      Canyon Fuel is a Delaware limited liability company that is governed by the terms of a limited liability company agreement (the “Canyon Fuel LLC Agreement”) entered into as of December 18, 1996, and as amended and restated on June 1, 1998, by and between Arch Western and ITOCHU Coal International Inc., a Delaware corporation and subsidiary of ITOCHU Corporation, a Japanese company. On December 20, 1996, ARCO Uinta Coal Company, a Delaware corporation, purchased 65%, and ITOCHU purchased 35%, of the membership interests in Canyon Fuel from Canyon Fuel’s initial members. On June 1, 1998, the BP Member transferred its entire interest in Canyon Fuel to Arch Western Acquisition Corporation, which, in turn, transferred such interest in Canyon Fuel to Arch Western.

Membership Interests; Allocation of Profit and Loss; Distributions

      Under the terms of the Canyon Fuel LLC Agreement, Arch Western has a 65% membership interest in Canyon Fuel, and ITOCHU has a 35% membership interest. In general, the terms of the Canyon Fuel LLC Agreement provide for a pro rata allocation of profits and losses to members in accordance with their respective percentage interests. Except for certain required withholdings authorized by the Canyon Fuel LLC Agreement, cash available for distribution will be distributed to Canyon Fuel’s members pro rata in accordance with their respective percentage interests at such times as may be determined by Canyon Fuel’s management board (as described below), but not less frequently than monthly.

Management

      The business and affairs of Canyon Fuel are managed by Canyon Fuel’s members. In the Canyon Fuel LLC Agreement, the members have delegated to the management board of Canyon Fuel full and complete power and authority to manage the business and affairs of Canyon Fuel, except the power or authority to take any action that requires the unanimous consent of Canyon Fuel’s members. Under the LLC Agreement, each member appoints two representatives and two alternates to serve on the management board. The representatives and alternates must be appointed from among the member’s officers, directors or employees. In voting on any matter, a representative or alternate, as the case may be, owes his or her exclusive duty to the member that appointed him or her, and not to Canyon Fuel. In general, the management board acts by vote or written consent of representatives or alternates, as the case may be, of members holding more than 50% of the percentage interests of Canyon Fuel. The Canyon Fuel LLC Agreement sets forth certain actions that must be approved by a unanimous vote of the management board and certain other actions that must be approved by representatives or alternates, as the case may be, of members holding 70% or more of the percentage interests. The actions that require a super-majority approval by the management board include:

•	approval of the annual business plan;

•	approval of significant capital expenditures;

•	approval of significant coal sales contracts;

•	approval of the institution of, or the settlement of, litigation;

•	approval of incurrence of indebtedness;

•	approval of significant mineral reserve leases;

•	selection and removal of the Chief Executive Officer, Chief Financial Officer, or General Counsel;

•	approval of any material change in the business of Canyon Fuel;

•	approval of any disposition whether by sale, exchange, merger, consolidation, license or otherwise, and whether directly or indirectly, of all or any portion of the assets of Canyon Fuel other than in the ordinary course of business; and

•	approval of request that a member provide additional services to Canyon Fuel.

      If a matter considered by the management board requires a unanimous or 70% vote but only receives a majority vote, the Canyon Fuel LLC Agreement provides procedures to resolve the deadlock. In the event of an unresolvable deadlock, the Canyon Fuel LLC Agreement contains a buy/sell provision under which either member may make an offer to purchase the other member’s membership interest at a specified price per percentage interest. The non-offering member then has a right to buy offering member’s interest at the specified price or must agree to sell its interest to the offering member at that price. The Canyon Fuel agreement also contains various restrictions on the transfer of membership interests in Canyon Fuel.

Company Opportunities

      Each member has agreed that all opportunities to obtain or acquire, directly or indirectly, interests in any lease, license or other right to mine coal or ownership and operation of coal mines and coal properties and other related coal endeavors that are located in the State of Utah are opportunities of Canyon Fuel. Therefore, each member has agreed not to acquire, directly or indirectly (except through its membership interest in Canyon Fuel) any interest (except as the owner of less than five percent of the outstanding stock of a publicly traded corporation) in any coal mining rights or coal mining operations that are located in the State of Utah unless the member first presents the opportunity to Canyon Fuel, and the Management Board either decides not to pursue the opportunity or fails to make any decision within 45 days of its receipt of notice of the opportunity from the transferring member.

Transfers of Membership Interests

      Ordinarily, a transfer of all or any portion of a member’s interest in Canyon Fuel would require the prior unanimous written consent of the members. However, without the consent of any member, all of Arch Western’s interest in Canyon Fuel may be transferred to the transferee of all or substantially all of the coal mining operations owned or operated by Arch Western and its affiliates in the United States. If a member or any of its affiliates wishes to transfer all or any portion of such member’s interest in Canyon Fuel and unanimous consent of the members is required, the transferring member must give notice to the other members of the proposed transfer. If the proposed transfer is of a portion but not all of a member’s interest in Canyon Fuel, the other members must receive notice of the proposed transactions, and the other members would have a right of first refusal to purchase the portion of the transferring member’s interest that is proposed to be transferred.

Dissolution and Winding Up

      Canyon Fuel is required to dissolve and commence winding up and liquidating upon the first to occur of (a) the unanimous agreement of the members to dissolve, wind up and liquidate Canyon Fuel and (b) a final judicial determination that an event has occurred that makes it unlawful, impossible or impractical for Canyon Fuel to carry on its business. Upon the dissolution of Canyon Fuel, the remaining members will appoint a member to act as liquidator of Canyon Fuel’s assets. The liquidator will be reimbursed for its costs and expenses reasonably incurred in connection with the liquidation. After paying Canyon Fuel’s outstanding liabilities to creditors in the order of priority as provided by relevant law (or the provision of adequate reserves for such payments), and providing adequate reserves for foreseeable liabilities, the liquidator will distribute the remaining assets of Canyon Fuel to the members pro rata in accordance with their respective positive capital account balances. The liability of Canyon Fuel and the other members to any particular member for the return of that member’s capital contributions is limited to Canyon Fuel’s assets. If there are insufficient assets to return to a member the full amount of its capital contributions, that member waives any and all claims that it might otherwise have against the other members with respect to their personal assets. No member has any obligation to contribute to Canyon Fuel the deficit balance, if any, in such member’s capital account upon the dissolution of Canyon Fuel, and such deficit is not to be considered a debt owed to Canyon Fuel or any other person for any purpose.

CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

Services Agreement

      Arch Coal and Arch Western are parties to a Services Agreement pursuant to which Arch Coal provides Arch Western with various accounting, legal, geological, engineering, financial, developmental, operational, management and other services and assistance of the type customarily furnished by a parent corporation to its consolidated subsidiaries. Under the Services Agreement, Arch Coal is reimbursed by Arch Western for all direct costs and expenses incurred by Arch Coal and its affiliates in connection with the provision of services pursuant to the Services Agreement, plus an allocation of overhead and other indirect costs based on the services provided as determined in good faith by Arch Coal. Under the Services Agreement, Arch Western has indemnified Arch Coal and its directors, officers, stockholders, employees and agents from any liabilities arising out of or in connection with the provision of such services and assistance.

      We pay selling, general and administrative services fees to Arch Coal. Expenses are allocated based on Arch Coal’s best estimates of proportional or incremental costs, whichever is more representative of costs incurred by Arch Coal on our behalf. Amounts allocated to us by Arch Coal were $15.7 million, $13.0 million and $13.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. Allocated expenses are not necessarily representative of costs that would be incurred if we operated on a stand-alone basis.

Receivable from Arch Coal

      Arch Coal manages our cash transactions. Cash paid to or from us that was not considered a distribution or a contribution is maintained in an Arch Coal receivable account and evidenced in the form of promissory notes issued by Arch Coal to us, which have been pledged as security for the payment of the notes. Any distribution by us to, or investment by us in, Arch Coal or any of its subsidiaries other than us or our subsidiaries, will be in the form of loans evidenced by additional promissory notes which will be pledged as security for the payment of the notes and reflected on our balance sheet as an increase in receivable from Arch Coal. Interest earned on the Arch Coal promissory notes for the years ended December 31, 2003, 2002 and 2001 was $14.6 million, $13.6 million and $15.5 million, respectively. At December 31, 2002 and 2003 and March 31, 2004, the aggregate principal amount of Arch Coal promissory notes was $333.8 million, $351.9 million and $376.8 million, respectively. The Arch Coal promissory notes accrue interest at the prime interest rate. The Arch Coal promissory notes are payable on demand by us; however, our management currently does not intend to demand payment on the Arch Coal promissory notes within the next year. Therefore, the receivable is classified on our consolidated balance sheets as long-term.

Leases

      In 2000, we began mining on portions of a federal lease known as the Thundercloud tract. The Thundercloud tract contains approximately 353 million tons of coal reserves and is contiguous to our existing operations. A subsidiary of Arch Coal owns the rights to the tract. Prior to mining, we entered into a sublease with that subsidiary of Arch Coal that requires annual advance royalty payments, which are fully recoverable against production on the Thundercloud tract. In 2003, 2002 and 2001, we made advance royalty payments of $10.0 million, $12.7 million and $4.8 million, respectively, under this lease. In addition, we also pay a production royalty of 5.5% of realization and a $0.01 per ton override royalty for every ton mined from the Thundercloud tract, resulting in production royalties paid to that subsidiary of Arch Coal of $9.2 million, $7.3 million and $4.9 million in 2003, 2002 and 2001, respectively.

      We lease certain assets from Little Thunder Leasing Company, a subsidiary of BP p.l.c. Lease expenses for the years ended December 31, 2003, 2002 and 2001 totaled $3.3 million, $3.4 million and $7.6 million, respectively.

THE EXCHANGE OFFER

Purpose and Effect

      The Issuer issued the old notes on June 25, 2003 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act. In connection with that issuance, the Issuer, Arch Western and the subsidiary guarantors entered into the indenture and, with Arch Coal, the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. The registered notes will be issued without a restrictive legend, and, except as set forth below, we believe that the registered notes may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes will terminate, except as provided in the last paragraph of this “— Purpose and Effect” section. A copy of the indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is part.

      Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representations to us that:

(1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer;

(3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer; and

(4) you are not an “affiliate” of ours, as defined under Rule 405 of the Securities Act.

      We have not applied to the SEC for no-action relief with respect to this exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

      If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See “Plan of Distribution.”

      If (i) due to any change in law or applicable interpretations thereof by the SEC’s staff, the Issuer, Arch Coal, Arch Western and the subsidiary guarantors determine that they are not permitted to effect the exchange offer; (ii) any initial purchaser of the old notes so requests with respect to old notes that are not eligible to be exchanged for registered notes in the exchange offer and that are held by it following consummation of the exchange offer; (iii) any holder (other than an initial purchaser of old notes) is not eligible to participate in the exchange offer; or (iv) you are an initial purchaser of old notes that does not receive freely tradeable registered notes in exchange for old notes constituting any portion of an unsold allotment, we will register your old notes in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earliest of (a) two years from the date the shelf registration statement is declared effective by the SEC or (b) such shorter period that will terminate when all securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “— Procedures for Tendering” below.

      We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed a copy of the shelf registration statement, and each amendment of the shelf registration statement and each amendment or supplement to the prospectus included in the shelf registration statement, notify each of those holders when the shelf registration statement has been filed with the SEC and when the shelf registration statement or any post-effective amendment to it has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder selling old notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to that holder (including certain indemnification obligations).

      We will pay additional cash interest on the old notes, subject to certain exceptions, if:

(1) the registration statement of which this prospectus is part is not declared effective on or prior to the 180th day following the date of the issuance of the old notes;

(2) the exchange offer is not consummated on or prior to the 225th day following the date of the issuance of the old notes; or

(3) if required, a shelf registration statement with respect to the old notes has not been filed with the SEC on or prior to the 60th day following the date the obligation to file the shelf registration statement arises

(each such event referred to in clauses (1) through (3) above, a “Registration Default”) from and including the date on such Registration Default will occur to but excluding the date on which all Registration Defaults have been cured.

      The rate of additional interest will be at the rate equal to 0.25% of the principal amount of the old notes (determined daily) with respect to the first 90-day period following such Registration Default. The amount of additional interest will increase by an additional 0.25% per annum to a maximum of 1.00% per annum for each subsequent 90-day period until the Registration Default has been cured. We will pay the additional interest on regular interest payment dates. The additional interest will be in addition to any other interest payable from time to time with respect to the notes.

      All references in the indenture, in any context, to any payment of principal, purchase prices in connection with a purchase of notes, and interest or any other amount payable on or with respect to any of the notes, will be deemed to include payment of any additional cash interest pursuant to the registration rights agreement.

Consequences of Failure to Exchange

      Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue registered notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and a properly completed and duly executed letter of transmittal.

      Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, untendered old notes generally will not have any further associated registration rights, and untendered old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

      The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

      As of the date of this prospectus, $700.0 million in aggregate principal amount of 6 3/4% Senior Notes due 2013 were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters’ rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

      We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder promptly after the expiration date.

      You will not be required to pay brokerage commissions or fees or, except as set forth below under “ — Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “ — Fees and Expenses” below.

Expiration Date; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on                               , 2004, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We currently do not intend to extend the exchange offer, although we reserve the right to do so. The exchange offer will not remain in effect for more than 45 business days after the date on which notice of the exchange offer is mailed to you. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

      We also reserve the right, in our sole discretion:

(1) to delay accepting any old notes or, if any of the conditions, other than those relating to necessary governmental approvals, set forth below under “ — Conditions” have not been satisfied or waived prior to the expiration date, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent; provided, however, we will not delay payment subsequent to the expiration date other than in anticipation of receiving necessary governmental approvals; or

(2) to amend the terms of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

      We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

      If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during such five- to ten-business day period.

      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

     Book-Entry Interests

      The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

      If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

(1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

(2) a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

      In addition, in order to deliver old notes held in the form of book-entry interests:

(1) a timely confirmation of book-entry transfer of such notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “ — Book-Entry Transfer” must be received by the exchange agent prior to the expiration date; or

(2) you must comply with the guaranteed delivery procedures described below.

      The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

     Certificated Old Notes

      Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “ — Exchange Agent.” In addition, in order to validly tender your certificated old notes:

(1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

(2) you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

      If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

(1) old notes tendered in the exchange offer are tendered either

(A) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(B) for the account of an eligible institution; and

(2) the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

      If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

      We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

(1) you improperly tender your old notes;

(2) you have not cured any defects or irregularities in your tender; and

(3) we have not waived those defects, irregularities or improper tender.

In this event, the exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

      In addition, we reserve the right in our sole discretion to:

(1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

(2) terminate the exchange offer if a condition to the exchange offer is not satisfied; or

(3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

      The terms of any of these purchases or offers could differ from the terms of the exchange offer.

      By tendering old notes in the exchange offer, you will represent to us that, among other things:

(1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

(2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;

(3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and

(4) you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

      In all cases, issuance of registered notes in exchange for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

      If you desire to tender your old notes in the exchange offer and your old notes are not immediately available, you may tender your old notes if:

(1) you tender your old notes through an eligible financial institution;

(2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

(3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

      The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

(1) your name and address;

(2) the amount of old notes you are tendering; and

(3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

(A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

(B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

(C) any other documents required by the letter of transmittal.

Book-Entry Transfer

      The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

      If one of the following situations occur:

(1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent’s account at DTC; or

(2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

      You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “ — Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

      The notice of withdrawal must:

(1) state your name;

(2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

(3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

(4) specify the name in which the old notes are to be registered, if different from yours.

      We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes tendered and withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “ — Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

      Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer any of the following events occur:

(1) any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

(2) the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

      We currently do not believe that any of these events has occurred, or that the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

      These conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition, other than those relating to necessary governmental approvals, in our sole discretion prior to the expiration of the exchange offer. If we waive a condition, we may be required in order to comply with applicable securities laws to extend the expiration date of the exchange offer. To the extent that we waive a condition with respect to one tender of notes, we will waive that condition for all other tenders as well. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

      In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

      The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

      We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, by Hand or by Overnight Courier:

The Bank of New York

Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, New York 10286
Attention: Mr. William Buckley

By Facsimile: (212) 298-1915                              By Telephone: (212) 815-5788

Attention: Mr. William Buckley

      The exchange agent also acts as trustee under the indenture.

Fees and Expenses

      We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

      We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

      We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

DESCRIPTION OF THE REGISTERED NOTES

      The old notes were issued and the registered notes will be issued under an indenture dated as of June 25, 2003, among the Issuer, Arch Western, the Subsidiary Guarantors and The Bank of New York, as trustee, which has been filed as an exhibit to the registration statement of which this prospectus is part. Upon the effectiveness of the registration statement relating to the exchange offer, the Indenture will be subject to and governed by the Trust Indenture Act of 1939. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Security Documents referred to below under the heading “Security” define the terms of the security interest that will secure the registered notes.

      On June 25, 2003, we issued $700.0 million aggregate principal amount of old notes under the Indenture. The terms of the registered notes are identical in all material respects to the old notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the old notes for registered notes. The trustee will authenticate and deliver registered notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the registered notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this description to specified percentages in aggregate principal amount of outstanding Notes will be deemed to mean, at any time after the exchange offer is consummated, the percentage in aggregate principal amount of the old notes and registered notes then outstanding.

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Arch Western” refers only to Arch Western Resources, LLC and not to any of its subsidiaries, the “Issuer” refers to Arch Western Finance, LLC, a wholly owned Subsidiary of Arch Western, and “Arch Coal” refers to Arch Coal, Inc. and not to any of its subsidiaries. We refer to the old notes and the registered notes together as the “Notes” in this description.

      You are encouraged to read the Indenture, the Security Documents and the Registration Rights Agreement filed as exhibits to the registration statement of which this prospectus is a part and referred to under the heading “Exchange Offer; Registration Rights” because they, and not this description, define your rights as a holder of Notes. Copies of the Indenture, the Security Documents and the Registration Rights Agreement are available upon request to Arch Western at the address indicated under “Where You Can Find More Information.”

Principal, Maturity and Interest

      The Issuer may issue up to $700.0 million aggregate principal amount of registered notes in this exchange offer and, subject to compliance with the limitations described under “— Certain Covenants — Limitation on Debt,” may in the future issue an unlimited principal amount of additional notes at later dates under the same Indenture (the “Additional Notes”). Any Additional Notes that the Issuer issues in the future will be identical in all material respects to the Notes and will form a single series with the Notes, except that Additional Notes issued in the future will have different issuance dates and may have different issuance prices. The Issuer will issue registered notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

      The Notes will mature on July 1, 2013.

      Interest on the registered notes will accrue at a rate of 6.75% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2004. The Issuer will pay interest to those persons who were holders of record on the June 15 or December 15 immediately preceding each interest payment date. Interest on the registered notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The interest rate on the registered notes will increase if:

(1) the exchange offer is not consummated on a timely basis; or

(2) certain other conditions are not satisfied as described under “Exchange Offer; Registration Rights.”

      Any interest payable as a result of an increase in the interest rate is referred to as “Special Interest,” and all references to interest in this description include Special Interest. You should refer to the description under the heading “Exchange Offer; Registration Rights” for a more detailed description of the circumstances under which the interest rate will increase.

Ranking

      The registered notes will be:

•	senior obligations of the Issuer and

•	secured by a first-priority security interest in the Arch Coal Notes.

      The registered notes would not currently be senior, equal or junior to any other indebtedness.

      The registered notes will be unconditionally guaranteed on a senior basis by Arch Western and all of its Domestic Subsidiaries other than Canyon Fuel. The Guarantees will be:

•	equal in right of payment to any future senior debt of the Guarantors;

•	effectively subordinated to all future secured debt of the Guarantors to the extent of the assets securing that debt;

•	senior in right of payment to any future subordinated debt of the Guarantors; and

•	effectively subordinated to any existing and future liabilities of any Subsidiaries of Arch Western that are not Guarantors.

      As of the date of this prospectus, all of Arch Western’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Arch Western is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Arch Western’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not Guarantee the Notes.

      In addition, as of the date of this prospectus, there are no Foreign Subsidiaries, and the only Subsidiary of Arch Western that will not Guarantee the registered notes is Canyon Fuel. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Arch Western or a Subsidiary Guarantor. Arch Western’s equity interest in Canyon Fuel represented 10% of the consolidated assets of Arch Western and its subsidiaries at December 31, 2003 and contributed 31% of the income from operations of Arch Western and its subsidiaries in 2003.

Note Guarantees

     The Arch Western Guarantee

      Arch Western will unconditionally guarantee (the “Arch Western Guarantee”) all of the Issuer’s obligations under the registered notes, including its obligations to pay principal, interest, and premium, if any, with respect to the registered notes. The Arch Western Guarantee will be joint and several with any other Note Guarantee, will be a general unsecured obligation of Arch Western and will rank pari passu with all existing and future Debt of Arch Western that is not, by its terms, expressly subordinated in right of payment of the Arch Western Guarantee.

     The Subsidiary Guarantees

      The registered notes will be guaranteed by each existing Domestic Subsidiary of Arch Western (excluding Canyon Fuel) and all future Domestic Subsidiaries. The Indenture requires that each existing and future Restricted Subsidiary that is not otherwise a Guarantor that guarantees any other Indebtedness of Arch Western or any of its Restricted Subsidiaries guarantees the Notes.

      Each of the Subsidiary Guarantors will unconditionally guarantee, on a joint and several basis with all other Note Guarantees, all of the Issuer’s obligations under the registered notes, including its obligations to pay principal, interest, and premium, if any, with respect to the registered notes. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu with all existing and future debt of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of that Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of that other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of that Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors — Risks Related to the Registered Notes — Federal and state fraudulent conveyance laws may permit a court to void the registered notes and guarantees, and if that occurs, you may not recover payment on the registered notes.” Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor determined in accordance with GAAP. Except as provided in “Certain Covenants — Limitation on Asset Sales,” Arch Western will not be restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

      The Indenture provides that:

(i) in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Subsidiary Guarantor to any Person that is not an Affiliate of Arch Western, that Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Available Cash from that sale or other disposition is applied in accordance with the applicable provisions of the Indenture. See “Certain Covenants — Limitation on Asset Sales”;

(ii) upon the release or discharge of another Guarantee of a Subsidiary Guarantor that resulted in the creation of the Subsidiary Guarantee of that Subsidiary Guarantor, except a discharge or release by or as a result of payment under that other Guarantee, that Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; and

(iii) upon the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, that Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

Security

      The registered notes will be secured by a first-priority security interest in the Arch Coal Notes. As of December 31, 2003, there were $351.9 million of outstanding Arch Coal Notes. The outstanding amount of Arch Coal Notes will increase by the amount of any Restricted Payment to, or Permitted Investment in, Arch Coal or any of its Affiliates (other than Arch Western or its Restricted Subsidiaries) and will decrease to the extent Arch Coal repays amounts owing pursuant to the Arch Coal Notes.

      The Arch Coal Notes are unsecured obligations of Arch Coal and are effectively subordinated to Arch Coal’s secured indebtedness and other liabilities of Arch Coal’s subsidiaries other than us and our subsidiaries.

      The Lien securing the Notes will be released upon (1) a satisfaction and discharge of the Indenture and (2) a legal defeasance as described under “Defeasance.”

      Subject to the covenant described under “Certain Covenants — Limitation on Debt,” Arch Western can Incur Liens on the Arch Coal Notes to secure Debt under a credit facility in an aggregate principal amount not to exceed $100.0 million at any time outstanding, and Arch Western would incur such a Lien upon borrowing under its term loan credit facility. These Liens would be equal and ratable with the Liens securing the Notes. The Issuer, Arch Western, the administrative agent under Arch Western’s credit facility, the Trustee on behalf of the holders of the Notes and The Bank of New York, as collateral trustee (the “Collateral Trustee”), entered into a collateral trust agreement (the “Collateral Trust Agreement”). Pursuant to the terms of the Collateral Trust Agreement, the Collateral Trustee was appointed as collateral agent for each of the secured parties and will hold the liens and security interests in the Arch Coal Notes granted pursuant to the Security Documents with sole authority to exercise remedies under the Security Documents. The Collateral Trustee agreed to act as mortgagee under all mortgages, beneficiary under all deeds of trust and as secured party under the applicable security agreements, to follow the instructions provided to it under the Collateral Trust Agreement and to carry out certain other duties. Similar procedures would be followed in connection with any future permitted credit facility of Arch Western created prior to the maturity of the Notes.

      Under the Collateral Trust Agreement, the Liens securing the Notes and Arch Western’s credit facility may not be enforced by the holders of the Notes or the lenders under Arch Western’s credit facility, except for certain limited exceptions involving payment or bankruptcy Events of Default under the Indenture (each, a “Triggering Event”). If a Triggering Event has occurred and is continuing, the actions of the Collateral Trustee will be directed by the Trustee, as directed by holders of at least a majority in principal amount of the Notes, and administrative agent under Arch Western’s credit facility. All proceeds of the Arch Coal Notes will be ratably shared among all holders of the Notes and the lenders under Arch Western’s credit facility, if any.

Optional Redemption

      Except as set forth in the next paragraph, the Notes will not be redeemable at the option of the Issuer prior to July 1, 2008. Starting on that date, the Issuer may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on July 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption
Year	Price

2008	103.375%
2009	102.250%
2010	101.125%
2011 and thereafter	100.000%

      In addition, at any time and from time to time, prior to July 1, 2006, the Issuer may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 106.750% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding (excluding Notes held by Arch Coal or any of its Subsidiaries). Any redemption will be made within 75 days of the Public Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Sinking Fund

      There will be no mandatory sinking fund payments for the Notes.

Repurchase at the Option of Holders Upon a Change of Control

      Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Issuer to repurchase all or any part of that holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of that holder’s Notes, plus accrued and unpaid interest to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the repurchase date is after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose Notes will be subject to redemption.

      Within 30 days following any Change of Control, the Issuer will:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or a similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at each holder’s address appearing in the Security Register, a notice stating:

(1) that a Change of Control has occurred, that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the repurchase date, which will be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions of Notes) for payment.

      The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.

      The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of that compliance.

      The Issuer and Arch Western have no present intention to engage in a transaction involving a Change of Control, although it is possible that they would decide to do so in the future. Subject to certain covenants described below, Arch Western could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at that time or otherwise affect its capital structure or credit ratings.

      The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” the Property of Arch Western and its Restricted Subsidiaries, considered as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if Arch Western and its Restricted Subsidiaries, considered as a whole, dispose of less than all of this Property by any of the means described above, the ability of a holder of Notes to require the Issuer to repurchase its Notes may be uncertain. In that case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

      Future debt of Arch Western may contain prohibitions of certain events which would constitute a Change of Control or require that future debt to be repurchased or repaid upon a Change of Control. In addition, the Issuer’s ability to pay cash to holders of Notes upon a repurchase may be limited by Arch Western’s then existing financial resources. The Issuer cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Issuer’s failure to repurchase Notes in connection with a Change of Control would result in a default under the Indenture. That default could, in turn, constitute a default under debt of the Guarantors. The Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of the Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the Notes. See “— Amendments and Waivers.”

Certain Covenants

      Set forth below are summaries of certain covenants contained in the Indenture.

      Covenant Termination. Upon the first date that:

(a) the Notes have Investment Grade Ratings from both Rating Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

      Arch Western and its Restricted Subsidiaries will cease to be subject to the following provisions of the Indenture:

•	“— Limitation on Debt;”

•	“— Limitation on Restricted Payments;”

•	“— Limitation on Asset Sales;”

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries;”

•	“— Limitation on Transactions with Affiliates;”

•	clause (a)(i) and (b) of “— Limitation on Sale and Leaseback Transactions;”

•	“— Designation of Restricted and Unrestricted Subsidiaries;” and

•	clause (e) of the first paragraph of “— Merger, Consolidation and Sale of Property”

(collectively, the “Specified Covenants”). As a result, the Notes would be entitled to substantially less protection from and after the date of termination of these covenants.

      Limitation on Debt. The Issuer may not Incur any Debt other than the Notes and any Additional Notes. Arch Western may not, and may not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either:

(1) the Debt is Debt of Arch Western or a Subsidiary Guarantor and, after giving effect to the Incurrence of the Debt and the application of the proceeds, the Consolidated Interest Coverage Ratio of Arch Western would be at least 2.0 to 1.0, or

(2) the Debt is Permitted Debt.

      The term “Permitted Debt” is defined to include the following:

(a) Debt of the Issuer evidenced by the Notes and the Note Guarantees;

(b) Debt of Arch Western or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt; provided that:

(1) the aggregate principal amount of the Debt does not exceed the Fair Market Value (on the date of the Incurrence of that Debt) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (b) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (b)) does not exceed, at any one time, 5% of Consolidated Net Tangible Assets;

(c) Debt of Arch Western owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Arch Western or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to Arch Western or a Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of that Debt by the issuer and (2) if a Guarantor is the obligor on that Debt, that Debt is subordinated in right of payment to the Note Guarantee of that Guarantor;

(d) Debt under Interest Rate Agreements entered into by Arch Western or a Restricted Subsidiary for the purpose of managing interest rate risk in the ordinary course of the financial management of Arch Western or the Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(e) Debt under Currency Exchange Protection Agreements entered into by Arch Western or a Restricted Subsidiary for the purpose of managing currency exchange rate risks directly related to transactions entered into by Arch Western or the Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(f) Debt under Commodity Price Protection Agreements entered into by Arch Western or a Restricted Subsidiary in the ordinary course of the financial management of Arch Western or the Restricted Subsidiary and not for speculative purposes;

(g) Debt in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by Arch Western or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(h) Debt of Arch Western or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (g) above;

(i) other Debt of Arch Western or any Subsidiary Guarantor in an aggregate principal amount outstanding at any one time not to exceed $100.0 million;

(j) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (b) and (h) above; and

(k) Debt consisting of installment payment obligations to the federal government in connection with the acquisition of coal leases in the ordinary course of business and consistent with past practices.

      Notwithstanding anything to the contrary contained in this covenant,

(a) Arch Western may not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt pursuant to this covenant if the proceeds of that Debt are used, directly or indirectly, to Refinance any Debt of any Guarantor; and

(b) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this covenant.

      For purposes of determining compliance with this covenant in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (j) above or is entitled to be incurred pursuant to clause (1) of the first paragraph of this covenant, Arch Western will, in its sole discretion, classify the item of Debt in any manner that complies with this covenant.

      Limitation on Restricted Payments. Arch Western may not make, and may not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, that proposed Restricted Payment,

(a) a Default or Event of Default has occurred and is continuing;

(b) Arch Western could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt;” or

(c) the aggregate amount of the Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of the Restricted Payment) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income of Arch Western accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or if the aggregate amount of Consolidated Net Income of Arch Western for that period will be a deficit, minus 100% of that deficit), plus

(2) 100% of the Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by Arch Western or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Arch Western, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of Arch Western or any Restricted Subsidiary is reduced on Arch Western’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Arch Western, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to Arch Western or a Subsidiary of Arch Western or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by Arch Western or any Restricted Subsidiary upon any such conversion or exchange;

      plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than Arch Western or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to Arch Western or any Restricted Subsidiary from that Person, and

(B) the portion (proportionate to Arch Western’s equity interest in that Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary of Arch Western at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum may not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Arch Western or any Restricted Subsidiary in that Person.

      Notwithstanding the foregoing limitation, Arch Western may:

(a) pay dividends on its Capital Stock within 60 days of the declaration of the dividends if, on the declaration date, the dividends could have been paid in compliance with the Indenture; provided, however, that the dividend will be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of Arch Western or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Arch Western (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Arch Coal or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees); provided, however, that

(1) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement will be excluded in the calculation of the amount of Restricted Payments and

(2) the Capital Stock Sale Proceeds from the exchange or sale will be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement will be excluded in the calculation of the amount of Restricted Payments;

(d) repurchase shares of, or options to purchase shares of, common stock of Arch Western or any of its Subsidiaries from current or former officers, directors or employees of Arch Western or any of its Subsidiaries (or permitted transferees of current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which those individuals purchase or sell, or are granted the option to purchase or sell, shares of that common stock; provided, however, that the aggregate amount of the repurchases may not exceed $2.5 million in any calendar year and, at the time of the repurchase, no other Default or Event of Default has occurred and is continuing or has resulted from the repurchase; provided further, however, that these repurchases will be included in the calculation of the amount of Restricted Payments;

(e) so long as no Default or Event of Default has occurred and is continuing and Arch Western is a limited liability company, make distributions to the ARCO Member (as defined in the LLC Agreement), with respect to any period after March 31, 2003, not to exceed the Tax Amount allocated to the ARCO Member under the LLC Agreement for that period; provided, however, that the distributions will be included in the calculation of the amount of Restricted Payments;

(f) so long as no Default or Event of Default has occurred and is continuing, make distributions of the Preferred Return (as defined in the LLC Agreement) to the ARCO Member (as defined in the LLC Agreement) pursuant to the LLC Agreement in effect on the Issue Date; provided, however, that such distribution will be included in the calculation of the amount of Restricted Payments; and

(g) so long as (i) no Default or Event of Default has occurred and is continuing and (ii) Arch Western could incur at least $1.00 of additional Debt pursuant to clause (l) of the first paragraph of the covenant described under “— Limitation on Debt,” make loans or advances in cash to Arch Coal out of Available Cash as of the date of the loan or advance; provided, however, that the loans or advances will be included in the calculation of the amount of Restricted Payments.

      Notwithstanding the prior two paragraphs, any Restricted Payment to, or Permitted Investments in, Arch Coal or any of its Affiliates (other than Arch Western or a Restricted Subsidiary) will be in the form of a loan for cash which will be evidenced by Arch Coal Notes that are immediately pledged to the Trustee on behalf of the holders of the Notes.

      Limitation on Liens. Arch Western may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien on the Arch Coal Notes, except for the Liens securing the Notes and Additional Notes and Liens described in clause (k) of the definition of Permitted Liens.

      Arch Western may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest in any of its Property or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or any Note Guarantee will be secured by that Lien equally and ratably with (or, if the other Debt constitutes Subordinated Obligations, prior to) all other Debt of Arch Western or any Restricted Subsidiary secured by that Lien for so long as that other Debt is secured by that Lien.

      Limitation on Asset Sales. Arch Western may not, and may not permit any Restricted Subsidiary, to, directly or indirectly, sell, transfer or otherwise dispose of (including by means of a merger, consolidation or similar transaction) any shares of Capital Stock of the Issuer, Arch Western Notes or the Arch Coal Notes. Arch Western may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) Arch Western or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to the Asset Sale;

(b) at least 75% of the consideration paid to Arch Western or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of Arch Western or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes) as a result of which Arch Western and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; and

(c) Arch Western delivers an Officers’ Certificate to the Trustee certifying that the Asset Sale complies with the foregoing clauses (a) and (b).

      The Net Available Cash (or any portion of the Net Available Cash) from Asset Sales may be applied by Arch Western or a Restricted Subsidiary to the extent Arch Western or such Restricted Subsidiary elects (or is required by the terms of any Debt) to:

(a) Repay any Debt of Arch Western or the Restricted Subsidiary (other than Subordinated Obligations); or

(b) reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Arch Western or another Restricted Subsidiary).

      Any Net Available Cash from an Asset Sale (other than an Asset Sale consisting of all of the Capital Stock of Canyon Fuel or Mountain Coal) not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of the Net Available Cash or that is not segregated from the general funds of Arch Western for investment in identified Additional Assets in respect of a project that has been commenced, and for which binding contractual commitments have been entered into, prior to the end of the 365-day period and that has not have been completed or abandoned will constitute “Excess Proceeds;” provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed also will constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of the Net Available Cash also will constitute “Excess Proceeds.” Any Net Available Cash from an Asset Sale consisting of all of the Capital Stock of Canyon Fuel or Mountain Coal not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of the Net Available Cash will be segregated from the general funds of Arch Western and invested in cash or Cash Equivalents pending application in accordance with the preceding paragraph.

      When the aggregate amount of Excess Proceeds (including income earned on those Excess Proceeds) exceeds $20.0 million, the Issuer will be required to make an offer to repurchase (the “Prepayment Offer”) the Notes, which offer will be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of that principal amount, plus accrued and unpaid interest to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence, and provided that all holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, Arch Western or a Restricted Subsidiary may use the remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

      The term “Allocable Excess Proceeds” means the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of Arch Western outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Arch Western Guarantee and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring Arch Western to make an offer to repurchase that Debt at substantially the same time as the Prepayment Offer.

      Within five business days after the Issuer is obligated to make a Prepayment Offer as described in the preceding paragraph, the Issuer will send a written notice, by first-class mail, to the holders of Notes, accompanied by any information regarding Arch Western and its Subsidiaries as the Issuer in good faith believes will enable those holders to make an informed decision with respect to the Prepayment Offer. The notice will state, among other things, the purchase price and the repurchase date, which will be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

      The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. Arch Western may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to Arch Western or any other Restricted Subsidiary;

(b) make any loans or advances to Arch Western or any other Restricted Subsidiary; or

(c) transfer any of its Property to Arch Western or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes and the Indenture);

(B) relating to Debt of a Restricted Subsidiary of Arch Western and existing at the time it became a Restricted Subsidiary if the restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary or was acquired by Arch Western; or

(C) that result from any amendment, restatement, renewal or replacement of an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided the restrictions are not less favorable, taken as a whole, to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing that Debt;

(B) encumbering Property at the time that Property was acquired by Arch Western or any of its Restricted Subsidiaries, so long as the restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of that acquisition;

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of those agreements or rights under those agreements; or

(D) that are customary and that are contained in asset sale agreements limiting the transfer of the Property pending the closing of that sale.

      Limitation on Transactions with Affiliates. Arch Western may not, and may not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Arch Western (an “Affiliate Transaction”), unless:

(a) the terms of the Affiliate Transaction are:

(1) set forth in writing;

(2) in the best interest of Arch Western or the Restricted Subsidiary, as the case may be; and

(3) no less favorable to Arch Western or the Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Arch Western;

(b) if the Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; provided, however, if there are no disinterested members of the Board of Directors, Arch Western must receive a written opinion from an Independent Financial Advisor described in clause (c) below; and

(c) if the Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, Arch Western obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with the Affiliate Transaction is fair, from a financial point of view, to Arch Western and its Restricted Subsidiaries.

      Notwithstanding the foregoing limitation, Arch Western or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between Arch Western and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of Arch Western (other than a Restricted Subsidiary);

(b) any Restricted Payment (other than an Investment) permitted to be made pursuant to the first paragraph of the covenant described under “— Limitation on Restricted Payments;”

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Arch Western or any of its Restricted Subsidiaries, so long as the Board of Directors in good faith has approved the terms thereof and deemed the services to be performed for that compensation to be fair consideration;

(d) loans and advances to employees made in the ordinary course of business permitted by law and consistent with the past practices of Arch Western or the Restricted Subsidiary, as the case may be, provided that the loans and advances do not exceed $2.5 million in the aggregate at any one time outstanding;

(e) agreements in effect on the Issue Date and described in this prospectus and any modifications, extensions or renewals thereto that are no less favorable to Arch Western or any Restricted Subsidiary than the agreements as in effect on the Issue Date; and

(f) the Arch Coal Notes.

      Limitation on Sale and Leaseback Transactions. Arch Western may not, and may not permit any of its Restricted Subsidies to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) Arch Western or the Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Debt;” and

(2) create a Lien on the Property securing that Attributable Debt without also securing the Notes or the applicable Note Guarantee pursuant to the covenant described under “— Limitation on Liens;” and

(b) the Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales.”

      Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary (other than the Issuer) to be an Unrestricted Subsidiary if that designation (which would constitute an Investment in that Subsidiary) would not result in a breach of the covenant described under “— Limitation on Restricted Payments” or otherwise cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Arch Western and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation as set forth under the definition of “Investment” and will reduce the amount available for Restricted Payments under the first paragraph of the “— Limitation on Restricted Payments” covenant or Permitted Investments, as determined by Arch Western. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

      The Board of Directors may also designate any Subsidiary of Arch Western to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Arch Western or any other Restricted Subsidiary and is not required to be a Guarantor pursuant to the Indenture; and

(b) either:

(1) the Subsidiary to be so designated has total assets of $1,000 or less; or

(2) the designation is effective immediately upon that entity becoming a Subsidiary of Arch Western.

      Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Arch Western will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary will not be designated a Restricted Subsidiary and will be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification or if the Person is a Subsidiary of an Unrestricted Subsidiary.

      In addition, neither Arch Western nor any of its Restricted Subsidiaries may at any time be directly or indirectly liable for any Debt that provides that the holder of the Debt may (with the passage of time or notice or both) declare a default on the Debt or cause the payment of the Debt to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against the Unrestricted Subsidiary).

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x) Arch Western could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default has occurred and is continuing or would result from the designation.

      Any such designation or redesignation by the Board of Directors will be evidenced by filing with the Trustee a Board Resolution giving effect to the designation or redesignation and an Officers’ Certificate that:

(a) certifies that the designation or redesignation complies with the foregoing provisions; and

(b) gives the effective date of the designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of Arch Western in which the designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Arch Western’s fiscal year, within 90 days after the end of that fiscal year).

      Guarantees by Restricted Subsidiaries. Arch Western may not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee or secure the payment of any other Debt of Arch Western or any of its Restricted Subsidiaries unless the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the payment of the Notes by the Restricted Subsidiary; provided that this paragraph will not be applicable to:

(i) any Guarantee of any Restricted Subsidiary that existed at the time the Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, the Person becoming a Restricted Subsidiary;

(ii) any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers’ acceptances; or

(iii) Permitted Liens.

      If the Guaranteed Debt is a Subordinated Obligation, the Guarantee of the Guaranteed Debt must be subordinated in right of payment to the Subsidiary Guarantee to at least the extent that the Guaranteed Debt is subordinated to the Notes or the applicable Subsidiary Guarantee.

Merger, Consolidation and Sale of Property

      The Issuer may not merge, consolidate or amalgamate with or into any other Person. Arch Western may not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary of Arch Western into Arch Western) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) Arch Western is the Surviving Person or the Surviving Person (if other than Arch Western) formed by the merger, consolidation or amalgamation or to which the sale, transfer, assignment, lease, conveyance or disposition is made will be a limited liability company or corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(b) the Surviving Person (if other than Arch Western) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by the Surviving Person, the due and punctual performance and observance of all the obligations of the Indenture, the Arch Western Guarantee or the Security Documents, to be performed by Arch Western;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property, that Property will have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to the transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of the transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of the transaction or series of transactions), no Default or Event of Default has occurred and is continuing;

(e) immediately after giving effect to the transaction or series of transactions on a pro forma basis, at least $1.00 of additional Debt would be able to be Incurred under clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt;”

(f) Arch Western will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction or series of transactions and the supplemental indenture, if any, comply with this covenant and that all conditions precedent in this covenant relating to that transaction or series of transactions have been satisfied; and

(g) Arch Western will have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the transaction had not occurred.

      Arch Western may not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person or sell, assign, transfer, convey or otherwise dispose of, all or substantially all of its assets, in one or more related transactions, to any Person unless Arch Western has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that the transaction complies with the following conditions and each of the following conditions is satisfied:

(a) the other Person is Arch Western or any Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(b) (1) either (x) the Subsidiary Guarantor will be the Surviving Person or (y) the entity formed by the consolidation or into which the Subsidiary Guarantor is merged, expressly assumes, by a Guarantee or a supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by the surviving Person the due and punctual performance and observance of all the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee; and

(2) the Surviving Person, if other than the Subsidiary Guarantor, is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and immediately after giving effect to the transaction and any related Incurrence of Debt of, no Default or Event of Default has occurred and is continuing; or

(c) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to another Subsidiary Guarantor) and at the time of the transaction after giving pro forma effect thereto, the provisions of clause (d) of the first paragraph of this covenant would be satisfied, the transaction is otherwise permitted by the Indenture and the Subsidiary Guarantor is released from its Subsidiary Guarantee at the time of the transaction in accordance with the Indenture.

      The Surviving Person will succeed to, and be substituted for, and may exercise every right and power of Arch Western under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be), but Arch Western, in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless the sale, transfer, assignment, conveyance or other disposition is of all the assets of Arch Western as an entirety or virtually as an entirety); or

(b) a lease,

will not be released from any of the obligations or covenants under the Indenture.

Payments for Consents

      Arch Western will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless the consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

SEC Reports

      Notwithstanding that Arch Coal or Arch Western may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Arch Coal and Arch Western will file with the Commission and provide the Trustee and holders of Notes with the annual reports and the information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, such information, documents and reports to be so filed with the Commission and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that Arch Coal and Arch Western will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit those filings; provided further, however, that Arch Coal and Arch Western will be required to provide to the Trustee and the holders of Notes any such information, documents or reports that are not are so filed.

Events of Default

      Events of Default in respect of the Notes include:

(1) failure to make the payment of any interest on the Notes when that payment becomes due and payable, and that failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when that payment becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “— Repurchase at the Option of Holders Upon a Change of Control,” “— Certain Covenants — Limitations on Asset Sales” and “— Merger, Consolidation and Sale of Property;”

(4) failure to comply with any other covenant or agreement in the Notes, the Indenture, the Note Guarantees or the Security Documents (other than a failure that is the subject of the foregoing clause (1), (2) or (3)), and that failure continues for 60 days after written notice is given to the Issuer as provided below;

(5) a default under any Debt by Arch Western or any Restricted Subsidiary that results in acceleration of the maturity of the Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that is rendered against Arch Western or any Restricted Subsidiary and that is not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement is not in effect (the “judgment default provisions”);

(7) certain events involving bankruptcy, insolvency or reorganization of Arch Coal, Arch Western, the Issuer, any Guarantor or any other Significant Subsidiary (the “bankruptcy provisions”);

(8) any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under any Note Guarantee; and

(9) the legal impairment of the security interests under the Security Documents for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Security Documents or any security interest created thereunder is declared invalid or unenforceable or Arch Western or any of its Subsidiaries asserting, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable (the “security default provisions”).

      A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify Arch Western or the Issuer of the Default and Arch Western or the Issuer does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

      Arch Western will deliver to the Trustee, within 30 days after the occurrence of that event, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action is being taken or proposed to be taken with respect thereto.

      If an Event of Default with respect to the Notes (other than an Event of Default resulting from the bankruptcy provisions) has occurred and is continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting the bankruptcy provisions occurs, that amount with respect to all the Notes will be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless those holders have offered to the Trustee reasonable indemnity. Subject to those provisions for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

      No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) the holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute the proceeding as Trustee; and

(c) the Trustee has not have received from the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with the request and has failed to institute the proceeding within 60 days.

      However, those limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, that Note on or after the respective due dates expressed in that Note.

Amendments and Waivers

      Subject to certain exceptions, Arch Western, the Issuer and the Trustee with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend the Indenture and the Notes, the Note Guarantees or the Security Documents and the registered holders of at least a majority in aggregate principal amount of the Notes outstanding may waive any past default or compliance with any provisions of the Indenture, the Notes, the Note Guarantees or the Security Documents (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note). However, without the consent of each holder of an outstanding Note, no amendment may, among other things,

(1) reduce the amount of Notes whose holders must consent to an amendment or waiver;

(2) reduce the rate of, or extend the time for payment of, interest on any Note;

(3) reduce the principal of, or extend the Stated Maturity of, any Note;

(4) make any Note payable in money other than that stated in the Note;

(5) impair the right of any holder of the Notes to receive payment of principal of, premium, if any, and interest, on, the holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the holder’s Notes;

(6) release any security interest that may have been granted in favor of the holders of the Notes other than pursuant to the terms of the security interest;

(7) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under “— Optional Redemption;”

(8) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to the Change of Control Offer;

(9) at any time after the Issuer is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

(10) modify or change any provision of the Indenture affecting the ranking of the Notes or the Note Guarantees in a manner adverse to the holders of the Notes (it being understood that amendments or waivers of Security Documents or releases of Liens on the Arch Coal Notes do not relate to ranking); or

(11) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture other than in accordance with the provisions of the Indenture, or amend or modify any provision relating to the release.

      The Indenture and the Notes may be amended by Arch Western, the Issuer and the Trustee without the consent of any holder of the Notes to:

(a) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of the Notes;

(b) provide for the assumption by a Surviving Person of the obligations of Arch Western under the Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(d) add Note Guarantees with respect to the Notes or confirm and evidence the release, termination or discharge of any security or Note Guarantee when the release, termination or discharge is permitted by the Indenture;

(e) secure the Notes, add to the covenants of the Issuer for the benefit of the holders of the Notes or surrender any right or power conferred upon the Issuer;

(f) make any change that does not adversely affect the rights of any holder of the Notes;

(g) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or

(h) provide for the issuance of Additional Notes in accordance with the Indenture.

      The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment. After an amendment becomes effective, the Issuer is required to mail to each registered holder of the Notes at the holder’s address appearing in the Security Register a notice briefly describing the amendment. However, neither the failure to give notice to all holders of the Notes nor any defect in the notice will impair or affect the validity of the amendment.

Defeasance

      Arch Western and the Issuer at any time may terminate all of their obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Arch Western and the Issuer at any time may terminate:

(1) their obligations under the covenants described under “— Repurchase at the Option of Holders Upon a Change of Control” and “— Certain Covenants;”

(2) the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under “— Events of Default” above; and

(3) the limitations contained in clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

Arch Western and the Issuer may exercise their legal defeasance option notwithstanding their prior exercise of its covenant defeasance option.

      If Arch Western and the Issuer exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Arch Western and the Issuer exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “— Certain Covenants”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “— Events of Default” above or because of the failure to comply with clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above.

      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) Arch Western or the Issuer irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be;

(b) Arch Western or the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made, and during the 123-day period, no Default described in clause (7) under “— Events of Default” occurs with respect to Arch Western or the Issuer or any other Person making the deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

(e) the deposit does not constitute a default under any other agreement or instrument binding on Arch Western or any of its Restricted Subsidiaries;

(f) Arch Western or the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, Arch Western or the Issuer delivers to the Trustee an Opinion of Counsel stating that:

(1) Arch Western or the Issuer has received from the Internal Revenue Service a ruling, or

(2) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect that, and based upon that change the Opinion of Counsel will confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if the defeasance has not occurred;

(h) in the case of the covenant defeasance option, Arch Western or the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred; and

(i) Arch Western or the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Governing Law

      The Indenture and the Notes are governed by the internal laws of the State of New York.

The Trustee

      The Bank of New York is the Trustee under the Indenture.

      Except during the continuance of an Event of Default, the Trustee will perform only those duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of these terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

      “Additional Assets” means:

(a) any Property (other than cash, Cash Equivalent and securities) to be owned by Arch Western or any of its Restricted Subsidiaries and used in a Permitted Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by Arch Western or another Restricted Subsidiary from any Person other than

Arch Western or an Affiliate of Arch Western; provided, however, that, in the case of clause (b), the Restricted Subsidiary is primarily engaged in a Permitted Business.

      “Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person; or

(b) any other Person who is a director or officer of:

(1) the specified Person;

(2) any Subsidiary of the specified Person; or

(3) any Person described in clause (a) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Transactions with Affiliates” and “Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” also means any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Arch Western or of rights or warrants to purchase the Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Arch Coal Notes” means all existing and future unsubordinated demand promissory notes issued by Arch Coal to Arch Western as consideration for loans and advances made by Arch Western to Arch Coal or any of its Affiliates (other than Arch Western or a Restricted Subsidiary), which will bear interest payable no less frequently than quarterly from the date made until paid in full at a rate per annum no less favorable to Arch Western than if that loan or advance had been made by an unaffiliated financial institution.

      “Arch Western Note” means a demand promissory note issued by Arch Western to the Issuer as consideration for the proceeds from the offering of the Notes or any Additional Notes advanced to Arch Western by the Issuer. Each Arch Western Note issued will be in an amount equal to the aggregate principal amount of the Notes or Additional Notes issued.

      “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Arch Western or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares); or

(b) any other Property of Arch Western or any of its Restricted Subsidiaries outside of the ordinary course of business of Arch Western or the Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

(1) any disposition by a Restricted Subsidiary to Arch Western or by Arch Western or its Restricted Subsidiary to a Restricted Subsidiary;

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments;”

(3) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property;” and

(4) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $5.0 million.

      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations;” and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to the Sale and Leaseback Transaction; and

(2) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

      “Available Cash” means, as of any date, the cash of Arch Western as of the date less amounts necessary to pay for operating expenses, interest, principal and sinking fund payments on indebtedness, capital expenditures, improvements and replacements, contingencies, reserves and other expenses of Arch Western and its Subsidiaries and less any Net Available Cash received from an Asset Sale consisting of all of the Capital Stock of Canyon Fuel or Mountain Coal not used to Repay any Debt of Arch Western (other than Subordinated Obligations) or reinvest in Additional Assets (including by reason of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Arch Western).

      “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of the Debt or redemption or similar payment with respect to the Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

      “Board of Directors” means the board of directors, or equivalent, of Arch Western; provided, however, that if no such entity exists, “Board of Director” means the board of directors of Arch Coal or, if Arch Coal does not control Arch Western, the board of directors, or equivalent, of the Person that controls Arch Western; provided further, however, that for purposes of Affiliate Transactions with Arch Coal or its Affiliates (other than Arch Western or a Restricted Subsidiary) under “— Certain Covenants — Limitations on Transactions with Affiliates,” “Board of Directors” means the board of directors, or equivalent, of Arch Western.

      “Canyon Fuel” means Canyon Fuel Company, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation will be the capitalized amount of those obligations determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation will be deemed secured by a Lien on the Property being leased.

      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or limited liability company interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

      “Capital Stock Sale Proceeds” means the aggregate cash proceeds received by Arch Western from the issuance or sale (other than to a Subsidiary of Arch Coal or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees) by Arch Western of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes or Tax Amount paid or payable as a result thereof.

      “Cash Equivalents” means any of the following:

(a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Arch Western) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(e) direct obligations (or certificates representing an ownership interest in those obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of that state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(1) the long-term debt of that state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) the obligations mature within 180 days of the date of acquisition.

      “Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than Arch Coal, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether the right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Arch Western (for purposes of this clause (a), a person or group will be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as the person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of the parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Arch Western and its Restricted Subsidiaries, considered as a whole (other than a disposition of that Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary of Arch Western), has occurred, or Arch Western merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into Arch Western in any such event pursuant to a transaction in which the outstanding Voting Stock of Arch Western is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:

(1) the outstanding Voting Stock of Arch Western is reclassified into or exchanged for other Voting Stock of Arch Western or for Voting Stock of the Surviving Person, and

(2) the holders of the Voting Stock of Arch Western immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Arch Western, or the Surviving Person immediately after the transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors (together with any new directors whose election or appointment by that Board or whose nomination for election by the shareholders of Arch Western, Arch Coal or the other Person who controls Arch Western, as applicable, was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or

(d) the adoption of any plan of liquidation or dissolution of Arch Coal, Arch Western or the Issuer; or

(e) the first day on which (1) Arch Coal’s direct or indirect percentage ownership of the Capital Stock of Arch Western is less than 80% or (2) Arch Coal ceases to control (as defined in the definition of “Affiliate”) Arch Western.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Commission” means the U.S. Securities and Exchange Commission.

      “Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

      “Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of Arch Western and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between Arch Western and any Restricted Subsidiary or between Restricted Subsidiaries; and

(b) all current maturities of long-term Debt.

      “Consolidated Interest Coverage Ratio” of a Person means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA of that Person for the most recent four consecutive fiscal quarters ending at least 45 days prior to the determination date to

(b) Consolidated Interest Expense of that Person for those four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of that period that Person or any Restricted Subsidiary of that Person has Incurred any Debt that remains outstanding or Repaid any Debt or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for that period will be calculated after giving effect on a pro forma basis to the Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any such Repayment of Debt, EBITDA for that period will be calculated as if that Person or that Restricted Subsidiary of that Person had not earned any interest income actually earned during that period in respect of the funds used to Repay that Debt, and

(2) if

(A) since the beginning of that period that Person or any Restricted Subsidiary of that Person has made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary of that Person (or any Person which becomes a Restricted Subsidiary of that Person) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Asset Sale, Investment or acquisition; or

(C) since the beginning of that period any other Person that subsequently became a Restricted Subsidiary of that Person or was merged with or into that Person or any Restricted Subsidiary of that Person since the beginning of that period has made an Asset Sale, Investment or acquisition, then EBITDA for that period will be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition had occurred on the first day of that period.

      If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt will be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to the Debt if the Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary of that Person is sold during the period, that Person will be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of the Restricted Subsidiary to the extent that Person and its continuing Restricted Subsidiaries are no longer liable for the Debt after the sale.

      “Consolidated Interest Expense” of a Person means, for any period, the total interest expense of that Person and its consolidated Restricted Subsidiaries, plus, to the extent not included in the total interest expense, and to the extent Incurred by that Person or its Restricted Subsidiaries,

(a) interest expense attributable Capital Lease Obligations;

(b) amortization of debt discount and debt issuance cost, including commitment fees;

(c) capitalized interest;

(d) non-cash interest expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f) net costs associated with Hedging Obligations (including amortization of fees);

(g) Disqualified Stock Dividends;

(h) Preferred Stock Dividends;

(i) interest Incurred in connection with Investments in discontinued operations;

(j) interest accruing on any Debt of any other Person to the extent the Debt is Guaranteed by that Person or any of its Restricted Subsidiaries; and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent the contributions are used by the plan or trust to pay interest or fees to any Person (other than such Person) in connection with Debt Incurred by the plan or trust.

      “Consolidated Net Income” of a Person means, for any period, the net income (loss) of that Person and its consolidated Restricted Subsidiaries; provided, however, that there will not be included in Consolidated Net Income:

(a) any net income (loss) of any other Person (other than that Person) if the other Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (c) below, equity of the Person and its consolidated Restricted Subsidiaries in the net income of any such other Person for that period will be included in Consolidated Net Income up to the aggregate amount of cash distributed by the other Person during that period to that Person or its Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below), and

(2) the equity of that Person and its consolidated Restricted Subsidiaries in a net loss of any other Person for that period will be included in determining such Consolidated Net Income to the extent that Person or any Restricted Subsidiary of that Person has actually contributed, lent or transferred cash to the other Person;

(b) any net income (loss) of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to that Person, except that:

(1) subject to the exclusion contained in clause (c) below, the equity of that Person and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for that period will be included in such Consolidated Net Income up to the aggregate amount of cash distributed by the Restricted Subsidiary during that period to that Person or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

(2) the equity of that Person and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for that period will be included in determining Consolidated Net Income;

(c) any gain (but not loss) realized upon the sale or other disposition of any Property of that Person or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(d) any extraordinary gain or loss;

(e) the cumulative effect of a change in accounting principles; and

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of that Person or any Restricted Subsidiary, provided that those shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of that Person (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there will be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to that Person or a Restricted Subsidiary to the extent those dividends, repayments or transfers increase the amount of Restricted Payments permitted by clause (c)(4) of that covenant.

      “Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Arch Western and its consolidated Restricted Subsidiaries, less any amounts attributable to non-Wholly Owned Restricted Subsidiaries that are not consolidated with Arch Western and plus the portion of the consolidated net tangible assets of a non-Wholly Owned Restricted Subsidiary that is not consolidated with Arch Western equal to the percentage of its outstanding Capital Stock owned by Arch Western and its Restricted Subsidiaries, as of the end of the most recent fiscal quarter ending at least 45 days prior to the determination date as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of Arch Western and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of Arch Western immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; and

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

      “Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of that Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which that Person is responsible or liable;

(b) all Capital Lease Obligations of that Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by that Person;

(c) all obligations of that Person representing the deferred purchase price of Property, all conditional sale obligations of that Person and all obligations of that Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of that Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of that Person to the extent the letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third business day following receipt by that Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of that Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of that Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, that Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of that Person (whether or not the obligation is assumed by that Person), the amount of the obligation being deemed to be the lesser of the Fair Market Value of the Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of that Person.

The amount of Debt of any Person at any date will be the outstanding balance, or the accreted value of that Debt in the case of Debt issued with original issue discount, at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. The amount of Debt represented by a Hedging Obligation will be equal to:

(1) zero if the Hedging Obligation has been Incurred pursuant to clause (d), (e) or (f) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” or

(2) the notional amount of the Hedging Obligation if not Incurred pursuant to those clauses.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock of a Person or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

      “Disqualified Stock Dividends” of a Person means all dividends with respect to Disqualified Stock of that Person held by Persons other than a Wholly Owned Restricted Subsidiary of that Person. The amount of any such dividend will be equal to the quotient of that dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to that Person (or if that Person is a limited liability company, the tax rate used to calculate the Tax Amount).

      “Domestic Subsidiary” means any Restricted Subsidiary of Arch Western other than a Foreign Subsidiary.

      “EBITDA” of a Person means, for any period, an amount equal to, for that Person and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for that period, plus the following to the extent reducing Consolidated Net Income for that period:

(1) the provision for taxes based on income or profits or utilized in computing net loss;

(2) Consolidated Interest Expense;

(3) depreciation;

(4) amortization of intangibles;

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period); and

(6) to the extent not included in (1) through (5) above, the portion of any of the items described in (1) through (5) above of a non-Wholly Owned Restricted Subsidiary that is not consolidated with that Person equal to the percentage of the outstanding common Capital Stock of the non-Wholly Owned Restricted Subsidiary owned by that Person and its Restricted Subsidiaries, minus

(b) all non-cash items increasing Consolidated Net Income for that period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary will be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of the Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to that Person by the Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Restricted Subsidiary or its shareholders or members.

      “Event of Default” has the meaning set forth under “— Events of Default.”

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exchange Notes” means the notes issued in exchange for the Notes issued in this offering or any Additional Note pursuant to the registration rights agreement described under “Exchange Offer; Registration Rights” or any similar registration rights agreement with respect to any Additional Notes.

      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided,

(a) if the Property has a Fair Market Value equal to or less than $5.0 million, by any Officer; or

(b) if the Property has a Fair Market Value in excess of $5.0 million, by at least a majority of the disinterested members of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

      “Foreign Subsidiary” means any Subsidiary of Arch Western that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

      “GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in:

(a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b) the statements and pronouncements of the Financial Accounting Standards Board;

(c) any other statements by any other entity as approved by a significant segment of the accounting profession; and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to

Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of the other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” does not include:

(1) endorsements for collection or deposit in the ordinary course of business; or

(2) a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning.

      “Guarantor” means Arch Western, the Subsidiary Guarantors, and any Subsidiary of Arch Western that has issued a Guarantee in favor of the Notes.

      “Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

      “holder” means a Person in whose name a Note is registered in the Security Register.

      “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of the Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” have meanings correlative to the foregoing); provided, however, that any Debt or other obligations of a Person existing at the time that Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by the Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “— Certain Covenants — Limitation on Debt,” amortization of debt discount will not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of the Debt Incurred will at all times be the aggregate principal amount at Stated Maturity.

      “Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of Arch Western.

      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

      “Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” the term “Investment” includes the portion (proportionate to Arch

Western’s or a Restricted Subsidiary’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Arch Western at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of the Subsidiary as a Restricted Subsidiary, Arch Western will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) Arch Western’s “Investment” in the Subsidiary at the time of the redesignation, less

(b) the portion (proportionate to Arch Western’s or a Restricted Subsidiary’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of the Subsidiary at the time of the redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property will be valued at its Fair Market Value at the time of the Investment.

      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

      “Issue Date” means the date on which the Notes are initially issued.

      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to the Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

      “LLC Agreement” means the Limited Liability Company Agreement of Arch Western Resources LLC dated as of June 1, 1998 between Arch Western Acquisition Corporation and Delta Housing, Inc.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “Mountain Coal” means Mountain Coal Company, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware.

      “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of the Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon the Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of the Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in the Asset Sale and retained by Arch Western or any Restricted Subsidiary after the Asset Sale.

      “Note Guarantees” means the Arch Western Guarantee and the Subsidiary Guarantees.

      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of Arch Western, or, in the event none of those officers exist, of Arch Coal or the Person who controls Arch Western.

      “Officers’ Certificate” means a certificate signed by two Officers, at least one of whom will be the principal executive officer or principal financial officer, and delivered to the Trustee.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Arch Western or the Trustee.

      “Permitted Business” means any business that is related, ancillary or complementary to the businesses of Arch Western and its Restricted Subsidiaries on the Issue Date.

      “Permitted Investment” means any Investment by Arch Western or its Restricted Subsidiary in:

(a) Arch Western or any Restricted Subsidiary;

(b) any Person that will, upon the making of the Investment, become a Restricted Subsidiary, provided that the primary business of the Restricted Subsidiary is a Permitted Business;

(c) any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, Arch Western or its Restricted Subsidiary, provided that the Person’s primary business is a Permitted Business;

(d) Cash Equivalents;

(e) receivables owing to Arch Western or its Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that the trade terms may include concessionary trade terms that Arch Western or the Restricted Subsidiary deem reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business permitted by law and consistent with past practices of Arch Western or the Restricted Subsidiary, as the case may be; provided that the loans and advances do not exceed $2.5 million in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to Arch Western or a Restricted Subsidiary or in satisfaction of judgments;

(i) any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales;”

(j) Investments in Permitted Joint Ventures in an aggregate amount, together with all other Investments made pursuant to this clause (j), not to exceed 5.0% of Consolidated Net Tangible Assets; and

(k) other Investments made for Fair Market Value that do not exceed $50.0 million in the aggregate outstanding at any one time.

      “Permitted Joint Ventures” means any Person which is, directly or indirectly, through its Subsidiaries or otherwise, engaged principally in a Permitted Business, and the Capital Stock (or securities convertible into Capital Stock) of which is owned by Arch Western or one or more of its Restricted Subsidiaries and one or more other Person other than Arch Coal or any of its Subsidiaries or Affiliates.

      “Permitted Liens” means:

(a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” and other purchase money Liens to finance Property of Arch Coal or any of its Restricted Subsidiaries; provided that any such Lien may not extend to any Property of Arch Western or any Restricted Subsidiary, other than the Property acquired, constructed or leased and any improvements or accessions to the Property (including, in the case of the acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary, Liens on the Property of the Person whose Capital Stock was acquired);

(b) Liens for taxes, assessments or governmental charges or levies on the Property of Arch Western or any Restricted Subsidiary if the same will not at the time be delinquent or can be paid after that time without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that will be required in conformity with GAAP has been made for those Liens;

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of Arch Western or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of Arch Western or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Arch Western and the Restricted Subsidiaries taken as a whole;

(e) Liens on Property at the time Arch Western or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into Arch Western or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Arch Western or any Restricted Subsidiary; provided further, however, that the Liens have not been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by Arch Western or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time the Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Arch Western or any other Restricted Subsidiary that is not a direct Subsidiary of the Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g) pledges or deposits by Arch Western or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Arch Western or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of Arch Western, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) utility easements, building restrictions and any other encumbrances or charges against real Property that are of a nature generally existing with respect to properties of a similar character;

(i) Liens existing on the Issue Date not otherwise described in clauses (a) through (h) above;

(j) Liens on the Property of Arch Coal or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (e), (f) or (i) above;

provided, however, that any such Lien will be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to the Property), and the aggregate principal amount of Debt that is secured by the Lien will not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (e), (f) or (i) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by Arch Western or the Restricted Subsidiary in connection with the Refinancing;

(k) Liens on the Arch Coal Notes to secure Debt under a credit facility of Arch Western in an aggregate principal amount not to exceed $100.0 million at any one time outstanding; and

(l) Liens not otherwise permitted by clauses (a) through (k) above encumbering Property having an aggregate Fair Market Value not in excess of 5.0% of Consolidated Net Tangible Assets.

      “Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing;

(b) the Average Life of the Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of the Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt will not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt does not include:

(x) Debt of a Subsidiary of Arch Western that is not a Subsidiary Guarantor that Refinances Debt of Arch Western or a Subsidiary Guarantor, or

(y) Debt of Arch Western or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

      “Preferred Stock Dividends” of a Person means all dividends with respect to Preferred Stock of Restricted Subsidiaries of that Person held by Persons other than that Person or a Wholly Owned Restricted Subsidiary of that Person. The amount of any such dividend will be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock (or if the issuer is a limited liability company, the tax rate used to calculate the Tax Amount).

      “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of Arch Western, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of Arch Western, as the case may be.

      “Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property will be its Fair Market Value.

      “Public Equity Offering” means an underwritten public offering of common Capital Stock (other than Disqualified Stock) of Arch Western pursuant to an effective registration statement under the Securities Act.

      “Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by Arch Western or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 180 days after the acquisition, construction or lease of the Property by Arch Western or the Restricted Subsidiary.

      “Rating Agencies” means Moody’s and S&P.

      “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, the Debt. “Refinanced” and “Refinancing” have correlative meanings.

      “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire the Debt. “Repayment” and “Repaid” have correlative meanings. For purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales” and the definition of “Consolidated Interest Coverage Ratio,” Debt will be considered to have been Repaid only to the extent the related loan commitment, if any, has been permanently reduced in connection with the Repayment.

      “Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of Arch Western or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Arch Western or any Restricted Subsidiary), except for any dividend or distribution that is made solely to Arch Western or a Restricted Subsidiary (and, if the Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders or members of the Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Arch Western or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of Arch Western;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Arch Western or any Restricted Subsidiary (other than from Arch Western or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of Arch Western that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than Arch Western or another Restricted Subsidiary if the result is that the Restricted Subsidiary ceases to be a Restricted Subsidiary, in which event the amount of the “Restricted Payment” will be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by Arch Western and the other Restricted Subsidiaries.

      “Restricted Subsidiary” means any Subsidiary of Arch Western other than an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

      “Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Arch Western or a Restricted Subsidiary transfers the Property to another Person and Arch Western or a Restricted Subsidiary leases it from that Person.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Security Documents” means Note Pledge Agreements, any Collateral Trust Agreement and any other documents or instruments pursuant to which a Lien on the Arch Coal Notes is granted.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Arch Western within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

      “Special Interest” means the additional interest, if any, to be paid on the Notes as described under “Exchange Offer; Registration Rights.”

      “Stated Maturity” means, with respect to any security, the date specified in that security as the fixed date on which the payment of principal of that security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of that security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

      “Subordinated Obligation” means any Debt of Arch Western or a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes Guarantees pursuant to a written agreement to that effect.

      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) that Person;

(b) that Person and one or more Subsidiaries of that Person; or

(c) one or more Subsidiaries of that Person.

      “Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of all of the Issuer’s obligations with respect to the Notes.

      “Subsidiary Guarantor” means any Subsidiary of Arch Western that executes a Guarantee of the Notes.

      “Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under “— Merger, Consolidation and Sale of Property,” a Person to whom all or substantially all of the Property of Arch Western or a Subsidiary Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

      “Tax Amount” means the portion of the Hypothetical Income Tax Amount (as defined in the LLC Agreement as in effect on the Issue Date) allocated to the members of Arch Western, other than Arch Coal or any of its Affiliates.

      “Unrestricted Subsidiary” means:

           (a) any Subsidiary of Arch Western that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant to that covenant; and

(b) any Subsidiary of an Unrestricted Subsidiary.

After the date upon which Arch Western and its Restricted Subsidiaries cease to be subject to the Specified Covenants, all Unrestricted Subsidiaries will be Restricted Subsidiaries.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in those obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Restricted Subsidiary” of a Person means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by that Person and its other Wholly Owned Subsidiaries.

Book-Entry System

      The Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominee.

      Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by the Global Security purchased by those Persons in the offering. Those accounts will be designated by the initial purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold that interest through Clearstream Banking, S.A. or Euroclear Bank S.A./ N.V., as operator of the Euroclear System. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and those participants (with respect to the owners of beneficial interests in the Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and those laws may impair the ability to transfer beneficial interests in a Global Security.

      Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. Arch Western has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of the Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through those participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of those participants.

      A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

(a) DTC notifies Arch Western that it is unwilling or unable to continue as a depositary for the Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

(b) Arch Western in its discretion at any time determines not to have all the Notes represented by the Global Security; or

(c) there has occurred and is continuing a Default or an Event of Default with respect to the Notes represented by the Global Security.

      Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in any names as DTC or any successor depositary holding the Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

(1) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

(2) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of Arch Western maintained for those purposes; and

(3) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although Arch Western may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

      So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of the Global Security, DTC or the successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if that Person is not a participant, on the procedures of the participant through which that Person owns its interest, to exercise any rights of a holder under the Indenture. Arch Western and the Issuer understand that under existing industry practices, in the event that requests any action of holders are requested or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and those participants would authorize beneficial owners owning through those participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      DTC has advised Arch Western and the Issuer that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of Arch Western, the Issuer or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OFFER; REGISTRATION RIGHTS

      The Issuer, Arch Western, Arch Coal and the subsidiary guarantors have agreed pursuant to a registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers of the old notes, for the benefit of the holders of the old notes, that the Issuer, Arch Western, Arch Coal and the subsidiary guarantors will, at their cost, use their reasonable best efforts to cause the registration statement of which this prospectus is part to be declared effective under the Securities Act not later than 180 days after the date of original issuance of the old notes. Upon the effectiveness of the registration statement of which this prospectus is part, the Issuer will offer the registered notes in exchange for surrender of the old notes (the “Registered Exchange Offer”). The Issuer will keep the Registered Exchange Offer open for not less than 30 days and not more than 45 days after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes (or in each case, longer if required by applicable law). For each old note surrendered to the Issuer pursuant to the Registered Exchange Offer, the holder of the old note will receive an registered note having a principal amount equal to that of the surrendered old note. Interest on each registered note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on the old note, from the date of the original issue of the surrendered old note. Under existing SEC interpretations, the registered notes would be freely transferable by holders of the old notes other than affiliates of the Issuer after the Registered Exchange Offer without further registration under the Securities Act if the holder of the registered notes represents that it is acquiring the registered notes in the ordinary course of its business, that it is not engaging in and does not intend to engage in a distribution of the registered note, that it has no arrangement or understanding with any person to participate in the distribution of the registered notes and that it is not an affiliate of the Issuer, as these terms are interpreted by the SEC, provided that broker-dealers (“Participating Broker-Dealers”) receiving registered notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of the registered notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to registered notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the registration statement of which this prospectus is part. Under the Registration Rights Agreement, the Issuer, Arch Western, Arch Coal and the subsidiary guarantors will be required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the registered notes for 180 days following the effective date of the registration statement of which this prospectus is part (or any shorter period during which Participating Broker-Dealers are required by law to deliver this prospectus).

      A holder of old notes (other than certain specified holders) who wishes to exchange the old notes for registered notes in the Registered Exchange Offer will be required to represent that any registered notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes and that it is not an “affiliate” of the Issuer, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      In the event that (i) due to any change in the laws or interpretations of the SEC’s staff applicable to the Registered Exchange Offer, we determine upon advise of our outside counsel that we are not permitted to effect the Registered Exchange Offer; (ii) any initial purchaser so requests with respect to old notes not eligible to be exchanged for registered notes in the Registered Exchange Offer that are held by that initial purchaser following consummation of the Registered Exchange Offer; (iii) any holder of old notes (other than an initial purchaser) is not eligible to participate in the Registered Exchange Offer; or (iv) any initial purchaser of old notes that participates in the Registered Exchange Offer does not receive freely tradeable registered notes in the exchange offer in exchange for old notes constituting any portion of an unsold allotment (it being understood that (x) the requirement that an initial purchaser of old notes deliver this prospectus in connection with sales of registered notes acquired in exchange for old notes will result in the registered notes being not “freely tradeable” and (y) the requirement that a Participating Broker-Dealer deliver this prospectus in connection with sales of registered notes acquired in the Registered Exchange Offer will not result in the registered notes being not “freely tradeable”), the Issuer, Arch Western, Arch Coal and the subsidiary guarantors will, at their cost, (a) as promptly as practicable, but in no event later than 60 days after the filing obligation arises, file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the old notes or the registered notes, as the case may be; (b) use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and (c) use their reasonable best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act, in order to permit the prospectus forming part of the Shelf Registration Statement to be usable for a period of two years from the date the Shelf Registration Statement is declared effective by the SEC or any shorter period that will terminate when all securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Issuer will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom the Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the registered notes, as the case may be. A holder selling old notes or registered notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to that holder (including certain indemnification obligations).

      If (a) on or prior to the 180th day following the date of original issuance of the old notes, the Issuer, Arch Western, Arch Coal and the subsidiary guarantors have not used their reasonable best efforts to cause the registration statement of which this prospectus is part to be declared effective by the SEC; (b) on or prior to the 225th day following the date of original issuance of the old notes the Registered Exchange Offer has not been consummated; (c) on or prior to the 60th day following the date the obligation to file the Shelf Registration Statement arises, the Shelf Registration Statement has not been filed with the SEC; (d) on or prior to 180th day following the date the obligation to file arises, the Shelf Registration has not been declared effective; or (e) after either the registration statement of which this prospectus is part or the Shelf Registration Statement has been declared effective, that Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of old notes or registered notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d), a “Registration Default”), special interest will accrue on the principal amount of the old notes and the registered notes (in addition to the stated interest on the old notes and the registered notes) from and including the date on which any Registration Default occurs to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the Registration Default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall will that rate exceed 1.00% per annum.

      This summary of certain registration provisions does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement and the indenture, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion represents the opinion of our counsel, Kirkpatrick & Lockhart LLP, as to the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. Our counsel’s opinion is subject to the limitations, exceptions, assumptions and conditions set forth in this discussion and in our counsel’s opinion filed as Exhibit 8.1 to the registration statement of which this prospectus is a part. This discussion does not contain a complete analysis of all potential tax considerations relating to the exchange. This discussion is limited to holders of old notes who hold the old notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding old notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who hold old notes through a partnership or similar pass-through entity;

•	U.S. federal gift tax, estate tax (except as to non-United States holders) or alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

     Consequences of Tendering Old Notes

      The exchange of your old notes for registered notes in the exchange offer will not constitute an exchange for U.S. federal income tax purposes. Accordingly, the exchange offer will have no federal income tax consequences to you if you exchange your old notes for registered notes. For example, there will be no change in your tax basis, and your holding period will carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes will be the same as those applicable to your old notes.

      We urge each investor to consult its own tax advisor as to particular tax consequences to it of exchanging old notes for registered notes in the exchange offer, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where the registered notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any old notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of the notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter or transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We and Arch Coal have agreed to pay all expenses incurred by us and Arch Coal in connection with the performance of our and Arch Coal’s obligations incident to the exchange offer, including, in the event of any shelf registration statement, the reasonable fees and disbursements of one firm or counsel acting as counsel for the holders of old notes in connection with the shelf registration statement and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters with respect to the exchange offer will be passed upon by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. As tax counsel to the registrants, Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania, also will pass upon certain tax consequences related to the exchange offer.

EXPERTS

      The consolidated financial statements of Arch Western Resources, LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included elsewhere in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is included elsewhere in this prospectus. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Arch Coal, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference into this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated by reference into this prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Canyon Fuel Company, LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference into this prospectus have been audited by Ernst & Young, LLP, independent auditors, as stated in their report, which is incorporated by reference in this prospectus. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The coal reserve audit referred to in this prospectus was prepared by Weir International Mining Consultants.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      We have filed with the SEC a registration statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

      Arch Coal files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s Public Reference Room at Room 024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Arch Coal. The SEC’s Internet address is http://www.sec.gov. In addition, Arch Coal’s common and preferred shares are listed on the New York Stock Exchange, and its reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Arch Coal’s Internet address is http://www.archcoal.com. The information on Arch Coal’s Internet site is not a part of this prospectus.

Incorporation by Reference

      The SEC allows us to “incorporate by reference” the documents that we or Arch Coal file with the SEC. This means that we can disclose information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information we or Arch Coal file with the SEC after the date of this prospectus and until this exchange offer is completed will automatically update and supersede the information contained in this prospectus.

      We incorporate by reference the following documents that Arch Coal has filed with the SEC and any filings that we or Arch Coal will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the exchange offer is completed, including such documents filed with the SEC by us or Arch Coal after the date of this registration statement of which this prospectus is a part and prior to effectiveness of that registration statement, except as noted below:

Arch Coal’s SEC Filings (File No. 1-13105)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2004
Current Report on Form 8-K	April 22 and 23, 2004

      Pursuant to General Instruction B of Form 8-K, any information submitted under Item 9, Regulation FD Disclosure or Item 12, Results of Operations and Financial Condition, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Securities and Exchange Act of 1934, and Arch Coal is not subject to the liabilities of Section 18 with respect to information submitted by it under Item 9 or Item 12 of Form 8-K. We are not incorporating by reference any information submitted by Arch Coal under Item 9 or Item 12 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

      Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those provisions are qualified in all respects by reference to all of the provisions of that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Arch Coal, Inc., Attention: Investor Relations, One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, telephone number: (314) 994-2700. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

      You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not prohibited. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may change after that date.

GLOSSARY OF SELECTED MINING TERMS

      Assigned Reserves. Recoverable coal reserves that have been designated for mining by a specific operation.

      Btu — British Thermal Unit. A measure of the energy required to raise the temperature of one pound of water one degree Fahrenheit.

      Clean Air Act. Federal legislation enacted to regulate air emissions, as amended to date.

      Coal Seam. A bed or stratum of coal.

      Compliance Coal. Coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btus, which is equivalent to .72% sulfur per pound of 12,000 btu coal.

      Continuous Miner. A machine used in underground mining to cut coal from the seam and load it into conveyors or into shuttle cars in a continuous operation.

      Continuous Mining. Underground mining method in which main airways and transportation entries are developed and continuous miners are used to extract coal.

      Deep mine. An underground coal mine.

      Dragline. A large machine used in the surface mining process to remove the overburden, or layers of earth and rock, covering a coal seam. The dragline has a large bucket suspended from the end of a long boom. The bucket, which is suspended by cables, is able to scoop up great amounts of overburden as it is dragged across the excavation area.

      Dragline Mining. A method of mining where large capacity draglines remove overburden to expose the coal seams.

      Longwall Mining. One of two major underground coal mining methods currently in use. This method employs a rotating drum, which is pulled mechanically back and forth across a face of coal that is usually several hundred feet long. The loosened coal falls onto a conveyor for removal from the mine. Longwall operations include a hydraulic roof support system that advances as mining proceeds, allowing the roof to fall in a controlled manner in areas already mined.

      Low Sulfur Coal. Coal which, when burned, emits 1.6 pounds or less of sulfur dioxide per million Btus.

      Metallurgical Coal. The various grades of coal suitable for distillation into carbon in connection with the manufacture of steel. Also known as “met” coal.

      Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

      Pit. The area of the mine where the coal is actually extracted from the ground.

      Preparation Plant. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal’s sulfur content.

      Probable Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

      Proven Reserves. Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established.

      Reclamation. The restoration of land and environmental values to a mining site after the coal is extracted. Reclamation operations are usually underway where the coal has already been taken from a mine, even as mining operations are taking place elsewhere at the site. The process commonly includes “recontouring” or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers.

      Recoverable Reserves. The amount of proven and probable reserves that can actually be recovered from the reserve base taking into account all mining and preparation losses involved in producing a saleable product using existing methods and under current law.

      Reserves. That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

      Scrubber. Any of several forms of chemical/ physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, which must then be removed for disposal.

      Spot Market. Sales of coal under an agreement for shipments over a period of one year or less.

      Steam Coal. Coal used in steam boilers to produce electricity.

      Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.

      Sulfur Content. Coal is commonly described by its sulfur content due to the importance of sulfur in environmental regulations. Nearly all of our coal is of low sulfur grades.

      Super-Compliance Coal. Compliance coal which, when burned, emits a particularly low amount of sulfur dioxide per million Btus is commonly referred to in the coal industry as “super-compliance” coal.

      Surface Mine. A mine in which the coal lies near the surface and can be extracted by removing overburden.

      Tons. A unit of measure equal to 2,000 pounds. Also know as a “short ton” or “net ton.”

      Truck-and-Shovel Mining. An open-cast method of mining that uses large shovels to remove overburden, which is used to backfill pits after coal removal.

      Unassigned Reserves. Recoverable reserves that have not yet been designated for mining by a specific operation.

      Underground Mine. Also known as a “deep” mine. Usually located several hundred feet below the earth’s surface, an underground mine’s coal is removed mechanically and transferred by shuttle car or conveyor to the surface.

REPORT OF INDEPENDENT AUDITORS

The Members

Arch Western Resources, LLC

      We have audited the accompanying consolidated balance sheets of Arch Western Resources, LLC (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, non-redeemable members’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Western Resources, LLC at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for asset retirement obligations effective January 1, 2003.

St. Louis, Missouri

January 23, 2004

ARCH WESTERN RESOURCES, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003	2002	2001

	(In thousands of dollars)
Revenues
Coal sales	$500,555	$492,191	$468,137
Costs and Expenses
Cost of coal sales	455,532	450,144	440,363
Selling, general and administrative expenses	15,686	13,011	13,004
Amortization of coal supply agreements	361	1,201	1,976

	471,579	464,356	455,343

Other Operating Income
Income from equity investment	19,707	7,774	26,250
Other operating income	14,027	14,215	21,326

	33,734	21,989	47,576

Income from operations	62,710	49,824	60,370

Interest expense, net:
Interest expense	(44,681)	(43,604)	(44,637)
Interest income primarily from Arch Coal, Inc.	14,638	13,689	15,609

	(30,043)	(29,915)	(29,028)

Other non-operating income (expense):
Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps	(11,671)	—	—

Income before cumulative effect of accounting change	20,996	19,909	31,342
Cumulative effect of accounting change	(18,278)	—	—

Net income	2,718	19,909	31,342

Net income attributable to redeemable equity interests	14	153	211
Net income attributable to non-redeemable equity interests	$2,704	$19,756	$31,131

The accompanying notes are an integral part of the consolidated financial statements.

ARCH WESTERN RESOURCES, LLC

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$35,171	$249
Trade accounts receivable	48,135	56,258
Other receivables	4,438	5,465
Inventories	35,830	35,727
Other	6,695	5,024

Total current assets	130,269	102,723

Mineral lease rights, net	389,050	436,270
Plant and equipment, net	260,300	274,215
Deferred mine development, net	110,522	54,935
Other assets
Investment in Canyon Fuel Company, LLC	146,180	160,787
Coal supply agreements	4,862	5,223
Receivable from Arch Coal, Inc.	351,866	333,825
Other	18,466	5,083

Total other assets	521,374	504,918

Total assets	$1,411,515	$1,373,061

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$24,436	$31,170
Accrued expenses	90,478	59,243

Total current liabilities	114,914	90,413
Long-term debt	700,000	675,000
Accrued postretirement benefits other than pension	14,086	14,659
Asset retirement obligations	91,474	67,372
Accrued workers’ compensation	6,760	6,956
Other noncurrent liabilities	7,645	44,687

Total liabilities	934,879	899,087

Redeemable equity interests	4,746	4,733
Non-redeemable members’ equity	471,890	469,241

Total liabilities, redeemable equity interests and non-redeemable members’ equity	$1,411,515	$1,373,061

The accompanying notes are an integral part of the consolidated financial statements.

ARCH WESTERN RESOURCES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2003	2002	2001

	(In thousands of dollars)
Operating Activities
Net income	$2,718	$19,909	$31,342
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	63,053	69,388	66,493
Prepaid royalties expensed	10,000	14,094	3,950
Accretion on asset retirement obligations	9,428	—	—
Net loss (gain) on disposition of assets	240	9	(5,101)
Income from equity investment	(19,707)	(7,774)	(26,250)
Net distributions from equity investment	33,979	17,121	42,219
Allocation of expenses paid by Arch Coal, Inc. and recorded as capital contributions	—	10,701	10,777
Cumulative effect of accounting change	18,278	—	—
Other non-operating expense	11,671	—	—
Changes in operating assets and liabilities (see Note 17)	(61,906)	(54,886)	(87,143)
Other	(1,397)	(482)	(6,529)

Cash provided by operating activities	66,357	68,080	29,758

Investing Activities
Capital expenditures	(27,322)	(51,360)	(32,142)
Additions to prepaid royalties	(12,703)	(12,750)	(4,750)
Proceeds from disposition of capital assets	7	11	7,501

Cash used in investing activities	(40,018)	(64,099)	(29,391)

Financing Activities
Proceeds from issuance of senior notes	700,000	—	—
Payments on term loans	(675,000)	—	—
Debt financing costs	(16,417)	(4,193)	—

Cash provided by (used in) financing activities	8,583	(4,193)	—

Increase (decrease) in cash and cash equivalents	34,922	(212)	367
Cash and cash equivalents, beginning of year	249	461	94

Cash and cash equivalents, end of year	$35,171	$249	$461

Supplemental Cash Flow Information:
Cash paid during the year for interest	$24,794	$44,323	$48,593

The accompanying notes are an integral part of the consolidated financial statements.

ARCH WESTERN RESOURCES, LLC

CONSOLIDATED STATEMENTS OF NON-REDEEMABLE MEMBERS’ EQUITY
Three years ended December 31, 2003

Non-redeemable
Common
Membership
Interest

Balance at January 1, 2001	$441,122
Comprehensive income
Net income	31,131
Other comprehensive loss	(27,193)

Total comprehensive income	3,938
Capital contribution	10,777
Dividends on preferred membership interest	(95)

Balance at December 31, 2001	455,742
Comprehensive income
Net income	19,756
Other comprehensive loss	(16,863)

Total comprehensive income	2,893
Capital contribution	10,701
Dividends on preferred membership interest	(95)

Balance at December 31, 2002	469,241
Comprehensive income
Net income	2,704
Other comprehensive income, net of amounts reclassified to income	40

Total comprehensive income	2,744
Dividends on preferred membership interest	(95)

Balance at December 31, 2003	$471,890

The accompanying notes are an integral part of the consolidated financial statements.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

1. Formation of the Company

      On June 1, 1998, Arch Coal, Inc. (“Arch Coal”) acquired the Colorado and Utah coal operations of Atlantic Richfield Company (“ARCO”) and simultaneously combined the acquired ARCO operations and Arch Coal’s Wyoming operation with ARCO’s Wyoming operations in a new joint venture named Arch Western Resources, LLC (“the Company”). ARCO was acquired by BP p.l.c. (formerly BP Amoco) in 2000. Arch Coal has a 99% common membership interest in the Company, while BP p.l.c. has a 0.5% common membership interest and a 0.5% preferred membership interest in the Company. Net profits and losses are allocated only to the common membership interests on the basis of 99.5% to Arch Coal and 0.5% to BP p.l.c. In accordance with the membership agreement of the Company, no profit or loss is allocated to the preferred membership interest of BP p.l.c. Except for a Preferred Return, distributions to members are allocated on the basis of 99.5% to Arch Coal and 0.5% to BP p.l.c. The Preferred Return entitles BP p.l.c. to receive an annual distribution from the common membership interests equal to 4% of the preferred capital account balance at the end of the year. The Preferred Return is payable at the Company’s discretion.

      Under the terms of the agreement, BP p.l.c. has a put right which allows BP p.l.c., at any time after the seventh year of the agreement, to cause Arch Coal to purchase its members’ interest. (See additional discussion in “Redeemable Equity Interests” in Note 3.) In addition, Arch Coal has a call right which allows Arch Coal to purchase BP p.l.c.’s members’ interest as long as it pays damages as set forth in the agreement between the members. It is the members’ intention at this point to continue the joint venture.

      In connection with the formation of the Company, Arch Coal agreed to indemnify BP p.l.c. against certain tax liabilities in the event that such liabilities arise as a result of certain actions taken by Arch Coal or the Company prior to June 1, 2013. The provisions of the indemnification agreement may restrict the Company’s ability to sell or dispose of certain properties, repurchase certain of its equity interests, or reduce its indebtedness.

      The Company mines and markets steam coal from surface and deep mines for sale to utility and industrial customers in the United States and certain export markets. The Company’s principal subsidiaries are Thunder Basin Coal Company, L.L.C., which operates a surface coal mine and owns one idle mine in the Powder River Basin in Wyoming; Mountain Coal Company L.L.C., which operates one underground coal mine in Colorado; and Arch of Wyoming LLC, which operates two surface coal mines in the Hanna Basin in Wyoming. Arch of Wyoming’s two mines are scheduled to complete production and enter final reclamation in 2004. In addition to these wholly owned operating units, the Company has a 65% interest in Canyon Fuel Company, LLC (“Canyon Fuel”). Canyon Fuel operates three underground coal mines in Utah.

2. Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of Arch Western Resources and its subsidiaries. All subsidiaries except Canyon Fuel are wholly owned. Intercompany transactions and accounts have been eliminated in consolidation.

      The membership interests in Canyon Fuel are owned 65% by the Company and 35% by a subsidiary of ITOCHU Corporation, a Japanese corporation. The agreement which governs the management and operations of Canyon Fuel provides for a Management Board to manage its business and affairs. Generally, the Management Board acts by affirmative vote of the representatives of the members holding more than 50% of the membership interests. However, significant participation rights require either the unanimous approval of the members or the approval of representatives of members holding more than 70% of the

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

membership interests. Those matters which are considered significant participation rights include the following:

•	approval of the annual business plan;

•	approval of significant capital expenditures;

•	approval of significant coal sales contracts;

•	approval of the institution of, or the settlement of litigation;

•	approval of incurrence of indebtedness;

•	approval of significant mineral reserve leases;

•	selection and removal of the CEO, CFO, or General Counsel;

•	approval of any material change in the business of Canyon Fuel;

•	approval of any disposition whether by sale, exchange, merger, consolidation, license or otherwise, and whether directly or indirectly, of all or any portion of the assets of Canyon Fuel other than in the ordinary course of business; and

•	approval of request that a member provide additional services to Canyon Fuel.

      The Canyon Fuel agreement also contains various restrictions on the transfer of membership interests in Canyon Fuel. As a result of these super-majority voting rights, the Company’s 65% ownership of Canyon Fuel is accounted for on the equity method in the consolidated financial statements. Income from Canyon Fuel is reflected in the Consolidated Statements of Operations as income from equity investment. (See additional discussion in “Investment in Canyon Fuel” in Note 5.)

Accounting Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Change

      On January 1, 2003, The Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“FAS 143”). FAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value at the time the obligations are incurred. Upon initial recognition of a liability, the cost should also be capitalized as part of the carrying amount of the related long-lived asset and allocated to expense over the useful life of the asset. Previously, the Company accrued for the expected costs of these obligations over the estimated useful mining life of the property. See additional discussion in Note 13, “Asset Retirement Obligations.”

Cash and Cash Equivalents

      Cash and cash equivalents are stated at cost. Cash equivalents consist of highly liquid investments with an original maturity of three months or less when purchased.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

Inventories

      Inventories consist of the following:

	December 31,

	2003	2002

Coal	$15,098	$15,475
Supplies, net of allowance	20,732	20,252

	$35,830	$35,727

      Coal and supplies inventories are valued at the lower of average cost or market. Coal inventory costs include labor, supplies, equipment costs and operating overhead. The Company has recorded a valuation allowance for slow-moving and obsolete supplies inventories of $8.7 million and $8.3 million at December 31, 2003 and 2002, respectively.

Coal Acquisition Costs and Prepaid Royalties

      Coal lease rights obtained through acquisitions are capitalized and amortized primarily by the units-of-production method over the estimated recoverable reserves. Amortization occurs either as the Company mines on the property or as others mine on the property through subleasing transactions.

      Rights to leased coal lands are often acquired through royalty payments. Where royalty payments represent prepayments recoupable against production, they are capitalized, and amounts expected to be recouped within one year are classified as a current asset. As mining occurs on these leases, the prepayment is charged to cost of coal sales.

Coal Supply Agreements

      Acquisition costs allocated to coal supply agreements (sales contracts) are capitalized and amortized on the basis of coal to be shipped over the term of the contract. Value is allocated to coal supply agreements based on discounted cash flows attributable to the difference between the above-market contract price and the then-prevailing market price. Accumulated amortization for sales contracts was $2.0 million and $28.9 million at December 31, 2003 and 2002, respectively. During 2003, the Company wrote off $27.3 million of cost and accumulated amortization for contracts that were fully amortized.

Exploration Costs

      Costs related to locating coal deposits and determining the economic mineability of such deposits are expensed as incurred.

Plant and Equipment

      Plant and equipment are recorded at cost. Interest costs applicable to major asset additions are capitalized during the construction period. The Company capitalized no interest in 2003, $0.7 million of interest in 2002 and no interest in 2001.

      Expenditures which extend the useful lives of existing plant and equipment or increase the productivity of the asset are capitalized. Except for preparation plants and loadouts, plant and equipment are depreciated principally on the straight-line method over the estimated useful lives of the assets, which range from three to 28 years. Preparation plants and loadouts are depreciated using the units-of-production method over the estimated recoverable reserves, subject to a minimum level of depreciation.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

      Accumulated depreciation for plant and equipment was $198.6 million and $178.6 million at December 31, 2003 and 2002, respectively.

Deferred Mine Development

      Costs of developing new mines or significantly expanding the capacity of existing mines are capitalized and amortized using the units-of-production method over the estimated recoverable reserves that are associated with the property being benefited. Additionally, the asset retirement obligation asset has been recorded as a component of deferred mine development. Accumulated amortization for deferred development was $55.0 million and $24.8 million at December 31, 2003 and 2002, respectively.

Asset Impairment

      If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, then the carrying value of the asset is reduced to its estimated fair value.

Revenue Recognition

      Coal sales revenues include sales to customers of coal produced at Company operations and coal purchased from other companies. The Company recognizes revenue from coal sales at the time title passes to the customer. Transportation costs that are billed by the Company and reimbursed to the transportation provider are included in coal sales and cost of coal sales.

Other Operating Income

      Other operating income reflects income from sources other than coal sales, including administration and production fees from Canyon Fuel and gains and losses from dispositions of long-term assets. These amounts are recognized as services are performed or otherwise earned.

Derivative Financial Instruments

      The Company has historically utilized derivative financial instruments in the management of its interest rate and diesel fuel exposures. The Company does not use derivative financial instruments for trading or speculative purposes. The Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), on January 1, 2001. FAS 133 requires all derivative financial instruments to be reported on the balance sheet at fair value. Changes in fair value are recognized either in earnings or equity, depending on the nature of the underlying exposure being hedged and how effective the derivatives are at offsetting price movements in the underlying exposure.

      The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives for undertaking various hedge transactions. The Company evaluates the effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis. Any ineffectiveness is recorded in the Consolidated Statements of Operations. No ineffectiveness was recorded during the year ended December 31, 2003. Ineffectiveness for the year ended December 31, 2002 was $0.4 million and was recorded as a reduction of other expenses in the Consolidated Statements of Operations.

      The Company has historically entered into interest-rate swap agreements to modify the interest characteristics of outstanding Company debt. The swap agreements essentially converted variable-rate debt

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

to fixed-rate debt. These agreements required the exchange of amounts based on variable interest rates for amounts based on fixed interest rates over the life of the agreement. The Company accrues amounts to be paid or received under interest-rate swap agreements over the lives of the agreements. Such amounts were recognized as adjustments to interest expense over the lives of agreements, thereby adjusting the effective interest rate on the Company’s debt.

      During 2003, the Company repaid its variable-rate term loans with the proceeds from the sale of fixed-rate notes (see Note 8 “Debt and Financing Arrangements”). At that time, the Company determined that certain interest rate swaps that had been designated as hedges of the variable-rate interest payments were no longer effective hedges. Historical mark-to-market losses related to these swaps totaling $44.3 million had been previously deferred and will now be amortized as additional expense over the contractual terms of the swap agreements. The swap agreements’ contractual terms range from September 2005 through October 2007. The Company recognized expense of $7.0 million related to these swaps in 2003. This amount is included in expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps in the accompanying Consolidated Statements of Operations.

      Concurrent with the retirement of the term loans, Arch Coal assumed the Company’s liabilities under the interest rate swap agreements in exchange for a reduction in the Company’s receivable from Arch Coal. This transaction was accounted for based on the fair value of the swaps at June 25, 2003. No gain or loss was recognized in connection with the transaction. The Company is not a party to any interest rate swap agreements at December 31, 2003.

      The Company has historically entered into heating oil swaps to eliminate volatility in the price to purchase diesel fuel for its operations. The swap agreements essentially fix the price paid for diesel fuel by requiring the Company to pay a fixed heating oil price and receive a floating heating oil price. The changes in the floating heating oil price highly correlate to changes in diesel fuel costs. The Company is not a party to any heating oil swap agreements at December 31, 2003.

Income Taxes

      The financial statements do not include a provision for income taxes as the Company is treated as a partnership for income tax purposes and does not incur federal or state income taxes. Instead, its earnings and losses are included in the Members’ separate income tax returns.

Accounting Development

      In December 2003, the Financial Accounting Standards Board issued a revised Interpretation No. 46, Consolidation of Variable Interest Entities. The interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain types of entities. The Company does not expect the adoption of this interpretation to have a material impact on its financial statements.

Reclassifications

      Certain amounts in the prior years’ financial statements have been reclassified to conform with the classifications in the current year’s financial statements, with no resulting effect on previously reported net income or members’ equity.

3. Redeemable Equity Interests

      As discussed in Note 1, the terms of the Company’s membership agreement grant a put right to BP p.l.c. which allows BP p.l.c. to cause Arch Coal to purchase its members’ interest at any time after the

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

seventh year of the agreement. The terms of the agreement state that the price of the membership interest shall be determined by mutual agreement between the members. In the absence of an agreed-upon price, the price is equal to the sum of the Preferred Capital Amount (defined as $2,399,000) and the Net Equity of BP p.l.c.’s common membership interest, as defined in the agreement. The following table presents the components of and changes in BP p.l.c.’s membership interests:

			Total
	Common	Preferred	Redeemable
	Membership	Membership	Membership
	Interest	Interest	Interest

Balance at January 1, 2001	$2,195	$2,399	$4,594
Net income attributable to BP p.l.c. common membership interest	211	—	211
Other comprehensive loss attributable to BP p.l.c. common membership interest	(137)	—	(137)
Dividends on preferred membership interest	(1)	—	(1)

Balance at December 31, 2001	$2,268	$2,399	$4,667
Net income attributable to BP p.l.c. common membership interest	153	—	153
Other comprehensive loss attributable to BP p.l.c. common membership interest	(86)	—	(86)
Dividends on preferred membership interest	(1)	—	(1)

Balance at December 31, 2002	$2,334	$2,399	$4,733
Net income attributable to BP p.l.c. common membership interest	14	—	14
Other comprehensive loss attributable to BP p.l.c. common membership interest	—	—	—
Dividends on preferred membership interest	(1)	—	(1)

Balance at December 31, 2003	$2,347	$2,399	$4,746

4. Nonrecurring Revenues and Expenses

      During the fourth quarter of 2003, the Board of Directors of Arch Coal approved awards under a four-year performance unit plan that began in 2000. The Company recorded expense of $2.2 million and $0.2 million during the year ended December 31, 2003 and 2001, respectively, for payouts due its employees under the plan. These amounts are included in cost of coal sales in the accompanying Consolidated Statements of Operations.

      During the year ending December 31, 2003, the Company was notified by the State of Wyoming of a favorable ruling as it relates to the Company’s calculation of coal severance taxes. The ruling resulted in a refund of previously paid taxes and the reversal of previously accrued taxes payable. The impact on the 2003 financial results was a gain of $2.5 million, which is reflected as a reduction of cost of coal sales.

      During the year ended December 31, 2002, the Company was notified by the Bureau of Land Management (BLM) that it would receive a royalty rate reduction for certain tons mined at its West Elk location. The rate reduction applied to a specified number of tons beginning October 1, 2001 and ending no later than October 1, 2005. The retroactive portion of the refund totaled $3.3 million and was recognized in 2002 as a reduction of cost of coal sales. Additionally, Canyon Fuel was notified by the

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

BLM that it would receive a royalty rate reduction for certain tons mined at its Skyline mine. The rate reduction applied to certain tons mined from September 1, 2001 through September 1, 2006. The Company’s share of the retroactive refund was $1.1 million and was reflected in 2002 as income from equity investment in the Consolidated Statements of Operations.

      The Company’s operating results for the year ended December 31, 2001 reflect an insurance settlement of $9.4 million as part of the Company’s coverage under its property and business interruption policy. The insurance payment represents settlement for losses incurred at the West Elk mine in Gunnison County, Colorado, which was idled from January 28, 2000 to July 12, 2000, following the detection of combustion-related gases. The amount is reflected as a reduction of cost of coal sales in the accompanying Consolidated Statements of Operations.

      During 2001, Canyon Fuel recognized recoveries of previously paid property taxes. The Company’s share of these recoveries was $2.6 million and is reflected in income from equity investment on the Consolidated Statements of Operations for the year ended December 31, 2001. During 2001, the Company also recorded a $5.1 million gain as a result of selling land. The gain is included in other operating income.

5. Investment in Canyon Fuel

      The following tables present unaudited, summarized financial information for Canyon Fuel, which is accounted for on the equity method.

Condensed Income Statement Information

	Year Ended December 31,

	2003	2002	2001

Revenues	$242,060	$250,325	$301,909
Total costs and expenses	223,357	249,325	275,883

Net income before cumulative effect of accounting change	$18,703	$1,000	$26,026

65% of Canyon Fuel net income before cumulative effect of accounting change	$12,157	$650	$16,917
Effect of purchase adjustments	7,550	7,124	9,333

Arch Western’s income from its equity investment in Canyon Fuel	$19,707	$7,774	$26,250

Condensed Balance Sheet Information

	December 31, 2003

		Arch Western
		Ownership of	Arch Western
	Canyon	Canyon	Purchase	Arch Western
	Fuel Basis	Fuel Basis	Adjustments	Basis

Current assets	$51,660	$33,579	$(2,492)	$31,087
Noncurrent assets	324,777	211,105	(59,622)	151,483
Current liabilities	25,692	16,700	—	16,700
Noncurrent liabilities	30,292	19,690	—	19,690

Members’ equity	$320,453	$208,294	$(62,114)	$146,180

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

	December 31, 2002

		Arch Western
		Ownership of	Arch Western
	Canyon	Canyon	Purchase	Arch Western
	Fuel Basis	Fuel Basis	Adjustments	Basis

Current assets	$64,365	$41,837	$(2,493)	$39,344
Noncurrent assets	346,530	225,245	(68,357)	156,888
Current liabilities	30,221	19,644	—	19,644
Noncurrent liabilities	25,135	16,338	(537)	15,801

Members’ equity	$355,539	$231,100	$(70,313)	$160,787

      The Company’s income from its equity investment in Canyon Fuel represents 65% of Canyon Fuel’s net income after adjusting for the effect of purchase adjustments related to its investment in Canyon Fuel. The Company’s investment in Canyon Fuel reflects purchase adjustments primarily related to the reduction in amounts assigned to sales contracts, mineral reserves and other property, plant and equipment. The purchase adjustments are amortized consistent with the underlying assets of the joint venture. During 2001, in accordance with FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of, Canyon Fuel wrote off its investment in LAXT, a coal terminal located in Los Angeles, resulting in a charge of $10.1 million. The Company did not value LAXT in its Canyon Fuel purchase allocation and, therefore, there was no impact of the charge on the Company’s financial position.

      Effective January 1, 2003, Canyon Fuel adopted FAS 143 and recorded a cumulative effect loss of $2.4 million. The Company’s 65% share of this amount was offset by purchase adjustments of $0.5 million. These amounts are included in the cumulative effect of accounting change reported in the Company’s Consolidated Statements of Operations.

6. Other Comprehensive Income

      Other comprehensive income items under FAS 130, Reporting Comprehensive Income, are transactions recorded in members’ equity during the year, excluding net income and transactions with members. Following are the items included in other comprehensive income (loss):

		Minimum	Accumulated
		Pension	Other
	Financial	Liability	Comprehensive
	Derivatives	Adjustments	Loss

Adoption (January 1, 2001)	$(7,694)	$—	$(7,694)
2001 activity	(17,585)	(2,051)	(19,636)

Balance December 31, 2001	(25,279)	(2,051)	(27,330)
2002 activity	(9,450)	(7,499)	(16,949)

Balance December 31, 2002	(34,729)	(9,550)	(44,279)
2003 activity	(2,594)	2,634	40

	$(37,323)	$(6,916)	$(44,239)

      The 2003 activity for financial derivatives is comprised of unrealized mark-to-market losses of $10.4 million and reclassifications of $7.8 million to income.

      The minimum pension liability adjustments include the Company’s share of Canyon Fuel’s minimum pension liability adjustment, which is other comprehensive income of $0.6 million in 2003, and other comprehensive losses of $0.6 million in 2002 and $2.0 million in 2001.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

7. Accrued Expenses

      Accrued expenses included in current liabilities consist of the following:

	December 31,

	2003	2002

Payroll and related benefits	$9,868	$10,471
Taxes other than income taxes	36,010	35,245
Interest	24,413	4,526
Postretirement benefits other than pension	1,827	1,228
Workers’ compensation	486	528
Asset retirement obligations	14,811	1,697
Other accrued expenses	3,063	5,548

	$90,478	$59,243

8. Debt and Financing Arrangements

      On June 25, 2003, Arch Western Finance, LLC, a subsidiary of the Company, completed the offering of $700 million of senior notes and utilized the proceeds of the offering to repay the Company’s existing term loans. The senior notes bear a fixed rate of interest of 6.75% and are due in full on July 1, 2013. Interest on the senior notes is payable on January 1 and July 1 each year commencing January 1, 2004. The senior notes are guaranteed by the Company and certain of the Company’s subsidiaries and are secured by a security interest in the Company’s receivable from Arch Coal. The terms of the senior notes contain restrictive covenants that limit the Company’s ability to, among other things, incur additional debt, sell or transfer assets, and make investments.

      In connection with the repayment of the term loans, the Company recognized expenses related to the write-off of loan fees and other debt extinguishment costs. Additionally, the Company had designated certain interest rate swaps as hedges of the variable rate interest payments due under the existing term loans. Pursuant to the requirements of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities(“FAS 133”), historical mark-to-market adjustments related to these swaps through June 25, 2003 of $44.3 million were deferred as a component of Accumulated Other Comprehensive Loss. Subsequent to the repayment of the term loans, these deferred amounts will be amortized as additional expense over the original contractual terms of the swap agreements. The swap agreements contractual termination dates range from September 2005 through October 2007. During 2003, the Company recognized expense resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps of $11.7 million. Of this amount, $7.0 million related to the amortization of previously deferred mark-to-market adjustments. The remaining $4.7 million represents early debt extinguishment costs.

      On September 19, 2003, the Company established a new term loan facility that provides for a $100 million term loan. The facility is subject to certain conditions of borrowing, including the consummation of Arch Coal’s anticipated acquisition of Vulcan Coal Holdings. Currently, no amount is available to the Company under the facility. If the Company borrows pursuant to the terms of the facility, the term loan will be due in quarterly installments from October 2004 through April 2007.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

9. Fair Values of Financial Instruments

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and cash equivalents: The carrying amounts approximate fair value.

      Debt: At December 31, 2003, the fair value of the Company’s senior notes was $722.1 million. At December 31, 2002, the carrying amounts of the Company’s borrowings under its variable-rate term loans approximated their fair value.

      Interest rate swaps: The fair values of interest rate swaps are based on quoted prices, which reflect the present value of the difference between estimated future amounts to be paid and received. At December 31, 2002 the fair value of these swaps were liabilities of $34.1 million.

10. Mineral Lease Rights

      Substantially all of the Company’s coal reserves are controlled through leasing arrangements. Amounts paid to acquire such lease rights are capitalized and depleted over the life of those reserves that are proven and probable. Depletion of coal lease rights is computed using the units-of-production method and the rights are assumed to have no residual value. The leases are generally long-term in nature (original terms range from 10 to 50 years), and substantially all of the leases contain provisions that allow for automatic extension of the lease term as long as mining continues. Accumulated depletion for mineral lease rights was $150.9 million and $141.5 million at December 31, 2003 and 2002, respectively.

      Depletion expense related to mineral lease rights was $23.1 million, $28.0 million, and $31.1 million for the years ended December 31, 2003, 2002, and 2001, respectively.

      Estimated depletion expense of mineral lease rights during the next five years is as follows:

Year ended December 31,

2004	$24,762
2005	$25,290
2006	$27,039
2007	$27,644
2008	$28,605

      Consistent with common practices in extractive industries, the Company has historically classified mineral lease rights in the same manner as the coal it owns in fee. The Company and others in extractive industries have historically taken the position that rights under such long-term mineral leases are the functional equivalent of fee ownership of the underlying coal because the lessee has the exclusive right to extract the coal during the term of the lease and because the lessee owns the extracted coal in fee. At its March 2004 meeting, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) discussed Issue 04-02, “Whether Mineral Rights are Tangible or Intangible Assets and Related Issues.” The EITF determined that mineral rights represent tangible assets; however, this resolution requires approval by the FASB. If the FASB does not approve this resolution, the Company may be required to change the classification of its mineral lease rights.

11. Accrued Workers’ Compensation

      The Company is liable under the federal Mine Safety and Health Act of 1977, as amended, to provide for pneumoconiosis (black lung) benefits to eligible employees, former employees, and dependents

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

with respect to claims filed by such persons on or after July 1, 1973. The Company is also liable under various states’ statutes for black lung benefits. The Company currently provides for federal and state claims principally through a self-insurance program. Charges are being made to operations as determined by independent actuaries, at the present value of the actuarially computed present and future liabilities for such benefits over the employees’ applicable years of service.

      In addition, the Company is liable for workers’ compensation benefits for traumatic injuries that are accrued as injuries are incurred. Traumatic claims are either covered through self-insured programs or through state sponsored workers’ compensation programs.

      Workers’ compensation expense consists of the following components:

	2003	20021	2001

Black Lung:
Service cost	$144	$72	$96
Interest Cost	219	187	181
Net amortization	(489)	(713)	(883)

Total black lung disease:	(126)	(454)	(606)

Traumatic injury claims and assessments	743	1,194	1,067

Total provision	$617	$740	$461

      The actuarial assumptions used in the determination of black lung benefits included a discount rate of 6.50% as of December 31, 2003 (7.00% and 7.50% as of December 31, 2002 and 2001, respectively) and a black lung benefit cost escalation rate of 4% in each year. Net amortization represents the systematic recognition of actuarial gains or losses over a five year period.

      Summarized below is information about the amounts recognized in the consolidated balance sheets for workers’ compensation benefits:

	December 31,

	2003	2002

Black lung costs	$5,370	$5,598
Traumatic Claims	1,876	1,886

Total obligations	7,246	7,484

Less current portion	(486)	(528)

Noncurrent obligations	$6,760	$6,956

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

      The reconciliation of changes in the benefit obligation of the black lung liability is as follows:

	December 31,

	2003	2002

Beginning of year obligation	$2,948	$3,093
Service cost	144	72
Interest cost	219	187
Actuarial (gain) loss	483	(388)
Benefit and administrative payments	(102)	(16)

Net obligation at end of year	3,692	2,948
Unrecognized gain	1,678	2,650

Accrued cost	$5,370	$5,598

12. Employee Benefit Plans

Defined Benefit Pension and Other Postretirement Benefit Plans

      The Company has non-contributory defined benefit pension plans covering certain of its salaried and non-union hourly employees. Benefits are generally based on the employee’s years of service and compensation. The Company funds the plans in an amount not less than the minimum statutory funding requirements nor more than the maximum amount that can be deducted for federal income tax purposes.

      The Company also currently provides certain postretirement medical/life insurance coverage for eligible employees. Generally, covered employees who terminate employment after meeting eligibility requirements are eligible for postretirement coverage for themselves and their dependents. The salaried employee postretirement medical/life plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The Company’s current funding policy is to fund the cost of all postretirement medical/ life insurance benefits as they are paid.

      The Company uses a December 31 measurement date for its pension and postretirement benefit plans.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

      Obligations and Funded Status. Summaries of the changes in the benefit obligations, plan assets and funded status of the plans are as follows:

			Other
			Postretirement
	Pension Benefits		Benefits

	2003	2002	2003	2002

Change in Benefit Obligations
Benefit obligations at January 1	$57,491	$55,725	$14,628	$12,570
Service cost	3,011	3,071	853	586
Interest cost	3,739	3,886	994	935
Benefits paid	(3,296)	(3,457)	(1,640)	(1,247)
Other-primarily actuarial (gain) loss	452	(1,734)	1,844	1,784
Benefit obligations at December 31	$61,397	$57,491	$16,679	$14,628
Change in Plan Assets
Value of plan assets at January 1	$40,907	$49,609	$—	$—
Actual return on plan assets	8,806	(5,245)	—	—
Employer contributions	7,560	—	1,640	1,247
Benefits paid	(3,296)	(3,457)	(1,640)	(1,247)
Value of plan assets at December 31	$53,977	$40,907	$—	$—
Funded Status of the Plans
Accumulated obligations less plan assets	$(7,420)	$(16,584)	$(16,679)	$(14,628)
Unrecognized actuarial loss	7,776	11,843	2,540	891
Unrecognized net transition asset	—	(37)	—	—
Unrecognized prior service cost	(333)	(422)	(1,774)	(2,150)
Net asset (liability) recognized	$23	$(5,200)	$(15,913)	$(15,887)
Balance Sheet Amounts
Accrued benefit liabilities	$(3,517)	$(12,479)	$(15,913)	$(15,887)
Minimum pension liability adjustment (accumulated other comprehensive income)	3,540	7,279		—
Net asset (liability) recognized	23	(5,200)	(15,913)	(15,887)
Less current portion	(23)	(5,200)	1,827	1,228
Long term liability	$—	$—	$(14,086)	$(14,659)

Pension Benefits

      The accumulated benefit obligation for all pension plans was $57.5 million and $53.4 million at December 31, 2003 and 2002, respectively.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

      Components of Net Periodic Benefit Cost. The following table details the components of pension and other postretirement benefit costs.

	Pension Benefits			Other Postretirement Benefits

Year Ended December 31,	2003	2002	2001	2003	2002	2001

Service cost	$3,011	$3,071	$2,976	$853	$586	$417
Interest cost	3,739	3,886	3,668	994	935	968
Expected return on plan assets*	(4,678)	(4,825)	(4,306)	—	—	—
Other amortization and deferral	264	(319)	(1,063)	(181)	(564)	(404)

	$2,336	$1,813	$1,275	$1,666	$957	$981

*	The Company does not fund its other postretirement liabilities.

      Assumptions. The following table provides the assumptions used to determine the actuarial present value of projected benefit obligations at December 31.

			Other
	Pension		Postretirement
	Benefits		Benefits

Weighted Average Assumptions:	2003	2002	2003	2002

Discount rate	6.50%	7.00%	6.50%	7.00%
Rate of compensation increase	3.75%	4.25%	N/A	N/A

      The following table provides the assumptions used to determine net periodic benefit cost for years ended December 31.

				Other Postretirement
	Pension Benefits			Benefits

Weighted Average Assumptions:	2003	2002	2001	2003	2002	2001

Discount rate	7.00%	7.50%	7.75%	7.00%	7.50%	7.75%
Rate of compensation increase	4.25%	4.50%	4.75%	N/A	N/A	N/A
Expected return on plan assets	9.00%	9.00%	9.00%	N/A	N/A	N/A

      The Company establishes the expected long-term rate of return at the beginning of each fiscal year based upon historical returns and projected returns on the underlying mix of invested assets. The Company utilizes Modern Portfolio Theory modeling techniques in the development of its return assumptions. This technique projects rates of returns that can be generated through various asset allocations that lie within the risk tolerance set forth by members of the Company’s Pension Committee. The risk assessment provides a link between a Pension’s risk capacity, management’s willingness to accept investment risk and the asset allocation process, which ultimately leads to the return generated by the invested assets. For the determination of net periodic benefit cost in 2004, the Company will utilize an expected rate of return of 8.50%.

      The following table provides information regarding the assumed health care cost trend rates at December 31.

	2003	2002

Health care cost trend rate assumed for next year	8.00%	7.50%
Ultimate trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2010	2008

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

      The health care cost trend rate assumption can have a significant effect on the amounts reported. However, as the employer contribution cap has been reached, the impact of health care cost changes is not material.

      Plan Assets. The Company’s pension plan weighted average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

	Plan Assets at
	December 31

	2003	2002

Equity securities	69%	57%
Debt securities	28%	37%
Cash and equivalents	3%	6%

Total	100%	100%

      The Company’s Pension Committee (“the Committee”) is responsible for overseeing the investment of pension plan assets. The Committee is responsible for determining and monitoring appropriate asset allocations and for selecting or replacing investment managers, trustees and custodians. The pension plan’s current investment targets are 65% equity, 30% fixed income securities and 5% cash. The Pension Committee reviews the actual asset allocation in light of these targets on a periodic basis and rebalances among investments as necessary. The Committee evaluates the performance of investment managers as compared to the performance of specified benchmarks and peers and monitors the investment managers to ensure adherence to their stated investment style and to the plan’s investment guidelines.

      Cash Flows. The Company expects to contribute approximately $6.5 million to its pension plan in 2004.

      Impact of Medicare Prescription Drug, Improvement and Modernization Act of 2003. On December 8, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree heath care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. On January 12, 2004, the Financial Accounting Standards Board issued FASB Staff Position No. FAS 106-1 (“FSP FAS 106-1”), which permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act. The Company has elected to defer accounting for the Act until 2004, and as such, measures of the plan’s accumulated postretirement benefit obligation and net periodic postretirement benefit cost in these financial statements and accompanying notes do not reflect the effects of the Act. At this time, the FASB has not issued final authoritative guidance on the accounting for the effects of the Act. When final guidance is issued, the Company may be required to change the information reported in these financial statements.

Other Plans

      The Company sponsors savings plans which were established to assist eligible employees in providing for their future retirement needs. The Company’s contributions to the plans were $3.0 million in 2003 and $2.8 million in both 2002 and 2001.

13. Asset Retirement Obligations

      The Company’s asset retirement obligations arise from the federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

accordance with specified standards and an approved reclamation plan. The required reclamation activities to be performed are outlined in the Company’s mining permits. These activities include reclaiming the pit and support acreage at surface mines, sealing portals at deep mines, and reclaiming refuse areas and slurry ponds.

      The Company records its asset retirement obligations at the time that they are incurred or acquired. Obligations are incurred at the time that development of a mine commences for deep and surface mines and at the time that construction begins for support facilities, refuse areas and slurry ponds. The liability is determined using discounted cash flow techniques and is accreted to its then present value each period. Accretion on the asset retirement obligation begins at the time the liability is incurred. Amortization of the related asset is recorded on a units-of-production basis over the mine’s estimated recoverable reserves.

      The Company reviews its asset retirement obligations at least annually and makes necessary adjustments for permit changes as granted by state authorities and for revisions of estimates of costs and productivities. For ongoing operations, adjustments to the liability result in an adjustment to the corresponding asset. For idle operations, adjustments to the liability are recognized as income or expense in the period the adjustment is recorded.

      As discussed in Note 1, effective January 1, 2003, the Company began accounting for its final mine closure reclamation liabilities in accordance with FAS 143. The cumulative effect of this change on periods prior to January 1, 2003 resulted in a charge to income of $18.3 million, which is included in the Company’s results of operations for the year ended December 31, 2003. In addition, the net income of the Company, excluding the cumulative effect of accounting change, for the year ended December 31, 2003 is $3.8 million less than it would have been if the Company had continued to account for these obligations under its previous method. The unaudited pro forma amounts below reflect the retroactive application of FAS 143 as if the Company had adopted the standard on January 1, 2001 and the corresponding elimination of the cumulative effect of accounting change:

	Year Ended December 31,

	2003	2002	2001

As Reported Net income	$2,718	$19,909	$31,342
Pro Forma Net income (loss)	$20,996	$15,713	$26,457

      If the Company had accounted for its asset retirement obligations in accordance with FAS 143 for all periods presented, the asset retirement obligation liability (including amounts classified as current) would have been $113.7 million and $104.2 million at December 31, 2002 and January 1, 2002, respectively.

      The following table describes the changes to the Company’s asset retirement obligation for the year ended December 31, 2003:

Balance at December 31, 2002 (including current portion)	$69,069
Impact of adoption	44,614
Accretion expense	9,428
Adjustments to the liability from annual recosting	2,189
Liabilities settled	(19,015)

Balance at December 31, 2003	106,285
Current portion included in accrued expenses	(14,811)

Long-term liability	$91,474

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

14. Concentration of Credit Risk and Major Customers

      The Company places its cash equivalents in investment-grade short-term investments and limits the amount of credit exposure to any one commercial issuer.

      The Company markets its coal principally to electric utilities in the United States. As of December 31, 2003 and 2002, accounts receivable from electric utilities located in the United States totaled $42.3 million and $53.4 million, respectively. Generally, credit is extended based on an evaluation of the customer’s financial condition, and collateral is not generally required. Credit losses are provided for in the financial statements and historically have been minimal.

      The Company is committed under long-term contracts to supply coal that meets certain quality requirements at specified prices. These prices are generally adjusted based on indices. Quantities sold under some of these contracts may vary from year to year within certain limits at the option of the customer. Sales (including spot sales) to major customers were as follows:

	2003	2002	2001

Southern Company	$69,628	$53,693	$34,871
Tennessee Valley Authority	$58,377	$49,178	$38,940

15. Related Party Transactions

      The Company leases certain assets at its Thunder Basin operation from Little Thunder Leasing Company, a subsidiary of BP p.l.c. Lease expense for Little Thunder Leasing Company for the years ended December 31, 2003, 2002 and 2001 totaled $3.3 million, $3.4 and $7.6 million, respectively.

      During 2000, the Company began mining on portions of a federal lease known as the Thundercloud tract. The Thundercloud tract contains approximately 353 million tons of demonstrated coal reserves and is contiguous to Company operations. Rights to the tract are owned by Arch Coal. Prior to mining, the Company entered into a sublease transaction with Arch Coal, which requires annual advance royalty payments which are fully recoupable against production on the Thundercloud tract. During 2003, 2002, and 2001, the Company made $10.0 million, $12.7 million, and $4.75 million, respectively, of advance royalty payments associated with this lease. The remaining payments are reflected in Note 16 under the caption “Royalties.” In addition, the Company also pays a production royalty of 5.5% of realization and a $0.01 per ton override royalty for every ton mined from the Thundercloud tract, resulting in production royalties paid to Arch Coal of $9.2 million, $7.3 million, and $4.9 million during 2003, 2002 and 2001, respectively.

      The Company’s cash transactions are managed by Arch Coal. Cash paid to or from the Company that is not considered a distribution or a contribution is recorded in an Arch Coal receivable account. At December 31, 2003 and 2002, the receivable from Arch Coal was $351.9 million and $333.8 million, respectively. This amount earns interest from Arch Coal at the prime interest rate. Interest earned for the years ended December 31, 2003, 2002 and 2001 was $14.6 million, $13.6 million and $15.5 million, respectively. The receivable is payable on demand by the Company; however, it is currently management’s intention to not demand payment of the receivable within the next year. Therefore, the receivable is classified on the Consolidated Balance Sheets as long-term.

      The Company pays selling, general and administrative services fees to Arch Coal. Expenses are allocated based on Arch Coal’s best estimates of proportional or incremental costs, whichever is more representative of costs incurred by Arch Coal on behalf of the Company. Amounts allocated to the Company by Arch Coal were $15.7 million, $13.0 million and $13.0 million for the years ended

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

December 31, 2003, 2002 and 2001, respectively. Such amounts are reported as selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

      As described in Note 1, the Company has a 65% ownership interest in Canyon Fuel which is accounted for on the equity method. The Company receives administration and production fees from Canyon Fuel for managing the Canyon Fuel operations. The fee arrangement is calculated annually and is approved by the Canyon Fuel Management Board. The production fee is calculated on a per-ton basis while the administration fee represents the costs incurred by the Company’s employees related to Canyon Fuel administrative matters. The fees recognized as other income by the Company and as expense by Canyon Fuel were $8.5 million, $9.5 million and $8.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. Amounts receivable from Canyon Fuel were $6.5 million and $6.3 million as of December 31, 2002 and 2001, respectively. These amounts are classified as other receivables in the Consolidated Balance Sheets.

16. Commitments and Contingencies

      The Company leases equipment, land and various other properties under noncancelable long-term leases, expiring at various dates. Certain leases contain options that would allow the Company to renew the lease or purchase the leased asset at the end of the base lease term. Rental expense related to these operating leases amounted to $5.8 million in 2003, $5.1 million in 2002 and $9.1 million in 2001. The Company has also entered into various non-cancelable royalty lease agreements and federal lease bonus payments under which future minimum payments are due.

      Minimum payments due in future years under these agreements in effect at December 31, 2003 are as follows (in thousands):

	Operating
	Leases	Royalties

2004	$2,200	$10,752
2005	2,200	10,572
2006	2,004	10,553
2007	1,139	10,485
2008	1,090	10,484
Thereafter	1,259	54,726

	$9,892	$107,572

      The Company is a party to numerous claims and lawsuits with respect to various matters. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. After conferring with counsel, it is the opinion of management that the ultimate resolution of pending claims will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

17. Cash Flow

      The changes in operating assets and liabilities as shown in the consolidated statements of cash flows are comprised of the following:

	2003	2002	2001

Decrease (increase) in operating assets:
Trade and other receivables	$9,150	$4,513	$(7,403)
Receivable from Arch Coal, Inc.	(62,688)	(70,747)	(70,736)
Inventories	(103)	(4,259)	(3,285)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	11,426	10,644	(11,739)
Accrued postretirement benefits other than pension	(573)	(637)	48
Accrued reclamation and mine closure	(18,922)	5,668	6,374
Accrued workers’ compensation	(196)	(68)	(402)

Changes in operating assets and liabilities	$(61,906)	$(54,886)	$(87,143)

18. Quarterly Financial Information (Unaudited)

      Quarterly financial data for 2003 and 2002 is summarized below:

2003:	March 31	June 30	September 30	December 31

Coal sales	$113,288	$128,774	$127,771	$130,722
Income from operations	14,689	21,793	13,598	12,630
Net income before cumulative effect of accounting change	8,111	10,421	1,785	679
Net income (loss)	(10,167)	10,421	1,785	679

2002:	March 31	June 30	September 30	December 31

Coal sales	$110,060	$113,524	$131,506	$137,101
Income from operations	4,652	8,319	10,588	26,265
Net income (loss)	(1,836)	(230)	2,600	19,375

19. Supplemental Condensed Consolidating Financial Information

      In accordance with the indenture governing the Arch Western Finance senior notes, certain wholly-owned subsidiaries of the Company have fully and unconditionally guaranteed the senior notes on a joint and several basis. The following tables present condensed consolidating financial information for (i) the Company, (ii) the issuer of the senior notes (Arch Western Finance, LLC, a wholly-owned subsidiary of the Company), (iii) the Company’s wholly-owned subsidiaries (Thunder Basin Coal Company, LLC, Mountain Coal Company, LLC, and Arch of Wyoming, LLC), on a combined basis, which are guarantors under the Notes, and (iv) the Company’s majority owned subsidiary (Canyon Fuel Company, LLC) which is not a guarantor under the Notes. Amounts included in the following consolidating condensed

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

financial statements for Canyon Fuel represent amounts recorded by the Company under the equity method of accounting.

STATEMENTS OF OPERATIONS

Year ended December 31, 2003

	Parent		Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Coal sales revenues	$—	$—	$500,555	$—	$—	$500,555
Cost of coal sales	6,658	—	448,874	—	—	455,532
Selling, general and administrative	15,686	—	—	—	—	15,686
Sales contract amortization	—	—	361	—	—	361

	22,344	—	449,235	—	—	471,579
Income from equity investment	69,679	—	—	19,707	(69,679)	19,707
Other operating income	13,722	—	305	—	—	14,027

	83,401	—	305	19,707	(69,679)	33,734
Income from operations	61,057	—	51,625	19,707	(69,679)	62,710
Interest expense	(43,003)	(25,225)	(13)	—	23,560	(44,681)
Interest income primarily from Arch Coal, Inc.	14,613	23,560	25	—	(23,560)	14,638

	(28,390)	(1,665)	12	—	—	(30,043)
Other non-operating income (expense)	(11,671)	—	—	—	—	(11,671)
Income before cumulative effect	20,996	(1,665)	51,637	19,707	(69,679)	20,996
Cumulative effect of accounting change	(18,278)	—	—	—	—	(18,278)

Net income (loss)	$2,718	$(1,665)	$51,637	$19,707	$(69,679)	$2,718

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

BALANCE SHEET

Year ended December 31, 2003

	Parent		Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$—	$—	$35,171	$—	$—	$35,171
Trace accounts receivable	48,135	—	—	—	—	48,135
Other receivables	3,061	—	1,377	—	—	4,438
Inventories	—	—	35,830	—	—	35,830
Other current assets	2,902	—	3,793	—	—	6,695

Total current assets	54,098	—	76,171	—	—	130,269

Mineral lease rights, net	—	—	389,050	—	—	389,050
Plant and equipment, net	—	—	260,300	—	—	260,300
Deferred mine development, net	—	—	110,522	—	—	110,522
Investment in subsidiaries	1,166,270	—	—	146,180	(1,166,270)	146,180
Coal supply agreements	—	—	4,862	—	—	4,862
Receivable from Arch Coal, Inc.	351,866	—	—	—	—	351,866
Intercompanies	(1,058,804)	708,038	350,766	—	—	—
Other	1,050	14,712	2,704	—	—	18,466
Total other assets	460,382	722,750	358,332	146,180	(1,166,270)	521,374

Total assets	514,480	722,750	1,194,375	146,180	(1,166,270)	1,411,515

Accounts payable	2,907	—	21,529	—	—	24,436
Accrued expenses	8,939	24,413	57,126	—	—	90,478

Total current liabilities	11,846	24,413	78,655	—	—	114,914
Long term debt	—	700,000	—	—	—	700,000
Accrued postretirement benefits other than pension	14,086	—	—	—	—	14,086
Asset retirement obligations	—	—	91,474	—	—	91,474
Accrued workers’ compensation	6,136	—	624	—	—	6,760
Other noncurrent liabilities	5,776	—	1,869	—	—	7,645

Total liabilities	37,844	724,413	172,622	—	—	934,879
Redeemable equity interests	4,746	—	—	—	—	4,746
Non-redeemable members’ equity	471,890	(1,663)	1,021,753	146,180	(1,166,270)	471,890

Total liabilities, redeemable equity interests and non-redeemable members’ equity	$514,480	$722,750	$1,194,375	$146,180	$(1,166,270)	$1,411,515

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

CASH FLOWS

December 31, 2003

			Guarantor	Non-Guarantor
	Parent Company	Issuer	Subsidiaries	Subsidiaries	Consolidated

Operating Activities
Cash provided by (used in) operating activities	$(42,755)	$—	$75,134	$33,978	$66,357
Investing Activities Capital expenditures	—	—	(27,322)	—	(27,322)
Proceeds from dispositions of capital assets	—	—	7	—	7
Additions to prepaid royalties	—	—	(12,703)	—	(12,703)

Cash used in investing activities	—	—	(40,018)	—	(40,018)

Financing Activities
Proceeds from issuance of senior notes	—	700,000	—	—	700,000
Debt financing costs	(16,417)	—	—	—	(16,417)
Transactions with affiliates	733,978	(700,000)	—	(33,978)	—
Payments on term loans	(675,000)	—	—	—	(675,000)

Cash provided by (used in) financing activities	42,561	—	—	(33,978)	8,583

Increase (Decrease) in cash and cash equivalents	(194)	—	35,116	—	34,922
Cash and cash equivalents, beginning of period	194	—	55	—	249

Cash and cash equivalents, end of period	$—	$—	$35,171	$—	$35,171

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

STATEMENTS OF OPERATIONS

Year ended December 31, 2002

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Coal sales revenues	$—	$492,191	$—	$—	$492,191

Cost of coal sales	891	449,253	—	—	450,144
Selling, general and administrative	13,011	—	—	—	13,011
Sales contract amortization	—	1,201	—	—	1,201

	13,902	450,454	—	—	464,356

Income from equity investment	52,724	—	7,774	(52,724)	7,774
Other operating income	11,051	3,164	—	—	14,215

	63,775	3,164	7,774	(52,724)	21,989

Income from operations	49,873	44,901	7,774	(52,724)	49,824
Interest expense	(43,566)	(38)	—	—	(43,604)
Interest income primarily from Arch Coal, Inc.	13,602	87	—	—	13,689

	(29,964)	49	—	—	(29,915)

Net income (loss)	$19,909	$44,950	$7,774	$(52,724)	$19,909

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

BALANCE SHEET

December 31, 2002

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$194	$55	$—	$—	$249
Trade accounts receivable	56,258	—	—	—	56,258
Other receivables	1,287	4,178	—	—	5,465
Inventories	—	35,727	—	—	35,727
Other current assets	2,720	2,304	—	—	5,024

Total current assets	60,459	42,264	—	—	102,723

Mineral lease rights, net	—	436,270	—	—	436,270
Plant and equipment, net	—	274,215	—	—	274,215
Deferred mine development, net	—	54,935	—	—	54,935
Investment in subsidiaries	1,122,649	—	160,787	(1,122,649)	160,787
Coal supply agreements	—	5,223	—	—	5,223
Receivable from Arch Coal, Inc.	333,825	—	—	—	333,825
Intercompanies	(288,844)	288,844	—	—	—
Other	5,083	—	—	—	5,083

Total other assets	1,172,713	294,067	160,787	(1,122,649)	504,918

Total assets	$1,233,172	$1,101,751	$160,787	$(1,122,649)	$1,373,061

Accounts payable	$6,784	$24,386	$—	$—	$31,170
Accrued expenses	15,408	43,835	—	—	59,243

Total current liabilities	22,192	68,221	—	—	90,413

Long term debt	675,000	—	—	—	675,000
Accrued postretirement benefits other than pension	14,659	—	—	—	14,659
Asset retirement obligations	—	67,372	—	—	67,372
Accrued workers’ compensation	5,580	1,376	—	—	6,956
Other noncurrent liabilities	41,767	2,920	—	—	44,687

Total liabilities	759,198	139,889	—	—	899,087
Redeemable equity interests	4,733	—	—	—	4,733

Non-redeemable members’ equity	469,241	961,862	160,787	(1,122,649)	469,241

Total liabilities, redeemable equity interests and non-redeemable members’ equity	$1,233,172	$1,101,751	$160,787	$(1,122,649)	$1,373,061

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

STATEMENT OF CASH FLOWS

Year ended December 2002

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

Operating Activities
Cash provided by (used in) operating activities	$(12,808)	$63,767	$17,121	$68,080
Investing Activities
Capital expenditures	—	(51,360)	—	(51,360)
Proceeds from dispositions of capital assets	—	11	—	11
Additions to prepaid royalties	—	(12,750)	—	(12,750)

Cash used in investing activities	—	(64,099)	—	(64,099)

Financing Activities
Debt financing costs	(4,193)	—	—	(4,193)
Transactions with affiliates	17,121	—	(17,121)	—

Cash provided by (used in) financing activities	12,928	—	(17,121)	(4,193)

Increase (Decrease) in cash and cash equivalents	120	(332)	—	(212)
Cash and cash equivalents, beginning of period	74	387	—	461

Cash and cash equivalents, end of period	$194	$55	$—	$249

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

STATEMENTS OF OPERATIONS

Year ended December 31, 2001

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Coal sales revenues	$—	$468,137	$—	$—	$468,137

Cost of coal sales	(892)	441,255	—	—	440,363
Selling, general and administrative	13,004	—	—	—	13,004
Sales contract amortization	—	1,976	—	—	1,976

	12,112	443,231	—	—	455,343

Income from equity investment	59,615	—	26,250	(59,615)	26,250
Other operating income	12,969	8,357	—	—	21,326

	72,584	8,357	26,250	(59,615)	47,576

Income from operations	60,472	33,263	26,250	(59,615)	60,370
Interest expense	(44,604)	(33)	—	—	(44,637)
Interest income primarily from Arch Coal, Inc.	15,474	135	—	—	15,609

	(29,130)	102	—	—	(29,028)

Net income (loss)	$31,342	$33,365	$26,250	$(59,615)	$31,342

ARCH WESTERN RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

STATEMENT OF CASH FLOWS

Year ended December 2001

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

Operating Activities
Cash provided by (used in) operating activities	$(42,219)	$29,758	$42,219	$29,758

Investing Activities
Additions to property, plant, and equipment	—	(32,142)	—	(32,142)
Proceeds from dispositions of PP & E	—	7,501	—	7,501
Additions to prepaid royalties	—	(4,750)	—	(4,750)

Cash used in investing activities	—	(29,391)	—	(29,391)

Financing Activities Transactions with affiliates	42,219	—	(42,219)	—
Cash provided by (used in) financing activities	42,219	—	(42,219)	—

Increase in cash and cash equivalents	—	367	—	367
Cash and cash equivalents, beginning of period	74	20	—	94

Cash and cash equivalents, end of period	$74	$387	$—	$461

ARCH WESTERN RESOURCES, LLC

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2004	2003

	(Unaudited)

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$94	$35,171
Trade accounts receivable	45,131	48,135
Other receivables	2,951	4,438
Inventories	38,105	35,830
Prepaid royalties	4,318	—
Other	4,392	6,695

Total current assets	94,991	130,269

Property, plant and equipment, net	760,232	759,872
Other assets
Investment in Canyon Fuel Company, LLC	146,846	146,180
Coal supply agreements	4,766	4,862
Receivable from Arch Coal, Inc.	376,844	351,866
Other	24,625	18,466

Total other assets	553,081	521,374

Total assets	$1,408,304	$1,411,515

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$25,874	$24,436
Accrued expenses	79,042	90,478

Total current liabilities	104,916	114,914
Long-term debt	700,000	700,000
Accrued postretirement benefits other than pension	14,666	14,086
Asset retirement obligations	92,168	91,474
Accrued workers’ compensation	6,726	6,760
Other noncurrent liabilities	7,398	7,645

Total liabilities	925,874	934,879

Redeemable equity interests	4,775	4,746
Non-redeemable members’ equity	477,655	471,890
Total liabilities, redeemable equity interests and non-redeemable members’ equity	$1,408,304	$1,411,515

The accompanying notes are an integral part of the consolidated financial statements.

ARCH WESTERN RESOURCES, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,

	2004	2003

	(In thousands)

	(Unaudited)
Revenues
Coal sales	$139,848	$113,288

Costs and expenses
Cost of coal sales	127,631	106,004
Selling, general and administrative expenses	4,211	3,789
Amortization of coal supply agreements	97	95

	131,939	109,888

Other operating income
Income from equity investment	1,272	8,151
Other operating income	4,327	3,138

	5,599	11,289

Income from operations	13,508	14,689
Interest expense, net:
Interest expense	(12,900)	(10,125)
Interest income primarily from Arch Coal, Inc.	3,702	3,547

	(9,198)	(6,578)
Other non-operating income (expense):
Expenses from early debt extinguishment	(3,388)	—

Income before cumulative effect of accounting change	922	8,111
Cumulative effect of accounting change	—	(18,278)

Net income (loss)	922	(10,167)
Net income (loss) attributable to redeemable equity interests	5	(34)
Net income (loss) attributable to non- redeemable equity interests	$917	$(10,133)

See notes to condensed consolidated financial statements

ARCH WESTERN RESOURCES, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,

	2004	2003

	(In thousands)

	(Unaudited)
Operating activities
Net income (loss)	$922	$(10,167)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	16,636	14,865
Prepaid royalties expensed	5,682	—
Other non-operating expense	3,388	—
Accretion on asset retirement obligations	2,077	2,573
Net gain on disposition of assets	(3)	—
Income from equity investment	(1,272)	(8,151)
Net distributions from equity investment	832	6,325
Cumulative effect of accounting change	—	18,278
Changes in:
Receivables	4,491	16,032
Inventories	(2,275)	(930)
Accounts payable and accrued expenses	(9,998)	(3,877)
Note receivable/payable to Arch Coal	(31,487)	(24,007)
Accrued postretirement benefits other than pension	581	(913)
Asset retirement obligations	(1,383)	(3,617)
Accrued workers’ compensation benefits	(34)	(39)
Other	3,812	1,506

Cash (used in) provided by operating activities	(8,031)	7,878

Investing activities
Capital expenditures	(16,955)	(6,391)
Proceeds from dispositions of capital assets	6	—
Additions to prepaid royalties	(10,000)	—

Cash used in investing activities	(26,949)	(6,391)

Financing activities
Proceeds from issuance of senior notes	—	—
Debt financing cost	(97)	(30)
Payments on term debt	—	—

Cash used in financing activities	(97)	(30)

Increase (decrease) in cash and cash equivalents	(35,077)	1,457
Cash and cash equivalents, beginning of period	35,171	249

Cash and cash equivalents, end of period	$94	$1,706

See notes to condensed consolidated financial statements.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

(Unaudited)

Note A — General

      The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations, but are subject to any year-end adjustments that may be necessary. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for the period ended March 31, 2004 are not necessarily indicative of results to be expected for the year ending December 31, 2004.

      Arch Western Resources, LLC (the “Company”) was formed as a joint venture on June 1, 1998 when Arch Coal, Inc. (“Arch Coal”) acquired the United States coal operations of Atlantic Richfield Company and combined these operations with Arch Coal’s western operations. Arch Western’s membership interests are owned 99% by Arch Coal and 1% by an affiliate of BP p.l.c. (“BP”), the successor to Atlantic Richfield Company. Arch Coal’s ownership is comprised entirely of common membership interests, while BP’s ownership is comprised of a 0.5% common membership interest and a 0.5% preferred membership interest.

      Under the terms of the Company’s membership agreement, net profits and losses are allocated only to the common membership interests on the basis of 99.5% to Arch Coal and 0.5% to BP. No profit or loss is allocated to the preferred membership interest of BP. Except for a Preferred Return, distributions to members are allocated on the basis of 99.5% to Arch Coal and 0.5% to BP. The Preferred Return entitles BP to receive an annual distribution from the common membership interests equal to 4% of the preferred capital account balance at the end of the year. The Preferred Return is payable at the Company’s discretion.

      The Company mines and markets steam coal from surface and deep mines for sale to utility and industrial customers in the United States and certain export markets. The Company’s principal subsidiaries are Thunder Basin Coal Company, L.L.C., which operates a surface coal mine and owns one idle mine in the Powder River Basin in Wyoming; Mountain Coal Company, L.L.C., which operates one underground coal mine in Colorado; and Arch of Wyoming, which operates two surface coal mines in the Hanna Basin in Wyoming. In addition to these wholly owned operating units, the Company has a 65% interest in Canyon Fuel Company, LLC (“Canyon Fuel”). Canyon Fuel operates three underground coal mines in Utah. This interest is accounted for on the equity method in the financial statements as a result of certain super-majority voting rights in the Canyon Fuel joint venture agreement. Income from Canyon Fuel is reflected in the consolidated statements of operations as income from equity investment.

Note B — Transactions or Events Affecting Comparability of Reported Results

      During the quarter ended March 31, 2004, the Office of Surface Mining completed an audit of certain of the Company’s federal reclamation fee filings for periods from 1998 through 2003. The audit resulted in the Company being assessed additional fees of $1.3 million and interest of $0.2 million. The additional fees have been recorded as a component of cost of coal sales in the accompanying Condensed Consolidated Statements of Operations, while the interest portion has been reflected as interest expense.

      During the first quarter of 2004, Canyon Fuel, the Company’s equity method investment, began the process of temporarily idling its Skyline Mine, and incurred severance costs of $1.9 million. The Company’s share of these costs totals $1.2 million and is reflected in income from equity investment in the Condensed Consolidated Statements of Operations.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On June 25, 2003, the Company repaid its term loans with the proceeds from the offering of senior notes. The Company had designated certain interest rate swaps as hedges of the variable rate interest payments due under the term loans. Pursuant to the requirements of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), historical mark-to-market adjustments related to these swaps through June 25, 2003 were deferred as a component of Accumulated Other Comprehensive Loss. Subsequent to the repayment of the term loans, these deferred amounts will be amortized as additional expense over the contractual terms of the swap agreements. For the three months ending March 31, 2004, the Company recognized $3.4 million of expense related to the amortization of previously deferred mark-to-market adjustments.

Note C — Adoption of FAS 143

      On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (FAS 143). FAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Previously, the Company accrued for the expected costs of these obligations over the estimated useful mining life of the property.

      The following table describes the changes to the Company’s asset retirement obligation for the three months ended March 31, 2004 and 2003:

	2004	2003

	(in thousands)
Balance at January 1 (including current portion)	$106,285	$69,069
Impact of adoption	—	44,614
Accretion expense	2,077	2,573
Liabilities settled	(1,383)	(3,616)

Balance at March 31	106,979	112,640
Current portion included in accrued expenses	(14,811)	(14,875)

Long-term liability	$92,168	$97,765

Note D — Investment in Canyon Fuel

      The following table presents unaudited summarized financial information for Canyon Fuel, which is accounted for on the equity method.

	Three Months Ended
	March 31,

Condensed Income Statement Information	2004	2003

	(in thousands)
Revenues	$53,382	$59,015
Total costs and expenses	52,808	49,896

Net income before cumulative effect of accounting change	$574	$9,119

65% of Canyon Fuel net income before cumulative effect of accounting change	$373	$5,927
Effect of purchase adjustments	899	2,224

Arch Western’s income from its equity investment in Canyon Fuel	$1,272	$8,151

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s income from its equity investment in Canyon Fuel represents 65% of Canyon Fuel’s net income after adjusting for the effect of purchase adjustments related to its investment in Canyon Fuel. The Company’s investment in Canyon Fuel reflects purchase adjustments related to the reduction in amounts assigned to sales contracts, mineral reserves and other property, plant and equipment. The purchase adjustments are amortized consistent with the underlying assets of the joint venture.

      Effective January 1, 2003, Canyon Fuel adopted FAS 143 and recorded a cumulative expense loss of $2.4 million. The Company’s 65% share of this amount was offset by purchase adjustments of $0.5 million. These amounts are included in the cumulative effect of accounting change reported in the Company’s Condensed Consolidated Statements of Operations.

Note E — Other Comprehensive Income

      Other comprehensive income items under FAS 130, Reporting Comprehensive Income,are transactions recorded in members’ equity during the year from non-owner sources. The following table presents comprehensive income:

	Three Months Ended
	March 31,

	2004	2003

	(in thousands)
Net income (loss)	$922	$(10,167)
Other comprehensive income (loss) (net of amounts reclassified to earnings)	4,895	(1,654)

Total comprehensive income (loss)	$5,817	$(11,821)

      Other comprehensive income for the quarter ended March 31, 2004 consists primarily of the reclassification of previously deferred mark-to-market losses from other comprehensive income to net income. Other comprehensive income for the quarter ended March 31, 2003 represents mark-to-market adjustments related to the Company’s financial derivatives positions for the periods when those positions were deemed to be effective hedges.

Note F – Employee Benefit Plans

  Defined Benefit Pension and Other Postretirement Benefit Plans

      The Company has non-contributory defined benefit pension plans covering certain of its salaried and non-union hourly employees. Benefits are generally based on the employee’s years of service and compensation. The Company funds the plans in an amount not less than the minimum statutory funding requirements nor more than the maximum amount that can be deducted for federal income tax purposes.

      The Company also currently provides certain postretirement medical/life insurance coverage for eligible employees. Generally, covered employees who terminate employment after meeting eligibility requirements are eligible for postretirement coverage for themselves and their dependents. The salaried employee postretirement medical/life plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The Company’s current funding policy is to fund the cost of all postretirement medical/life insurance benefits as they are paid.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  Components of Net Periodic Benefit Cost

      The following table details the components of pension and other postretirement benefit costs.

			Other
			postretirement
	Pension benefits		benefits

Quarter Ended March 31,	2004	2003	2004	2003

	(In thousands)
Service cost	$775	$810	$240	$207
Interest cost	953	1,352	263	243
Expected return on plan assets*	(1,020)	(1,169)	—	—
Other amortization and deferral	375	—	3	(263)

	$1,083	$993	$506	$187

*	The Company does not fund its other postretirement liabilities.

  Employer Contributions

      The Company previously disclosed in its financial statements for the year ended December 31, 2003, that it expected to contribute $6.5 million to its pension plan in 2004. During the quarter ended March 31, 2004, Arch Coal contributed 210,000 shares of its common stock to the Company’s pension plan. The market value of Arch Coal’s common stock on the date of contribution was $30.88 per share. The Company presently does not anticipate contributing additional amounts to the pension plan in 2004.

  Impact of Medicare Prescription Drug, Improvement and Modernization Act of 2003

      On December 8, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree heath care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company has included the effects of the Act in its financial statements for the quarter ending March 31, 2004 in accordance with FASB Staff Position FAS 106-b, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Incorporation of the effects of the Act did not result in a material change in the Company’s postretirement benefit obligation or its anticipated postretirement medical expenses.

Note G — Inventories

      Inventories consist of the following:

	March 31,	December 31,
	2004	2003

	(in thousands)
Coal	$16,446	$15,098
Repair parts and supplies	21,659	20,732

	$38,105	$35,830

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note H — Debt

      On June 25, 2003, Arch Western Finance, LLC, a subsidiary of the Company, completed the offering of $700 million of senior notes and utilized the proceeds of the offering to repay the Company’s existing $675 million term loans. The senior notes bear a fixed rate of interest of 6.75% and are due in full on July 1, 2013. Interest on the senior notes is payable on January 1 and July 1 each year commencing January 1, 2004. The senior notes are guaranteed by the Company and certain of its subsidiaries and are secured by a security interest in loans made by the Company to Arch Coal. The terms of the senior notes contain restrictive covenants that limit the Company’s ability to, among other things, incur additional debt, sell or transfer assets, and make investments.

      On September 19, 2003, the Company established a $100 million term loan facility. The facility is subject to certain conditions of borrowing, including the consummation of Arch Coal’s anticipated acquisition of Vulcan Coal Holdings. Currently, no amount is available to the Company under the facility. If the Company borrows pursuant to the terms of the facility, the loan will be due in quarterly installments from October 2004 through April 2007.

Note I — Related Party Transactions

      The Company pays selling, general and administrative services fees to Arch Coal. Expenses are allocated based on Arch Coal’s best estimates of proportional or incremental costs, whichever is more representative of costs incurred by Arch Coal on behalf of the Company. Amounts allocated to the Company by Arch Coal were $4.2 million and $3.3 million for the quarters ended March 31, 2004 and 2003, respectively. These amounts are reported as selling, general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations.

Note J — Reclassifications

      Certain amounts in the 2003 financial statements have been reclassified to conform with the classifications in the 2004 financial statements with no effect on previously reported net income (loss) or members’ equity.

Note K — Supplemental Condensed Consolidating Financial Information

      In accordance with the indenture governing the Arch Western Finance senior notes, certain wholly-owned subsidiaries of the Company have fully and unconditionally guaranteed the senior notes on a joint and several basis. The following tables present condensed consolidating financial information for (i) the Company, (ii) the issuer of the senior notes (Arch Western Finance, LLC, a wholly-owned subsidiary of the Company), (iii) the Company’s wholly-owned subsidiaries (Thunder Basin Coal Company, L.L.C., Mountain Coal Company, L.L.C., and Arch of Wyoming, LLC), on a combined basis, which are guarantors under the Notes, and (iv) its majority owned subsidiary (Canyon Fuel Company, LLC) which is not a guarantor under the Notes. Amounts included in the following consolidating condensed financial statements for Canyon Fuel represent amounts recorded by the Company under the equity method of accounting.

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

STATEMENTS OF OPERATIONS

Quarter ended March 31, 2004

	Parent		Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands of dollars)
Coal sales	$—	$—	$139,848	$—	$—	$139,848
Cost of coal sales	2,536	—	125,095	—	—	127,631
Selling, general and administrative	4,211	—	—	—	—	4,211
Amortization of coal supply agreements	—	—	97	—	—	97

	6,747	—	125,192	—	—	131,939

Income from equity investment	16,386	—	—	1,272	(16,386)	1,272
Other operating income	3,290	—	1,037	—	—	4,327

	19,676	—	1,037	1,272	(16,386)	5,599

Income from operations	12,929	—	15,693	1,272	(16,386)	13,508
Interest expense	(12,321)	(12,483)	—	—	11,904	(12,900)
Interest income primarily from Arch Coal, Inc.	3,702	11,904	—	—	(11,904)	3,702

	(8,619)	(579)	—	—	—	(9,198)
Other non-operating income (expense)	(3,388)	—	—	—	—	(3,388)

Net income (loss)	$922	$(579)	$15,693	$1,272	$(16,386)	$922

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

BALANCE SHEET

March 31, 2004

	Parent		Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$—	$—	$94	$—	$—	$94
Trade accounts receivable	45,131	—	—	—	—	45,131
Other receivables	1,415	—	1,536	—	—	2,951
Inventories	—	—	38,105	—	—	38,105
Prepaid royalties	—	—	4,318	—	—	4,318
Other current assets	2,050	—	2,342	—	—	4,392

Total current assets	48,596	—	46,395	—	—	94,991

Property, plant and equipment, net	—	—	760,232	—	—	760,232
Investment in subsidiaries	1,182,054	—	—	146,846	(1,182,054)	146,846
Coal supply agreements	—	—	4,766	—	—	4,766
Receivable from Arch Coal, Inc.	376,844	—	—	—	—	376,844
Intercompanies	(1,100,112)	695,445	404,667	—	—	—
Other	7,522	14,399	2,704	—	—	24,625

Total other assets	466,308	709,844	412,137	146,846	(1,182,054)	553,081

Total assets	$514,904	$709,844	$1,218,764	$146,846	$(1,182,054)	$1,408,304

Accounts payable	$1,987	$—	$23,887	$—	$—	$25,874
Accrued expenses	5,238	12,085	61,719	—	—	79,042

Total current liabilities	7,225	12,085	85,606	—	—	104,916
Long-term debt	—	700,000	—	—	—	700,000
Accrued postretirement benefits other than pension	14,666	—	—	—	—	14,666
Asset retirement obligations	—	—	92,168	—	—	92,168
Accrued workers’ compensation	6,133	—	593	—	—	6,726
Other noncurrent liabilities	4,450	—	2,948	—	—	7,398

Total liabilities	32,474	712,085	181,315	—	—	925,874

Redeemable equity interests	4,775	—	—	—	—	4,775
Non-redeemable members’ equity	477,655	(2,241)	1,037,449	146,846	(1,182,054)	477,655
Total liabilities, redeemable equity interests and non-redeemable members’ equity	$514,904	$709,844	$1,218,764	$146,846	$(1,182,054)	$1,408,304

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

STATEMENT OF CASH FLOWS

Quarter Ended March 31, 2004

			Guarantor	Non-Guarantor
	Parent Company	Issuer	Subsidiaries	Subsidiaries	Consolidated

Operating activities
Cash provided by (used in) operating activities	$(734)	$—	$(8,128)	$831	$(8,031)

Investing activities
Capital expenditures	—	—	(16,955)	—	(16,955)
Proceeds from dispositions of capital assets	—	—	6	—	6
Additions to prepaid royalties	—	—	(10,000)	—	(10,000)

Cash used in investing activities	—	—	(26,949)	—	(26,949)

Financing activities
Debt financing costs	(97)	—	—	—	(97)
Transactions with affiliates	831	—	—	(831)	—
Cash provided by (used in) financing activities	734	—	—	(831)	(97)

Decrease in cash and cash equivalents	—	—	(35,077)	—	(35,077)
Cash and cash equivalents, beginning of period	—	—	35,171	—	35,171

Cash and cash equivalents, end of period	$—	$—	$94	$—	$94

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

STATEMENTS OF OPERATIONS

Quarter ended March 31, 2003

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Coal Sales	$—	$113,288	$—	$—	$113,288
Cost of coal sales	613	105,391	—	—	106,004
Selling, general and administrative	3,789	—	—	—	3,789
Amortization of coal supply agreements	—	95	—	—	95

	4,402	105,486	—	—	109,888

Income from equity investment	16,056	—	8,151	(16,056)	8,151
Other operating income	3,033	105	—	—	3,138

	19,089	105	8,151	(16,056)	11,289

Income from operations	14,687	7,907	8,151	(16,056)	14,689
Interest expense	(10,122)	(3)	—	—	(10,125)
Interest income primarily from Arch Coal, Inc.	3,546	1	—	—	3,547

	(6,576)	(2)	—	—	(6,578)

Income (loss) before cumulative effect	8,111	7,905	8,151	(16,056)	8,111
Cumulative effect of accounting change	(18,278)	—	—	—	(18,278)

Net income (loss)	$(10,167)	$7,905	$8,151	$(16,056)	$(10,167)

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

BALANCE SHEET

December 31, 2003

	Parent		Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$—	$—	$35,171	$—	$—	$35,171
Trade accounts receivable	48,135	—	—	—	—	48,135
Other receivables	3,061	—	1,377	—	—	4,438
Inventories	—	—	35,830	—	—	35,830
Other current assets	2,902	—	3,793	—	—	6,695

Total current assets	54,098	—	76,171	—	—	130,269

Property, plant and equipment, net	—	—	759,872	—	—	759,872
Investment in subsidiaries	1,166,270	—	—	146,180	(1,166,270)	146,180
Coal supply agreements	—	—	4,862	—	—	4,862
Receivable from Arch Coal, Inc.	351,866	—	—	—	—	351,866
Intercompanies	(1,058,804)	708,038	350,766	—	—	—
Other	1,050	14,712	2,704	—	—	18,466

Total other assets	460,382	722,750	358,332	146,180	(1,166,270)	521,374

Total assets	$514,480	$722,750	$1,194,375	$146,180	$(1,166,270)	$1,411,515

Accounts payable	$2,907	$—	$21,529	$—	$—	$24,436
Accrued expenses	8,939	24,413	57,126	—	—	90,478

Total current liabilities	11,846	24,413	78,655	—	—	114,914
Long-term debt	—	700,000	—	—	—	700,000
Accrued postretirement benefits other than pension	14,086	—	—	—	—	14,086
Asset retirement obligations	—	—	91,474	—	—	91,474
Accrued workers’ compensation	6,136	—	624	—	—	6,760
Other noncurrent liabilities	5,776	—	1,869	—	—	7,645

Total liabilities	37,844	724,413	172,622	—	—	934,879

Redeemable equity interests	4,746	—	—	—	—	4,746
Non-redeemable members’ equity	471,890	(1,663)	1,021,753	146,180	(1,166,270)	471,890
Total liabilities, redeemable equity interests and non-redeemable members’ equity	$514,480	$722,750	$1,194,375	$146,180	$(1,166,270)	$1,411,515

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

STATEMENT OF CASH FLOWS

Quarter Ended March 31, 2003

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

Operating activities
Cash provided by (used in) operating activities	$(4,859)	$6,412	$6,325	$7,878

Investing activities
Capital expenditures	—	(6,391)	—	(6,391)

Cash used in investing activities	—	(6,391)	—	(6,391)

Financing activities
Debt financing costs	(30)	—	—	(30)
Transactions with affiliates	6,325	—	(6,325)	—

Cash provided by (used in) financing activities	6,295	—	(6,325)	(30)

Increase in cash and cash equivalents	1,436	21	—	1,457
Cash and cash equivalents, beginning of period	194	55	—	249

Cash and cash equivalents, end of period	$1,630	$76	$—	$1,706

ARCH WESTERN RESOURCES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars) — (Continued)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Quarter Ended March 31, 2004

		Additions
	Balance at	Charged to Costs		Balance at
	Beginning of Year	and Expenses	Deductions	End of Year

Balance at March 31, 2004
Reserves deducted from asset accounts
Other assets — other notes and accounts receivable	$0	$0	$0	$0
Current assets — supplies inventory	8,739	165	0	8,904
Year Ended Dec. 21, 2003
Reserves deducted from asset accounts
Other assets — other notes and accounts receivable	383	0	383	0
Current assets — supplies inventory	8,304	622	187	8,739
Year Ended Dec. 21, 2002
Reserves deducted from asset accounts
Other assets — other notes and accounts receivable	383	0	0	383
Current assets — supplies inventory	8,129	628	453	8,304
Year Ended Dec. 21, 2001
Reserves deducted from asset accounts
Other assets — other notes and accounts receivable	$0	$383	$0	$383
Current assets — supplies inventory	8,232	562	665	8,129

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      The Issuer and each subsidiary guarantor are limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the Delaware LLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

      The Limited Liability Company Agreements of Arch of Wyoming, LLC and Arch Western Finance, LLC each provide that no member, director or officer of either company will be liable to the company, or any other person or entity who has an interest in the company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such member, director or officer in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such member, director or officer by the company’s limited liability company agreement, unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct. To the fullest extent permitted by applicable law, indemnified parties will be entitled to indemnification from the company for any loss, damage or claim incurred by an indemnified party by reason of any act or omission performed or omitted by an indemnified party in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on the indemnified party by the company’s limited liability company agreement, unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct; provided, however, that any indemnity will be provided out of and to the extent of the company’s assets only, and no member will have personal liability on account of any indemnification obligation.

      The Limited Liability Company Agreement of Arch Western Resources, LLC provides that no member or officer will be liable in damages for any act or failure to act in such person’s capacity as a member or officer on behalf of Arch Western Resources unless such act or omission constituted bad faith, gross negligence, fraud or willful misconduct of such person or a violation by such person of the Limited Liability Company Agreement of Arch Western Resources. Subject to the Limited Liability Company Agreement of Arch Western Resources, each member and officer will be indemnified and held harmless by Arch Western Resources, its receiver or trustee from and against any liability for damages and expenses, including reasonable attorneys’ fees and disbursements and amounts paid in settlement, resulting from any threatened, pending or completed action, suit or proceeding relating to or arising out of such person’s acts or omissions in such person’s capacity as a member or an officer on behalf of Arch Western Resources, except to the extent that such damages or expenses result from the bad faith, gross negligence, fraud or willful misconduct of such person or a violation by such person of the Limited Liability Company Agreement of Arch Western Resources. Any indemnity by Arch Western Resources, its receiver or trustee will be provided out of and to the extent of the property of Arch Western Resources only.

      The Bylaws of Mountain Coal Company, L.L.C. and Thunder Basin Coal Company, L.L.C. both provide that no director or officer of the company will have any liability to the company or its members for any losses sustained or liabilities incurred as a result of any act or omission of such director or officer if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the interests of the company and (ii) the conduct of the director or officer did not constitute actual fraud, gross negligence, or willful misconduct. The company will indemnify and hold harmless its directors and officers from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which an indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the company, regardless of whether an indemnitee continues to be a director or officer at the time any such liability or expense is paid or incurred, if (i) the indemnitee acted in good faith and in a manner it or he or she reasonably believed to be in, or not opposed to, the interests of the company, and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful and (ii) the indemnitee’s conduct did not constitute actual fraud, gross negligence or willful misconduct.

Item 21.	Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit
Number	Description

1.1	Purchase Agreement, dated June 19, 2003, by and among Arch Western Finance, LLC, Arch Coal, Inc., Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers (previously filed).
3.1	Certificate of Formation of Arch Western Finance, LLC (previously filed).
3.2	Limited Liability Company Agreement of Arch Western Finance, LLC (previously filed).
3.3	Certificate of Formation of Arch Western Resources, LLC (previously filed).
3.4	Limited Liability Company Agreement of Arch Western Resources, LLC (previously filed).
3.5	Certificate of Formation of Arch of Wyoming, LLC (previously filed).
3.6	Limited Liability Company Agreement of Arch of Wyoming, LLC (previously filed).
3.7	Certificate of Formation of Mountain Coal Company, LLC (previously filed).
3.8	Limited Liability Company Agreement of Mountain Coal Company, L.L.C. (previously filed).
3.9	First Amendment to Limited Liability Company Agreement of Mountain Coal Company, L.L.C. (previously filed).
3.10	Bylaws of Mountain Coal Company, L.L.C. (previously filed).
3.11	Certificate of Formation of Thunder Basin Coal Company, L.L.C. (previously filed).
3.12	Limited Liability Company Agreement of Thunder Basin Coal Company, L.L.C. (previously filed).
3.13	First Amendment to Limited Liability Company Agreement of Thunder Basin Coal Company, L.L.C. (previously filed).
3.14	Bylaws of Thunder Basin Coal Company, L.L.C. (previously filed).
4.1	Indenture, dated June 25, 2003, by and among Arch Western Finance, LLC, Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and The Bank of New York, as trustee (previously filed).
4.2	Form of 6 3/4% Senior Notes due 2013 (included in Exhibit 4.1).
4.3	Form of Guarantee (included in Exhibit 4.1).
4.4	Registration Rights Agreement, dated June 25, 2003, by and among Arch Western Finance, LLC, Arch Coal, Inc., Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers (previously filed).
4.5	Credit Agreement, dated as of September 19, 2003, by and among Arch Western Resources, LLC, the Lenders party thereto and PNC Bank, National Association, as administrative agent (previously filed).
4.6	First Amendment to Credit Agreement, dated as of December 22, 2003, by and among Arch Western Resources, LLC, the Lenders party thereto and PNC Bank, National Association, as administrative agent (previously filed).

Exhibit
Number	Description

4.7	Second Amendment to Credit Agreement, dated as of January 30, 2004, by and among Arch Western Resources, LLC, the Lenders party thereto and PNC Bank, National Association, as administrative agent (previously filed).
5.1	Opinion of Kirkpatrick & Lockhart LLP regarding the validity of the exchange notes (previously filed).
8.1	Opinion of Kirkpatrick & Lockhart LLP regarding certain tax matters (previously filed).
12.1	Statement re computation of ratios (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.1).
23.3	Consent of Weir International Mining Consultants (filed herewith).
24.1	Power of Attorney with respect to Arch Western Finance, LLC (previously filed).
24.2	Power of Attorney with respect to Arch Western Resources, LLC (previously filed).
24.3	Power of Attorney with respect to Arch of Wyoming, LLC (previously filed).
24.4	Power of Attorney with respect to Mountain Coal Company, L.L.C. (previously filed).
24.5	Power of Attorney with respect to Thunder Basin Coal Company, L.L.C. (previously filed).
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee (previously filed).
99.1	Letter of Transmittal (previously filed).
99.2	Notice of Guaranteed Delivery (previously filed).
99.3	Form of Exchange Agent Agreement (previously filed).

Item 22.	Undertakings.

(a)	The undersigned registrants hereby undertake that for purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	The undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrants, hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 11, 2004.

ARCH WESTERN FINANCE, LLC

By:	/s/ ROBERT J. MESSEY

Name: Robert J. Messey
Title: President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ ROBERT J. MESSEY Robert J. Messey	Director and President (Principal Executive, Financial and Accounting Officer)	May 11, 2004

/s/ ROBERT G. JONES Robert G. Jones	Director and Vice President	May 11, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 11, 2004.

ARCH WESTERN RESOURCES, LLC

By:	/s/ ROBERT J. MESSEY

Name: Robert J. Messey
Title: Vice President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Capacity	Date

* Robert W. Shanks		President (Principal Executive Officer)

/s/ ROBERT J. MESSEY Robert J. Messey		Vice President (Principal Financial and Accounting Officer)	May 11, 2004

Arch Western Acquisition Corporation		Sole Managing Member	May 11, 2004

By:	/s/ ROBERT J. MESSEY

Its:	Vice President

*By:	/s/ ROBERT G. JONES Robert G. Jones	Attorney-in-Fact	May 11, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 11, 2004.

ARCH OF WYOMING, LLC

By:	/s/ JAMES E. FLORCZAK

Name: James E. Florczak
Title: Vice President & Treasurer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Capacity	Date

* Paul A. Lang		Director, President and General Manager (Principal Executive Officer)

/s/ ROBERT J. MESSEY Robert J. Messey		Principal Financial Officer	May 11, 2004

* Robert W. Shanks		Director

* Kenneth G. Woodring		Director

*By:	/s/ ROBERT G. JONES Robert G. Jones	Attorney-in-Fact	May 11, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 11, 2004.

MOUNTAIN COAL COMPANY, L.L.C.

BY:	/s/ JAMES E. FLORCZAK

Name: James E. Florczak
Title: Vice President & Treasurer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Capacity	Date

* Eugene E. DiClaudio		Director, President and General Manager (Principal Executive Officer)

/s/ ROBERT J. MESSEY Robert J. Messey		Principal Financial and Accounting Officer	May 11, 2004

* Robert W. Shanks		Director

* Kenneth G. Woodring		Director

*By:	/s/ ROBERT G. JONES Robert G. Jones	Attorney-in-Fact	May 11, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 11, 2004.

THUNDER BASIN COAL COMPANY, L.L.C.

By:	/s/ ROBERT J. MESSEY

Name: Robert J. Messey
Title: Vice President

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Capacity	Date

* Paul A. Lang		Director, President and General Manager (Principal Executive Officer)

/s/ ROBERT J. MESSEY Robert J. Messey		Vice President (Principal Financial and Accounting Officer)	May 11, 2004

* C. Henry Besten, Jr.		Director

* Robert W. Shanks		Director

* Kenneth G. Woodring		Director

*By:	/s/ ROBERT G. JONES Robert G. Jones	Attorney-in-Fact	May 11, 2004

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Purchase Agreement, dated June 19, 2003, by and among Arch Western Finance, LLC, Arch Coal, Inc., Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers (previously filed).
3.1	Certificate of Formation of Arch Western Finance, LLC (previously filed).
3.2	Limited Liability Company Agreement of Arch Western Finance, LLC (previously filed).
3.3	Certificate of Formation of Arch Western Resources, LLC (previously filed).
3.4	Limited Liability Company Agreement of Arch Western Resources, LLC (previously filed).
3.5	Certificate of Formation of Arch of Wyoming, LLC (previously filed).
3.6	Limited Liability Company Agreement of Arch of Wyoming, LLC (previously filed).
3.7	Certificate of Formation of Mountain Coal Company, L.L.C. (previously filed).
3.8	Limited Liability Company Agreement of Mountain Coal Company, L.L.C. (previously filed).
3.9	First Amendment to Limited Liability Company Agreement of Mountain Coal Company, L.L.C. (previously filed).
3.10	Bylaws of Mountain Coal Company, L.L.C. (previously filed).
3.11	Certificate of Formation of Thunder Basin Coal Company, L.L.C. (previously filed).
3.12	Limited Liability Company Agreement of Thunder Basin Coal Company, L.L.C. (previously filed).
3.13	First Amendment to Limited Liability Company Agreement of Thunder Basin Coal Company, L.L.C. (previously filed).
3.14	Bylaws of Thunder Basin Coal Company, L.L.C. (previously filed).
4.1	Indenture, dated June 25, 2003, by and among Arch Western Finance, LLC, Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and The Bank of New York, as trustee (previously filed).
4.2	Form of 6 3/4% Senior Notes due 2013 (included in Exhibit 4.1).
4.3	Form of Guarantee (included in Exhibit 4.1).
4.4	Registration Rights Agreement, dated June 25, 2003, by and among Arch Western Finance, LLC, Arch Coal, Inc., Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers (previously filed).
4.5	Credit Agreement, dated as of September 19, 2003, by and among Arch Western Resources, LLC, the Lenders party thereto and PNC Bank, National Association, as administrative agent (previously filed).
4.6	First Amendment to Credit Agreement, dated as of December 22, 2003, by and among Arch Western Resources, LLC, the Lenders party thereto and PNC Bank, National Association, as administrative agent (previously filed).
4.7	Second Amendment to Credit Agreement, dated as of January 30, 2004, by and among Arch Western Resources, LLC, the Lenders party thereto and PNC Bank, National Association, as administrative agent (previously filed).
5.1	Opinion of Kirkpatrick & Lockhart LLP regarding the validity of the exchange notes (previously filed).
8.1	Opinion of Kirkpatrick & Lockhart LLP regarding certain tax matters (previously filed).
12.1	Statement re computation of ratios (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.1).
23.3	Consent of Weir International Mining Consultants (filed herewith).
24.1	Power of Attorney with respect to Arch Western Finance, LLC (previously filed).
24.2	Power of Attorney with respect to Arch Western Resources, LLC (previously filed).
24.3	Power of Attorney with respect to Arch of Wyoming, LLC (previously filed).
24.4	Power of Attorney with respect to Mountain Coal Company, L.L.C. (previously filed).

Exhibit
Number	Description

24.5	Power of Attorney with respect to Thunder Basin Coal Company, L.L.C. (previously filed).
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee (previously filed).
99.1	Letter of Transmittal (previously filed).
99.2	Notice of Guaranteed Delivery (previously filed).
99.3	Form of Exchange Agent Agreement (previously filed).